 As filed with the Securities and Exchange Commission on February 4, 2000
                                           Registration Statement No. 333-92011

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                --------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                                --------------

                         CYPRESS COMMUNICATIONS, INC.
            (Exact Name of Registrant as Specified in its Charter)

                                --------------

           Delaware                             4813                         58-2330270
 (State or Other Jurisdiction       (Primary Standard Industrial          (I.R.S. Employer
foIncorporation or Organization)     Classification Code Number)         Identification No.)

                                --------------

                      Fifteen Piedmont Center, Suite 710
                            Atlanta, Georgia 30305
                                (404) 869-2500
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive office)

                                --------------

                               R. Stanley Allen
                            Chief Executive Officer
                         Cypress Communications, Inc.
                      Fifteen Piedmont Center, Suite 710
                            Atlanta, Georgia 30305
                                (404) 869-2500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:

              Gilbert G. Menna, P.C.                      John D. Watson, Jr., Esq.
           Goodwin, Procter & Hoar LLP                         Latham & Watkins
                  Exchange Place                   1001 Pennsylvania Ave., N.W., Suite 1300
         Boston, Massachusetts 02109-2881                Washington, D.C. 20004-2505
                  (617) 570-1000                                (202) 637-2200

                                --------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                --------------

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. We may not sell these securities until the registration statement + +filed with the Securities and Exchange Commission becomes effective. This +
+preliminary prospectus is not an offer to sell these securities nor a         +
+solicitation of an offer to buy these securities in any jurisdiction where    +
+the offer or sale is not permitted.                                           +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED FEBRUARY 4, 2000

PRELIMINARY PROSPECTUS

                               10,000,000 Shares

[LOGO OF CYPRESS COMMUNICATIONS]

                                  Common Stock

                                --------------

This is an initial public offering of 10,000,000 shares of common stock of Cypress Communications, Inc. We are selling all of the shares of common stock offered under this prospectus.

It is currently estimated that the initial public offering price will be between $14.00 and $16.00 per share. We have applied to have our common stock approved for listing on the Nasdaq National Market under the symbol "CYCO."

See "Risk Factors" beginning on page 6 about risks you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                --------------

                                                                     Per
                                                                    Share Total
                                                                    ----- ------
   Public offering price........................................... $     $
   Underwriting discount........................................... $     $
   Proceeds, before expenses, to us................................ $     $

                                --------------

The underwriters may purchase up to an additional 1,500,000 shares of common stock from us at the initial public offering price less the underwriting discount to cover over-allotments.

The underwriters expect to deliver the shares against payment in New York, New
York on               , 2000.

                                --------------

Bear, Stearns & Co. Inc.
               Donaldson, Lufkin & Jenrette
                                                             J.C. Bradford & Co.

               The date of this prospectus is             , 2000.

                              OUTSIDE FRONT GATE

                                [COMPANY LOGO]

                               INSIDE FRONT GATE

[Map of the United States depicting Buildings under contract with the Registrant in major markets which include Atlanta, Boston, Chicago, Dallas, Denver, Houston, Los Angeles, Minneapolis, New York, Phoenix, San Francisco and Washington, D.C. The map illustrates those markets with completed buildings and those with buildings under contract]

                               PROSPECTUS SUMMARY

   The following summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus and the financial statements.

Our Company

   We provide a full range of communications services to small and medium-sized businesses located in multi-tenant office buildings in major metropolitan markets throughout the United States. We offer local and long distance voice services, digital telephone systems, high speed, always-on Internet access, business television, voicemail, e-mail, web site hosting and other enhanced communications services. We differentiate ourselves from other communications companies by providing a single-source solution with a high degree of customer service and responsiveness. Our services are delivered over state-of-the-art fiber-optic, digital and broadband, or high capacity, networks that we design, construct, own and operate inside large and medium-sized office buildings. We gain access to these buildings by executing long-term license agreements with property owners and building managers.

   As of xber 31, 1999, we were operating our networks in 116 buildings representing approximately 30 million rentable square feet in 12 major metropolitan areas. Overall, we have long-term license agreements with building owners and property managers giving us the right to install and operate our networks in more than 730 buildings representing more than 229 million rentable square feet in 50 major metropolitan areas. We have not been profitable over the course of our limited operating history and we expect continued net losses for the foreseeable future as we deploy our in-building networks. For the nine months ended September 30, 1999, our revenues grew 266% over the nine months ended September 30, 1998. We experienced a $9.0 million net loss in the nine months ended September 30, 1999 as compared to a $2.7 million net loss in the nine months ended September 30, 1998.

Our Solution

   We believe that it is difficult for small and medium-sized businesses to evaluate the many communications providers and services available to them and to secure affordable access to the advanced communications services they require. To meet these needs, we provide our customers with a high-quality, affordable single-source solution designed to address all of their various communications requirements.

  . A comprehensive solution from a single source. We effectively function as our customers' communications manager and provide the convenience of "one stop shopping."

  . A reliable, feature-rich communications package with performance levels and pricing that have traditionally been available only to large corporations. Our solution includes high speed, always-on Internet access, state-of-the-art, multi-function telephone equipment and reliable performance supported by our multiple carriers, backup network components and emergency power supplies.

  . Rapid installation and service expansion with minimal capital outlay by customers. We deliver our comprehensive package of services to a new customer within a few days of receiving an order and can often provide same day service for existing customers requesting new services. Additionally, because we provide telephone equipment to most of our customers and can upgrade this equipment as needed, our customers avoid significant capital outlays and substantially mitigate the risks of encountering communications capacity constraints.

  . On-site or near-site customer service and support. Each of our customers is assigned a dedicated, experienced account team available on a 24x7 basis to address customer inquiries.

Our Strategy

  . Provide a broad and growing range of communications services under long-term customer contracts.

  .  Provide superior customer service through dedicated account teams.

  . Control the critical "last few feet" between our customers and out-of-building networks to position us as "gatekeeper" to our in-building customers.

  . Leverage our experience and first mover advantage to rapidly secure additional licenses with building owners.

  . Deploy cost effective, flexible networks by committing capital only after entering into long-term license agreements and by using a combination of transmission technologies provided by multiple vendors.

  . Opportunistically pursue strategic acquisitions and relationships to expand our customer base and geographic presence.

                                  The Offering

Common stock offered.............. 10,000,000 shares

Common stock to be outstanding
 after the offering............... 45,856,415 shares

Use of proceeds................... We intend to use approximately $100.0 million of the net proceeds for the
                                   construction of additional in-building
                                   networks and the purchase of communications
                                   equipment, approximately $10.0 million for
                                   implementation and modification of
                                   information systems and the remainder for
                                   working capital and general corporate
                                   purposes.

Proposed Nasdaq National Market    CYCO
 Symbol...........................

   The number of shares of common stock that will be outstanding after this offering is based on the 2,759,806 shares outstanding as of December 31, 1999, plus:

  .  10,000,000 shares of common stock to be sold by us in this offering;

  . 32,815,359 shares of common stock to be issued at the completion of this offering upon the conversion of all of our outstanding convertible preferred stock; and

  . 281,250 shares of common stock to be issued in connection with our agreed-upon investment in SiteConnect, a Seattle-based provider of communications services.

   The number of shares of common stock to be outstanding after this offering excludes:

  . 1,500,000 shares of common stock issuable pursuant to the over-allotment option;

  . 5,820,976 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $1.60 as of December 31, 1999;

  . 5,756,125 shares of common stock reserved for issuance in connection with future grants under our stock option plan;

  . 900,000 shares of common stock reserved for issuance under our employee stock purchase plan; and

  . up to 11,144,658 shares of common stock issuable upon the exercise of warrants with an exercise price of $4.22 per share. We issued these warrants to several real estate owners and operators in connection with their execution of master license agreements giving us the right to install and operate our networks in their buildings. The exact number of shares of common stock underlying the warrants, which is based on the gross leasable area of the buildings set forth in the master license agreements, will not be determined until the completion of due diligence and the finalization of the building schedules, which is expected to occur shortly. The warrants are exercisable for a period of ten years, but cannot be exercised until six months following completion of this offering.

   All information in this prospectus regarding shares of common stock and per share amounts has been retroactively adjusted to reflect the proposed 4.5-for-1 stock split to occur in connection with this offering.

                                ----------------

   The address of our principal executive offices is Fifteen Piedmont Center, Suite 710, Atlanta, Georgia 30305 and our telephone number is (404) 869-2500. Our website address is www.cypresscom.net. The information on our website is not a part of this prospectus.

                        Summary Financial and Other Data

   You should read the following summary financial and other data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes, all of which appear elsewhere in this prospectus. The following summary statement of operations data for the 6 1/2 months ended July 15, 1997, the 5 1/2 months ended December 31, 1997, and the year ended December 31, 1998 and the balance sheet data as of December 31, 1998 have been derived from our audited financial statements. The summary statement of operations data for the nine months ended September 30, 1998 and 1999 and the summary balance sheet data as of September 30, 1999 are derived from our unaudited financial statements. Operating results for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the entire year.

                         Predecessor                      Cypress
                        ------------ ----------------------------------------------------
                        6 1/2 Months 5 1/2 Months                   Nine Months Ended
                            Ended       Ended       Year Ended        September 30,
                          July 15,   December 31,  December 31,  ------------------------
                           1997(1)       1997          1998         1998         1999
                         ----------  ------------  ------------  -----------  -----------
                                                                       (unaudited)
Statement of Operations
 Data:
Revenues................  $ 248,235  $   461,167   $ 2,417,816   $ 1,428,497  $ 5,227,727
Operating expenses:
  Cost of services......    221,596      381,518     1,539,846       944,760    3,248,377
  Sales and marketing...    122,055      326,861     1,470,107     1,075,039    2,466,844
  General and
   administrative.......    255,175      567,748     2,436,221     1,597,974    5,604,135
  Amortization of
   deferred
   compensation.........          0            0       117,593        16,878    1,384,945
  Depreciation and
   amortization.........     66,217      288,737       891,788       587,800    1,650,253
                          ---------  -----------   -----------   -----------  -----------
     Total operating
     expenses...........    665,043    1,564,864     6,455,555     4,222,451   14,354,554
                          ---------  -----------   -----------   -----------  -----------
  Operating loss........   (416,808)  (1,103,697)   (4,037,739)   (2,793,954)  (9,126,827)
  Interest income, net..      6,253      107,669       232,279        66,911      168,120
                          ---------  -----------   -----------   -----------  -----------
  Loss before income
   taxes................   (410,555)    (996,028)   (3,805,460)   (2,727,043)  (8,958,707)
  Income tax benefit....        --        59,252           --            --           --
                          ---------  -----------   -----------   -----------  -----------
  Net loss .............  $(410,555) $  (936,776)  $(3,805,460)  $(2,727,043) $(8,958,707)
                          =========  ===========   ===========   ===========  ===========
  Net loss per share of
   common stock:
  Basic and diluted.....             $      (.36)  $     (1.44)  $     (1.03) $     (3.40)
                                     ===========   ===========   ===========  ===========
  Weighted average
   shares of common
   stock outstanding:
  Basic and diluted.....               2,636,906     2,636,906     2,636,906    2,636,906
                                     ===========   ===========   ===========  ===========

--------

(1) We were formed as a limited liability company under the laws of Georgia on August 16, 1995. On July 15, 1997, we completed a transaction in which our predecessor company was merged into a Delaware corporation. See Note 1 to our financial statements.

   The pro forma balance sheet information below reflects the sale since September 30, 1999 of 4,161,974 shares of our series C preferred stock for total proceeds of approximately $79.1 million and the issuance of 281,250 shares of our common stock to occur in connection with our agreed-upon investment in SiteConnect.

   The pro forma as adjusted balance sheet information reflects the above adjustments, as well as receipt of the estimated net proceeds of $137.1 million from this offering, assuming an initial public offering price of $15.00 per share, and the conversion upon the completion of this offering of all convertible preferred stock into common stock.

                            As of
                         December 31,
                             1998             As of September 30,1999
                         ------------  ----------------------------------------
                                                    (unaudited)     Pro Forma
                            Actual        Actual      Pro Forma    As Adjusted
                         ------------  ------------  ------------  ------------
Balance Sheet Data:
Cash and cash
 equivalents............ $11,057,696   $      3,378  $ 79,200,701  $216,300,701
Property and equipment,
 net....................   6,291,413     11,645,639    11,645,639    11,645,639
Total assets............  20,571,247     15,196,621    98,612,694   235,712,694
Total liabilities.......   2,368,935      4,509,297     4,509,297     4,509,297
Convertible redeemable
 preferred stock........  21,317,263     21,376,037   100,453,537           --
Stockholders' (deficit)
 equity.................  (3,114,951)   (10,688,713)   (6,350,140)  231,203,397

   As used in the table below, EBITDA consists of net loss excluding net interest, income taxes and depreciation and amortization. EBITDA excludes depreciation and amortization expenses of $66,217, $288,737, $1,009,381, $604,678, and $3,035,198 for the 6 1/2 months ended July 15, 1997, the 5 1/2 months ended December 31, 1997, the year ended December 31, 1998, and the nine months ended September 30, 1998 and 1999, respectively. We expect that depreciation and amortization will increase considerably as we enter into additional property license agreements and deploy additional in-building networks. We believe that because EBITDA is a measure of financial performance it is useful to investors and analysts as an indicator of a company's ability to fund its operations and to service or incur debt. However, EBITDA is not a measure calculated under generally accepted accounting principles. Other companies may calculate EBITDA or other similarly titled measures differently from us; consequently, our calculation of EBITDA may not be comparable to other companies' calculations of EBITDA or other similarly titled measures. EBITDA is not an alternative to operating income as an indicator of our operating performance or an alternative to cash flows from operating activities as a measure of liquidity, and investors should consider these measures as well. We do not expect to generate positive EBITDA in the near term.

                           Predecessor                           Cypress
                         ---------------- -------------------------------------------------------
                           6 1/2 Months    5 1/2 Months                     Nine Months Ended
                               Ended           Ended      Year Ended          September 30,
                             July 15,      December 31,   December 31,  -------------------------
                               1997            1997           1998         1998          1999
                         ---------------- --------------- ------------  -----------  ------------
                                                                              (unaudited)
Other Operating Data:
Net cash used in
 operating activities...   $  (236,525)     $  (577,322)  $ (2,914,905) $(1,971,373) $ (5,775,126)
Net cash used in
 investing activities...      (352,359)      (1,739,266)    (4,991,641)  (1,691,993)   (5,172,675)
Net cash provided by
 (used in) financing
 activities.............       165,979        5,962,832     15,293,177   15,535,276      (106,517)
EBITDA..................      (350,591)        (814,960)    (3,028,358)  (2,189,276)   (6,091,629)
Capital expenditures....      (352,359)        (838,364)    (2,887,243)  (1,691,993)   (5,392,075)
Markets served..........             1                2              4            2             9
Buildings served........            16               19             39           24            96
Rentable square feet in
 buildings served.......   2.6 million      3.6 million   11.0 million  5.5 million  23.5 million

                                  RISK FACTORS

   This offering involves a high degree of risk. You should carefully consider the following risk factors before you decide to buy our common stock. You should also consider the other information in this prospectus.

We expect our losses to continue to increase for the foreseeable future

   Since our formation we have generated increasing negative EBITDA and larger net losses each quarter. We have not achieved profitability and expect to continue to incur increasing negative EBITDA and larger net losses for the foreseeable future. For 1998, we had negative EBITDA of $3,028,358 and a net loss of $3,805,460 on revenues of $2,417,816. For the first nine months of 1999, we had negative EBITDA of $6,091,629 and a net loss of $8,958,707 on revenues of $5,227,727. In addition, we expect to continue to incur significant costs as we deploy additional in-building networks and, as a result, we will need to generate significant revenue to achieve profitability, which may not occur.

Our business has grown rapidly and our business model is still evolving, which makes it difficult to evaluate our prospects

   We have grown our business rapidly and have experienced significant losses in our efforts to penetrate our market. We will continue to make substantial capital expenditures in deploying our networks before we know whether our business plan can be successfully executed. As a result, there is a risk that our business will fail. Additionally, our limited operating history makes it difficult to evaluate the execution of our business model thus far. Furthermore, because the market for services of in-building communications providers is not well established, it is difficult for you to compare our company with our competitors.

We are an early-stage company in an unproven industry and if we do not grow rapidly or obtain additional capital we will not succeed

   We began operating our first in-building network in June 1996 and were operating 116 in-building networks as of December 31, 1999. We must, however, continue to grow rapidly in order to succeed. Because the communications industry is capital intensive, rapidly evolving and subject to significant economies of scale, as a relatively small organization we are at a competitive disadvantage. The growth we must achieve to reduce that disadvantage will put a significant strain on all of our resources. Our current capital resources, including our cash on hand, together with the proceeds of this offering, will be sufficient to fund our operations and the projected deployment of additional in-building networks only through mid-2001. We will require substantial additional capital beyond then to finance our future operations according to our current business plan. If we fail to grow rapidly or obtain additional capital, we may not be able to compete with larger, more well-established companies.

   Additionally, we are unaware of any industry studies which have specifically addressed the market for services of in-building communications providers. The demand for bundled services from in-building communications providers is unproven and may grow less than the demand for communications services generally, or not at all. Furthermore, our own growth rate may not match the growth rate of the in-building communications market as a whole.

Our business plan cannot succeed unless we continue to obtain license agreements with building owners and managers

   Our business depends upon our ability to install in-building networks. The failure of building owners or managers to grant or renew access rights on acceptable terms, or any deterioration in our existing relationships with building owners or managers, could harm our marketing efforts and could substantially reduce our potential customer base. Current federal and state regulations do not require building owners to make space available to us, or to do so on terms that are reasonable or nondiscriminatory. Building owners or managers may decide not to permit us to install our networks in their buildings or may elect not to renew our license agreements. Non-renewal of these agreements would reduce our revenues and we might not recover all of our infrastructure costs.

We must place our network infrastructures in additional buildings before our competitors do or we will face a substantial competitive disadvantage

   Our success will depend upon our ability to quickly obtain license agreements and install our in-building networks in many more buildings. This is crucial in order to establish a first-mover advantage. We may not be able to accomplish this. Each building in which we do not build a network is particularly vulnerable to competitors. In addition, future expansions and adaptations of our network infrastructures may be necessary to respond to growth in the number of customers served, increased capacity demands and changes to our services; otherwise other companies could be encouraged to compete in buildings where we have installed networks.

   In addition, future expansion will require us to outsource a significant portion of the installation of our in-building networks. Any delays in obtaining, or interruption in, the services of these third party installers could delay our plans to install in-building networks, impair our ability to acquire or retain customers and harm our business generally.

We may not be able to efficiently manage our growth, which could harm our business

   Future expansion will place significant additional strains on our personnel, financial and other resources. The failure to efficiently manage our growth could adversely affect the quality of our services, our business and our financial condition. Our ability to manage our growth will be particularly dependent on our ability to develop and retain an effective sales force and qualified technical and managerial personnel. The competition for qualified sales, technical and managerial personnel in the communications industry is intense, and we may not be able to hire and retain sufficient qualified personnel. In this regard, we note that we do not have employment contracts with our key personnel. In addition, we may not be able to maintain the quality of our operations, to control our costs, to maintain compliance with all applicable regulations, and to expand our internal management, technical, information and accounting systems in order to support our desired growth.

Our business will be harmed if our information support systems are not further developed

   Sophisticated information processing systems, including billing, are vital to our growth and our ability to achieve operating efficiencies. A failure of these systems could substantially impair our ability to provide services, send invoices and monitor our operations. Among the systems we have identified as being presently inadequate to meet the increased demands of our anticipated growth are work-flow and customer priority management, human resources, sales and customer support and fixed asset management, and there may be other systems we have not identified that are in need of improvement. We estimate that modifying or replacing these systems will cost approximately $10 million in fiscal year 2000. Our plans for the development and implementation of these systems rely largely upon acquiring products and services offered by third-party vendors and integrating those products and services. We may be unable to implement these systems on a timely basis or at all, and these systems may not perform as expected. We may also be unable to maintain and upgrade our operational support systems as necessary.

We operate in a highly competitive market, and we may not be able to compete effectively against established competitors with greater financial resources and diverse strategic plans

   We face competition from many communications providers with significantly greater financial resources, well-established brand names, larger customer bases and diverse strategic plans and technologies. Intense competition has led to declining prices and margins for many communications services. We expect this trend to continue as competition intensifies in the future. We expect significant competition from traditional and new communications companies, including local, long distance, cable modem, Internet, digital subscriber line, fixed and mobile wireless and satellite data service providers, some of which are described in more detail below. If these potential competitors successfully focus on our market, we may face intense competition which could harm our business. In addition, we may also face severe price competition for building access rights, which could result in higher sales and marketing expenses and lower profit margins.

 We face competition from other in-building communications providers

   Some competitors, such as Allied Riser Communications, Broadband Office and OnSite Access, are attempting to gain access to office buildings in our target markets. To the extent these competitors are successful, we may face difficulties in building our networks and marketing our services within some of our target buildings. Because our agreements to use utility shaft space within buildings are generally not exclusive, owners of such buildings could also give similar rights to our competitors. Certain competitors already have rights to install networks in some of the buildings in which we have rights to install our networks. It is not clear whether it will be profitable for two or more different companies to operate networks within the same building. Therefore, it is critical that we build our networks in our target buildings quickly, before our competitors do so. If a competitor installs a network in a building in which we operate, there will likely be substantial price competition.

 We face competition from local telephone companies

   Incumbent local telephone companies, including GTE and regional Bell operating companies such as Bell Atlantic and BellSouth, have several competitive advantages over us, including established brand names and reputations and significant capital to rapidly deploy or leverage existing communications equipment and broadband networks. They often market their services to tenants of buildings within our target markets and selectively construct in-building facilities. Additionally, the regional Bell operating companies are now permitted to provide long distance services in territories where they are not the dominant provider of local services. These companies may also provide long distance services in the territories where they are the dominant provider of local services if they satisfy a regulatory checklist established by the Federal Communications Commission. In December 1999, the FCC ruled that Bell Atlantic has met these requirements in New York and may provide long distance services in New York. If other regional Bell operating companies are permitted to provide long distance services in territories where we operate, we could face greater price competition.

 We face competition from long distance companies

   We will face strong competition from long distance companies. Many of the leading long distance carriers, including AT&T, MCI WorldCom and Sprint, could begin to build their own in-building voice and data networks. The newer national long distance carriers, such as Level 3, Qwest and Williams Communications, are building and managing high speed fiber-based national voice and data networks, partnering with Internet service providers, and may extend their networks by installing in-building facilities and equipment.

 We face competition from fixed wireless service providers

   We may lose potential customers to fixed wireless service providers. Fixed wireless service providers are communications companies who can provide high speed communications services to customers using microwave or other facilities or satellite earth stations on building rooftops. Some of these providers have targeted small and medium-sized business customers and have a business strategy that is similar to ours. These providers include Advanced Radio Telecom, NEXTLINK and Winstar.

 We face competition from Internet service providers, digital subscriber line companies and cable-based service providers

   The services provided by Internet service providers, digital subscriber line companies and cable-based service providers can be used by our potential customers instead of our services. Internet service providers, such as Concentric Networks, EarthLink and PSINet, provide Internet access to residential and business customers, generally using the existing communications infrastructure. Digital subscriber line companies and/or their Internet service provider customers, such as Covad, NorthPoint and Rhythms NetConnections, typically provide broadband Internet access using digital subscriber line technology, which enables data traffic to be transmitted over standard copper telephone lines at much higher speeds than these lines would normally allow. Cable-based service providers, such as Excite@Home and its @Work subsidiary, RCN Telecom Services and Road Runner, also provide broadband Internet access. These various providers may also offer traditional or Internet-based voice services to compete with us.

Competitors might use new or alternative technologies to offer better or less expensive services than we can offer

   In addition to the fiber-optic technology that our networks employ, there are other technologies that provide greater bandwidth than traditional copper wire transmission technology and may be used instead of our voice and data services. Furthermore, these technologies may be improved and other new technologies may develop that provide greater bandwidth than the fiber-optic based technology we utilize. Existing alternative technologies include:

  . Digital Subscriber Line Technology. Digital subscriber line technology was developed to produce higher data transfer rates over the existing copper-based telephone network. The data transfer rates for digital subscriber lines are reported to range between 144,000 bits of data per second and six million bits of data per second.

  . Cable Modems. Cable modems can allow users to send and receive data using cable television distribution systems. According to industry sources, cable modem users typically experience download speeds of 1.5 million bits of data per second.

  . Wireless Technologies. Wireless technologies, such as satellite and microwave communications systems, can provide high speed data communications. Satellite systems, such as DirecPC, can offer high download speeds that are advertised at 400,000 bits of data per second or higher.

  . Integrated Services Digital Networks. Integrated services digital networks have been offered by the incumbent local telephone companies over the existing copper-based telephone network for some time. These services offer data transfer speeds of 128,000 bits of data per second.

  . Internet Telephony. Several competitors have deployed, and others are developing, Internet telephony, whereby voice calls may be made over the Internet. The sound quality of these services has improved since their introduction.

   The development of new technologies or the significant penetration of alternative technologies into our target market may reduce the demand for our services and harm our business.

Legislation and government regulation could adversely affect us

   Many of our services are subject to federal, state and/or local regulation. As we continue to expand our operations geographically, we will become subject to the regulation of additional jurisdictions. If we fail to comply with all applicable regulations or experience delays in obtaining required approvals, our business could be harmed. For example, we must make regular filings in some of the states in which we operate and could be fined if we do not timely make these filings. Additionally, compliance with these regulatory requirements may be costly. Regulations governing communications services also change from time to time in ways that are difficult to predict. Such changes may harm our business by increasing competition, decreasing revenue, increasing costs or impairing our ability to offer services. For example, the FCC could mandate that building owners give access to competitive providers of communications services.

If our interpretation of regulations applicable to our operations is incorrect, we may incur additional expenses or become subject to more stringent regulation

   Some of the jurisdictions where we provide services have little, if any, written regulations regarding our operations. In addition, the written regulations and guidelines that do exist in a jurisdiction may not specifically address our operations. If our interpretations of these regulations and guidelines is incorrect, we may incur additional expenses to comply with additional regulations applicable to our operations.

Regulation of access to office buildings could negatively affect our business

   There have been proposals to require that commercial office buildings give access to competitive providers of communications services, and some states, such as California and Texas, already have similar laws. Regulatory or legal requirements that mandate access rights to our target buildings or our networks would facilitate our competitors' entry into buildings where we have access rights. Our competitors' access to buildings in which we operate could diminish the value of our access rights to that property and adversely affect our competitive position. Increased access would be particularly detrimental in buildings in which we currently have exclusive or semi-exclusive access rights. Recently, the FCC initiated a regulatory proceeding relating to utility shaft access in multiple tenant buildings, and a bill was introduced in Congress regarding the same topic. Some of the issues being considered in these developments include requiring building owners to provide utility shaft access to communications carriers, and requiring some communications providers to provide access to their wiring to other communications providers. We do not know whether or in what form these proposals will be adopted.

We must purchase voice and data transmission capacity from third parties who may be unable or unwilling to meet our requirements

   We rely upon other communications carriers, such as local telephone companies, long distance companies and Internet service providers, to provide transmission capacity from the buildings we serve. Our failure to obtain adequate connections from other carriers on a timely basis could delay or impede our ability to provide services and generate revenue. We have experienced, and expect to continue to experience, delays in obtaining transmission capacity. In addition, in some of our target markets there is only one established carrier available to provide the necessary connection. This increases our cost and makes it extremely difficult, if not impossible, to obtain sufficient backup, or redundant, connections. Sufficient capacity or redundant capacity may not be readily available from third parties at commercially reasonable rates, if at all. Our failure to obtain sufficient redundant connectivity could result in an inability to provide service in certain buildings and service interruptions, which could in time lead to loss of customers and damage to our reputation. Additionally, many of the communications carriers we rely on for transmission capacity are also our direct competitors. See "--We operate in a highly competitive market, and we may not be able to compete effectively against established competitors with greater financial resources and diverse strategic plans."

 We rely on local telephone companies for transmission capacity

   As noted above, we rely on local telephone companies for transmission capacity. The rates we pay to the local telephone companies are generally approved by the regulatory agency with jurisdiction over that carrier. Local telephone companies may try to modify the terms under which they provide us services to make it more difficult or more costly for us to provide services to our tenants. Changes to the rates that local telephone companies charge us may prevent us from providing services to our tenants at rates that are competitive and profitable. Further, local telephone companies may not provide us access to their network facilities in a prompt and efficient manner.

 We rely on long distance providers for transmission capacity

   We also rely on long distance providers for transmission capacity. The rates that we pay these providers have generally been decreasing over time. These rates may, however, rise in the future as a result of changes in regulation or otherwise. Further, the rates we pay some long distance providers are contingent upon our meeting minimum volume commitments. If we fail to meet these volume requirements, our rates may rise. Increases in the rates we pay for long distance service may make it more costly for us to provide these services to our tenants. Further, long distance providers may not provide us with access to their network facilities in a prompt and efficient manner.

 We rely on Internet service providers for transmission capacity

   With respect to Internet connectivity, we obtain the Internet access we provide to our tenants from Internet service providers at negotiated rates. In some instances, we must meet minimum volume commitments to receive the negotiated rates. If we fail to meet the minimum volume commitments, our rates and costs may rise. Further, Internet service providers may not provide us with access to their network facilities in a prompt and efficient manner.

 We have commitments to pay third parties for transmission capacity, regardless of whether we use their services

   As of December 31, 1999, we have committed to pay approximately $1.9 million for services from other communications carriers through 2002. We will have to pay those carriers even if we do not use their services.

Our business could suffer from a reduction or interruption from our equipment suppliers

   We purchase our equipment from various vendors. Any reduction in or interruption of deliveries from our major equipment suppliers, such as Nortel Networks or Cisco Systems, could delay our plans to install in-building networks, impair our ability to acquire or retain customers and harm our business generally. In addition, the price of the equipment we purchase may substantially increase over time, increasing the costs we pay in the future. It could take a significant period of time to establish relationships with alternative suppliers for each of our technologies and substitute their technologies into our networks.

We must make capital expenditures before generating revenues, which may prove insufficient to justify those expenditures

   We typically install an in-building network before we have any customers in that building. Since we generally do not solicit customers within a building until our network is in place we may not be able to recoup all of our expenditures within any building. Prior to generating revenues in a building, we must incur initial capital expenditures that are usually less than $90,000 on a typical 335,000 square foot building. In November and December 1999, we entered into a number of master license agreements, the aggregate effect of which is likely to increase the average size of the buildings we serve and therefore increase our average initial capital expenditures for network installation. Our expenditures will also vary depending on the size of the building and whether we encounter any construction-related difficulties. After initial installation of our network, our capital expenditures continue to grow based on the extent to which we add customers within a building.

Any acquisitions or investments we make could disrupt our business and be dilutive to our existing stockholders

   We intend to consider acquisitions of, or investments in, complementary businesses, technologies, services or products. Acquisitions and investments involve numerous risks, including:

  .  the diversion of management attention;

  .  difficulties in assimilating the acquired business;

  . potential loss of key employees, particularly those of the acquired business;

  .  difficulties in transitioning key customer relationships;

  . risks associated with entering markets in which we have no or limited prior experience; and

  .  unanticipated costs.

   In addition, these acquisitions or investments may result in:

  .  dilutive issuances of equity securities;

  .  the incurrence of debt;

  .  the assumption of liabilities;

  .  large one-time expenses; and

  . the creation of goodwill or other intangible assets that result in significant amortization expense.

   Any of these factors could materially harm our business or our operating results.

Our networks may be vulnerable to unauthorized access which could interfere with the provision of our services

   Our networks may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Remediating the effects of computer viruses and alleviating other security problems may require interruptions, incurrence of costs and delays or cessation of service to our customers. Unauthorized access could jeopardize the security of confidential information stored in our computer systems or those of our customers, for which we could possibly be held liable.

As an Internet access provider, we may incur liability for information disseminated through our network

   The law relating to the liability of Internet access providers and on-line services companies for information carried on or disseminated through their networks is unsettled. As the law in this area develops, the potential imposition of liability upon us for information carried on and disseminated through our network could require us to implement measures to reduce our exposure to such liability, which may require the expenditure of substantial resources or the discontinuation of certain products or service offerings. Any costs that are incurred as a result of such measures or the imposition of liability could harm our business.

Year 2000 problems could disrupt our business

   During this calendar year, many software programs may not recognize calendar dates beginning in the Year 2000. This problem could cause computers or machines that utilize date dependent software to either shut down or provide incorrect information. If we, or any of our key suppliers, customers or service providers, fail to mitigate internal and external Year 2000 risks, we may temporarily be unable to provide services or engage in any other business activities, including customer billing, which could harm our business.

Our affiliates will own 59.0% of the outstanding common stock, and thus will control all matters requiring a stockholder vote and, as a result, could prevent or delay a change of control

   Upon completion of this offering, our existing directors, executive officers and greater-than-five-percent stockholders and their affiliates will, in the aggregate, beneficially own approximately 59.0% of the outstanding shares of common stock, or 57.1% if the underwriters' over-allotment option is exercised in full. If all of these stockholders were to vote together as a group, they would have the ability to exert significant influence over our board of directors and its policies. For instance, these stockholders would be able to control the outcome of all stockholders' votes, including votes concerning director elections, charter and by-law amendments and possible mergers, corporate control contests and other significant corporate transactions. This concentration of stock ownership could have the effect of preventing or delaying a change of control or otherwise discouraging a potential acquiror from attempting to obtain control of us, which in turn could harm the market price of our common stock or prevent our stockholders from realizing a takeover premium over the market price for their shares of common stock.

Provisions in our certificate of incorporation and bylaws may discourage takeover attempts

   Provisions in our certificate of incorporation and bylaws may have the effect of preventing or delaying a change of control or changes in our management. These provisions include:

  . the right of the board of directors, without stockholder approval, to issue shares of preferred stock and to establish the voting rights, preferences, and other terms of any preferred stock;

  . the right of the board of directors to elect a director to fill a vacancy created by the expansion of the board of directors;

  . the ability of the board of directors to alter our bylaws without prior stockholder approval;

  . the election of three classes of directors to each serve three year staggered terms;

  .  the elimination of stockholder voting by consent;

  .  the removal of directors only for cause;

  . the vesting of exclusive authority in the board of directors and specified officers (except as otherwise required by law) to call special meetings of stockholders; and

  . advance notice requirements for stockholder proposals and nominations for election to the board of directors.

   These provisions may have the effect of preventing or delaying a change of control or impeding a merger, consolidation, takeover or other business combination, which in turn could preclude our stockholders from recognizing a premium over the prevailing market price of the common stock.

   Prior to the completion of this offering, we intend to adopt a shareholder rights plan. This plan will entitle our stockholders to rights to acquire additional shares of our common stock when a third party acquires 15% of our common stock or commences or announces its intent to commence a tender offer for at least 15% of our common stock. This plan could delay, deter or prevent a change of control.

You will suffer immediate and substantial dilution

   The initial public offering price per share will be substantially higher than the net tangible book value per share immediately after the offering. Accordingly, if you purchase common stock in this offering, you will incur immediate and substantial dilution. See "Dilution." We also have a large number of outstanding stock options and warrants to purchase our common stock with exercise prices significantly below the initial public offering price of the common stock. To the extent these options and warrants are exercised, there will be further dilution.

Future sales and issuances of our common stock could adversely affect our stock price

   Substantial sales of our common stock in the public market following this offering, or the perception by the market that such sales could occur, could lower our stock price or make it difficult for us to raise additional equity capital in the future. After this offering, we will have 45,856,415 shares of common stock outstanding. Of these shares, the 10,000,000 shares sold in this offering, or 11,500,000 shares if the underwriters' over-allotment is exercised in full, will be freely tradeable. Substantially all of the remaining 35,856,415 shares will be subject to 180-day lock-up agreements. Of these shares, up to 17,004,632 shares may be available for sale in the public market 180 days after the date of this prospectus, subject to compliance with Rule 144, and the balance will be available for sale at various times thereafter, also subject to compliance with Rule 144. In addition, after this offering, we also intend to register 11,577,100 shares of common stock for issuance under our stock option plans and 900,000 shares of common stock under our employee stock purchase plan. As of December 31, 1999, options to purchase 5,820,976 shares of common stock were issued and outstanding, of which options to purchase 991,639 shares have vested. Additionally, up to 11,144,658 common shares are issuable upon the exercise of warrants that were issued to several property owners and operators pursuant to stock warrant agreements and master license agreements executed in November and December 1999. These warrants are exercisable for a period of ten years, but cannot be exercised until six months following completion of this offering. We cannot predict if future sales or issuances of our common stock, or the availability of our common stock for sale, will harm the market price for our common stock or our ability to raise capital by offering equity securities.

Members of our board serve on the boards of our potential competitors, which may create conflicts of interest

   Some members of our board of directors may serve as directors of other communications or Internet services companies which might compete with us. To the extent that any of these companies presently offer, or at some future point begin to offer, integrated communications services similar to the services that we provide, there may be conflicts of interest between the fiduciary duties owed by these individuals to us and the duties owed to these other companies. We have not adopted specific policy guidelines to address these potential conflicts of interest, and if these conflicts of interest arise they may be resolved on terms that are not in the best interests of all of our stockholders.

Impairment of our intellectual property rights could harm our business

   We regard certain aspects of our products, services and technology as proprietary and attempt to protect them with patents, copyrights, trademarks, trade secret laws, restrictions on disclosure and other methods. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products, services or technology without authorization, or to develop similar technology independently.

   We currently have a patent application pending for our fiber-optic infrastructure and network configuration. This patent may not be issued to us, and if issued, it may not protect our intellectual property from competition which could seek to design around or invalidate this patent.

   We are aware of several other companies in our and other industries which use the word "Cypress" in their corporate names. We are in the process of attempting to secure a trademark for the name "Cypress Communications." Even if we are able to secure this trademark, other companies could challenge our use of the word "Cypress." If such a challenge is successful, we could be required to change our name and lose the goodwill associated with the Cypress Communications name in our markets.

Our forward-looking statements are speculative and may prove to be wrong

   Some of the information under the captions "Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this prospectus are "forward-looking statements." These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risk and uncertainties, there are important factors, including the factors discussed in this "Risk Factors" section of the prospectus, that could cause actual results to differ materially from those expressed or implied by these forward-looking statements.

                                USE OF PROCEEDS

   We estimate that our net proceeds from the sale of our common stock in this offering will be approximately $137.1 million, based on an assumed initial public offering price of $15.00 per share, after deducting the estimated underwriting discount and our estimated offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $158.0 million. We expect to use our net proceeds as follows:

 .      approximately $100.0 million will be used for the construction of in-
       building networks and the purchase of communications equipment;

 .      approximately $10.0 million will be used for the implementation and modification of information support systems; and

 .      the remainder will be used for working capital and general corporate purposes.

   A portion of the net proceeds may also be used to acquire or invest in complementary businesses, technologies, services or products. However, we currently have no plans, agreements or commitments with respect to these types of transactions, and we are not currently engaged in any negotiations with respect to these types of transactions.

   We will invest the net proceeds in government securities and other short-term, investment-grade securities pending use.

                                DIVIDEND POLICY

   To date, we have never declared or paid any cash dividends on shares of our common stock. We currently intend to retain our earnings for future growth and development of our business and, therefore, do not anticipate paying cash dividends in the foreseeable future.

                                 CAPITALIZATION

   You should read this table in conjunction with the sections entitled "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Use of Proceeds" and our financial statements and the related notes included elsewhere in this prospectus.

   The following cash and capitalization table sets forth as of September 30, 1999:

  .  Our actual cash and capitalization.

  .  Our pro forma cash and capitalization after giving effect to:

    - the sale of 4,161,974 shares of our series C preferred stock since September 30, 1999; and

    - the issuance of 281,250 shares of our common stock to occur in connection with our agreed-upon investment in SiteConnect.

  . Our pro forma as adjusted cash and capitalization to reflect the above, as well as:

    - the receipt of the estimated net proceeds of $137.1 million from this offering, assuming an initial public offering price of $15.00 per share; and

    - the conversion upon the completion of this offering of all convertible preferred stock into common stock.

                                                SEPTEMBER 30, 1999
                                      ----------------------------------------
                                                   (UNAUDITED)
                                                                   PRO FORMA
                                         ACTUAL      PRO FORMA    AS ADJUSTED
                                      ------------  ------------  ------------
Cash and cash equivalents............ $      3,378  $ 79,200,701  $216,300,701
                                      ============  ============  ============
Capital lease obligations, including
 current portion of $223,001.........      557,701       557,701       557,701
                                      ------------  ------------  ------------
Preferred stock:
 $.001 par value; 1,211,140 shares
  designated Series A, 1,211,140
  shares issued and outstanding,
  actual and pro forma; 0 shares
  issued and outstanding, pro forma
  as adjusted........................    6,039,809     6,039,809           --
 $.001 par value; 1,339,575 shares
  designated Series B, 1,339,575
  shares issued and outstanding,
  actual and pro forma; 0 shares
  issued and outstanding, pro forma
  as adjusted........................   10,704,559    10,704,559           --
 $.001 par value; 579,613 shares
  designated Series B-1, 579,613
  shares issued and outstanding,
  actual and pro forma; 0 shares
  issued and outstanding, pro forma
  as adjusted........................    4,631,669     4,631,669           --
 $.001 par value; 4,210,526 shares
  designated Series C, 0 shares
  issued and outstanding, actual;
  4,161,974 shares issued and
  outstanding, pro forma; 0 shares
  issued and outstanding, pro forma
  as adjusted........................          --     79,077,500           --
                                      ------------  ------------  ------------
    Total preferred stock............   21,376,037   100,453,537           --
                                      ------------  ------------  ------------
Shareholders' (deficit) equity:
 Common stock, $.001 par value;
  20,594,088 shares authorized,
  2,636,906 shares issued and
  outstanding, actual; 20,594,088
  shares authorized, 3,041,056 shares
  issued and outstanding, pro forma;
  150,000,000 shares authorized,
  45,856,415 shares issued and
  outstanding, pro forma as
  adjusted...........................        2,637         3,041        45,856
 Additional paid-in capital..........    7,335,537    11,673,706   249,217,595
 Deferred compensation...............   (4,067,700)   (4,067,700)   (4,067,700)
 Accumulated deficit.................  (13,959,187)  (13,959,187)  (13,992,354)
                                      ------------  ------------  ------------
    Total shareholders' (deficit)
     equity..........................  (10,688,713)   (6,350,140)  231,203,397
                                      ------------  ------------  ------------
Total capitalization................. $ 11,245,025  $ 94,611,098  $231,761,098
                                      ============  ============  ============

   The cash and capitalization table excludes:

  . 1,500,000 shares of common stock issuable pursuant to the over-allotment option;

  . 5,820,976 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $1.60 per share as of December 31, 1999;

  . 5,756,125 shares of common stock reserved for issuance in connection with future grants under our stock option plan;

  . 900,000 shares of common stock reserved for issuance under our employee stock purchase plan; and

  . up to 11,144,658 shares of common stock issuable upon the exercise of warrants with an exercise price of $4.22 per share. We issued these warrants to several real estate owners and operators in connection with their execution of master license agreements giving us the right to install and operate our networks in their buildings. The exact number of shares of common stock underlying the warrants, which is based on the gross leasable area of the buildings set forth in the master license agreements, will not be determined until the completion of due diligence and the finalization of the building schedules, which is expected to occur shortly. The warrants are exercisable for a period of ten years, but cannot be exercised until six months following completion of this offering.

                                    DILUTION

   Our pro forma net tangible book value as of September 30, 1999 was $92.8 million, or $2.59 per share of outstanding common stock, after giving effect to the adjustments shown in the pro forma column under "Capitalization" and the conversion upon completion of this offering of all convertible preferred stock into common stock. The pro forma net tangible book value per share represents our total tangible assets less total liabilities, divided by 35,856,415 shares of common stock outstanding on a pro forma basis before this offering. Dilution per share represents the difference between the amount per share paid by investors in this offering and the pro forma net tangible book value per share after this offering. After giving effect to this offering, the pro forma as adjusted net tangible book value at September 30, 1999 would have been $231.2 million, or $5.01 per share. This represents an immediate increase in net tangible book value of $2.42 per share to existing stockholders and an immediate dilution in net tangible book value of $9.99 per share to new investors purchasing shares at the initial public offering price. The following table illustrates this per share dilution:

Assumed initial public offering price per share....................       $15.00
                                                                          ------
 Pro forma net tangible book value per share before this offering.. $2.59
 Increase per share attributable to new investors..................  2.42
Pro forma net tangible book value per share after this offering....         5.01
                                                                          ------
Dilution per share to new investors................................       $ 9.99
                                                                          ======

   The following table summarizes, on a pro forma as adjusted basis as of September 30, 1999, the difference between existing stockholders and new investors with respect to the number of shares of common stock purchased, the total consideration paid and the average price per share paid. These amounts do not include estimated underwriting discounts and commissions and offering expenses payable by us. The table assumes that the initial public offering price will be $15.00.

                                 Shares Purchased  Total Consideration  Average
                                ------------------ -------------------   Price
                                  Number   Percent   Amount    Percent per Share
                                ---------- ------- ----------- ------- ---------
Existing stockholders.......... 35,856,415  78.2%  106,588,390  41.5%   $ 2.97
New investors.................. 10,000,000  21.8%  150,000,000  58.5%   $15.00
                                ----------  ----   -----------  ----
  Total ....................... 45,856,415   100%  256,588,390   100%
                                ==========  ====   ===========  ====

   The foregoing table assumes no exercise of stock options or warrants. As of September 30, 1999, there were options outstanding to purchase 3,881,970 shares of common stock at a weighted average exercise price of $.87 per share. Between October 1, 1999 and December 31, 1999 additional options were granted to purchase 2,131,655 shares of common stock at a weighted average exercise price of $2.90 per share. In November and December 1999, we entered into stock warrant agreements and master license agreements with several property owners and operators in which we agreed to issue warrants to acquire up to 11,144,658 shares of our common stock at an exercise price of $4.22 per share. To the extent outstanding options and warrants are exercised, there will be further dilution to new investors. In addition, we may agree to issue additional warrants to acquire common stock to property owners and operators in the future and we may issue equity securities to pay for acquisitions.

                            SELECTED FINANCIAL DATA

   You should read the following selected financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes, all of which appear elsewhere in this prospectus. The following selected statement of operations data for the year ended December 31, 1996, the 6 1/2 months ended July 15, 1997, the 5 1/2 months ended December 31, 1997 and the year ended December 31, 1998, and the selected balance sheet data as of December 31, 1998 have been derived from the audited financial statements of our predecessor company and our company and the related notes. The selected statement of operations data for the period from our inception (August 16, 1995) to December 31, 1995 and for the nine months ended September 30, 1998 and 1999, and the selected balance sheet data as of September 30, 1999 are derived from our unaudited financial statements. Operating results for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the entire year.

                                        Predecessor(1)                                    Cypress
                           ----------------------------------------  ----------------------------------------------------
                              Period from                   6 1/2
                               Inception                    Months   5 1/2 Months                   Nine Months Ended
                           (August 16, 1995)  Year Ended    Ended       Ended       Year Ended        September 30,
                                  to         December 31, July 15,   December 31,  December 31,  ------------------------
                           December 31, 1995     1996       1997         1997          1998         1998         1999
                           ----------------- ------------ ---------  ------------  ------------  -----------  -----------
                              (unaudited)                                                              (unaudited)
Statement of Operations
 Data:
Revenues.................      $     --       $  83,556   $ 248,235  $   461,167   $ 2,417,816   $ 1,428,497  $ 5,227,727

Operating expenses:
 Cost of services........            --         131,771     221,596      381,518     1,539,846       944,760    3,248,377
 Sales and marketing.....            --          12,189     122,055      326,861     1,470,107     1,075,039    2,466,844
 General and
  administrative.........        117,086        640,704     255,175      567,748     2,436,221     1,597,974    5,604,135
 Amortization of deferred
  compensation...........              0              0           0            0       117,593        16,878    1,384,945
 Depreciation and
  amortization...........            694         53,808      66,217      288,737       891,788       587,800    1,650,253
                               ---------      ---------   ---------  -----------   -----------   -----------  -----------
 Total operating
  expenses...............        117,780        838,472     665,043    1,564,864     6,455,555     4,222,451   14,354,554
                               ---------      ---------   ---------  -----------   -----------   -----------  -----------

Operating loss...........       (117,780)      (754,916)   (416,808)  (1,103,697)   (4,037,739)   (2,793,954)  (9,126,827)

Interest income, net.....            --          13,939       6,253      107,669       232,279        66,911      168,120
                               ---------      ---------   ---------  -----------   -----------   -----------  -----------
Loss before income
 taxes...................       (117,780)      (740,977)   (410,555)    (996,028)   (3,805,460)   (2,727,043)  (8,958,707)

Income tax benefit.......            --             --          --        59,252           --            --           --
                               ---------      ---------   ---------  -----------   -----------   -----------  -----------

Net loss.................      $(117,780)     $(740,977)  $(410,555) $  (936,776)  $(3,805,460)  $(2,727,043) $(8,958,707)
                               =========      =========   =========  ===========   ===========   ===========  ===========
Net loss per share of
 common stock:
 Basic and diluted.......                                            $     (.36)   $     (1.44)  $     (1.03) $      3.40
                                                                     ===========   ===========   ===========  ===========
Weighted average shares
 of
 common stock outstanding:
 Basic and diluted.......                                              2,636,906     2,636,906     2,636,906    2,636,906
                                                                     ===========   ===========   ===========  ===========

-------

(1) We were formed as a limited liability company under the laws of Georgia on August 16, 1995. On July 15, 1997, we completed a transaction in which our predecessor company was merged into a Delaware corporation. See Note 1 to our financial statements.

   The pro forma balance sheet information below reflects the sale since September 30, 1999 of 4,161,974 shares of our series C preferred stock for total proceeds of approximately $79.1 million and the issuance of 281,250 shares of our common stock to occur in connection with our agreed-upon investment in SiteConnect.

   The pro forma as adjusted balance sheet information reflects all of the above adjustments, as well as the receipt of the estimated net proceeds of $137.1 million from this offering, assuming an initial public offering price of $15.00 per share, and the conversion upon the completion of this offering of all convertible preferred stock into common stock.

                            AS OF
                         DECEMBER 31,
                             1998            AS OF SEPTEMBER 30, 1999
                         ------------  ---------------------------------------
                                                    (UNAUDITED)
                                                                   PRO FORMA
                            ACTUAL        ACTUAL      PRO FORMA   AS ADJUSTED
                         ------------  ------------  -----------  ------------
BALANCE SHEET DATA:
Cash and cash equiva-
 lents.................. $11,057,696   $      3,378  $79,200,701  $216,300,701
Property and equipment,
 net....................   6,291,413     11,645,639   11,645,639    11,645,639
Total assets............  20,571,247     15,196,621   98,612,694   235,712,694
Total liabilities.......   2,368,935      4,509,297    4,509,297     4,509,297
Convertible redeemable
 preferred stock........  21,317,263     21,376,037  100,453,537           --
Stockholders' (deficit)
 equity.................  (3,114,951)   (10,688,713)  (6,350,140)  231,203,397

   As used in the table below, EBITDA consists of net loss excluding net interest, income taxes and depreciation and amortization. EBITDA excludes depreciation and amortization expenses of $53,808, $66,217, $288,737, $1,009,381, $604,678, and $3,035,198 for the year ended December 31, 1996, the
6 1/2 months ended July 15, 1997, the 5 1/2 months ended December 31, 1997, the year ended December 31, 1998, and the nine months ended September 30, 1998 and 1999, respectively. We expect that depreciation and amortization will increase considerably as we enter into additional property license agreements and deploy additional in-building networks. We believe that because EBITDA is a measure of financial performance it is useful to investors and analysts as an indicator of a company's ability to fund its operations and to service or incur debt. However, EBITDA is not a measure calculated under generally accepted accounting principles. Other companies may calculate EBITDA or other similarly titled measures differently from us; consequently, our calculation of EBITDA may not be comparable to other companies' calculations of EBITDA or other similarly titled measures. EBITDA is not an alternative to operating income as an indicator of our operating performance or an alternative to cash flows from operating activities as a measure of liquidity, and investors should consider these measures as well. We do not expect to generate positive EBITDA in the near term.

                                  PREDECESSOR                                  CYPRESS
                         ------------------------------ --------------------------------------------------------
                                              6                5                          NINE MONTHS ENDED
                          YEAR ENDED   1/2 MONTHS ENDED 1/2 MONTHS ENDED  YEAR ENDED        SEPTEMBER 30,
                         DECEMBER 31,      JULY 15,       DECEMBER 31,   DECEMBER 31,  -------------------------
                             1996            1997             1997           1998         1998          1999
                         ------------  ---------------- ---------------- ------------  -----------  ------------
                                                                                             (UNAUDITED)
OTHER OPERATING DATA:
Net cash used in
 operating activities... $  (638,707)    $  (236,525)     $  (577,322)   $ (2,914,905) $(1,971,373) $ (5,775,126)
Net cash used in
 investing activities...    (638,638)       (352,359)      (1,739,266)     (4,991,641)  (1,691,993)   (5,172,675)
Net cash provided by
 (used in) financing
 activities.............   1,721,975         165,979        5,962,832      15,293,177   15,535,276      (106,517)
EBITDA..................    (701,108)       (350,591)        (814,960)     (3,028,358)  (2,189,276)   (6,091,629)
Capital expenditures....    (518,638)       (352,359)        (838,364)     (2,887,243)  (1,691,993)   (5,392,075)
Markets served..........           1               1                2               4            2             9
Buildings served........          15              16               19              39           24            96
Rentable square feet in
 buildings served....... 2.4 million     2.6 million      3.6 million    11.0 million  5.5 million  23.5 million

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

   We provide a full range of communications services to small and medium-sized businesses located in multi-tenant office buildings in major metropolitan markets in the United States. Since the inception of our predecessor company in August 1995, our principle activities have included securing license agreements with building owners and real estate managers that enable us to install our in-building fiber-optic, digital and broadband networks, marketing our services to tenants and hiring qualified personnel to support our rapid growth. We began operating in-building networks in June 1996 and currently provide services in 116 buildings representing approximately 30 million rentable square feet. Overall, we have secured agreements giving us the right to operate our networks in over 730 buildings representing more than 229 million rentable square feet.

   Building and expanding our business will continue to require us to incur significant capital expenditures. These expenditures will consist primarily of purchases of communication equipment and construction costs associated with building our in-building networks. We attempt to maximize the benefit of deployed capital by investing in network assets only after entering into a long-term license agreement with a property owner. In addition, we do not expend capital on a customer until we have signed a contract with that customer. As a result, a large portion of our capital expenditures is success-based. On a typical 335,000 square foot building, our up-front capital investment is usually less than $90,000 which includes the purchase and installation of our in-building vertical communications infrastructure, commonly known as a riser system, and associated network equipment. As we begin to successfully penetrate a building, in order to provide additional network capacity and equipment for our customers our capital deployment in that building may grow to over $335,000.

   We have experienced operating losses and generated negative EBITDA, as defined in "Summary Financial and Other Data" and "Selected Financial Data," and expect to continue to generate losses and negative EBITDA for the foreseeable future while we continue to construct in-building networks and expand our customer base and internal information systems. As a result of our limited operating history, prospective investors have limited operating and financial data upon which to evaluate our performance.

Factors Affecting Future Operations

   Revenue. We generate revenues from selling voice, data and other services and from the rental of telephone systems and other equipment to tenants in the buildings in which we own and operate our networks. The majority of our revenues are generated on a monthly recurring basis. The remainder are derived from non-recurring charges for installations and other one-time services. Our customer contracts typically range between one and seven years in length and are usually designed to coincide with our customers' office space leases. The typical length of our customer contracts is three years.

   We believe that our ability to generate revenues in the future will be affected primarily by the following factors, some of which we cannot control:

  . our ability to enter into license agreements with building owners and install our in-building networks;

  .  our ability to obtain customers before our competitors do;

  . the level of competition we face from other communications providers, including price competition, which has resulted in a trend of declining prices and margins for communications services over time;

  .  the demand for our services; and

  . possible regulatory changes, including regulations requiring building owners to give access to competitive providers of communications services.

   Cost of services. Our cost of services consists primarily of leased transport charges, which are lease payments to communications providers for the transmission facilities used to connect our in-building networks to incumbent local telephone companies and other competitive local and long distance carriers networks. Other costs include per minute charges paid to long distance providers for use of their networks, the monthly fees we pay to our Internet providers, and labor costs associated with installing equipment and changing customers' services. We expect these costs to increase in aggregate dollar amount as we continue to grow our business but to decline as a percentage of revenues due to economies of scale, expected improvements in technology and price competition from an increased number of vendors from which we can lease voice and data transport. However, in markets where there is only a single carrier, or only a limited number of carriers, available to provide sufficient transmission capacity, the cost of services may actually increase.

   Sales and marketing expenses. Sales and marketing expenses include applicable employee salaries and commission payments and marketing, advertising and promotional expenses, Sales and marketing expenses also include payments to building owners and operators under license agreements, as described below.

   In November and December 1999, we entered into master license agreements with several owners and operators of office buildings. Each master license agreement sets forth a list of buildings owned or managed by the property owner or operator that is a party to that agreement. In accordance with the terms of these agreements, we have begun to enter into property-specific license agreements with respect to each listed building. In some cases, the property owner or operator may need to obtain the consent from third parties who may have an ownership interest in the building before we can enter into a property-specific license agreement for that building. Under the property-specific license agreements, the property owner or operator will grant us a license to install and operate our networks in each building in return for approximately 6% of the revenues we receive from tenants in that building. The initial term of each property-specific license agreement is five years, with an automatic five year extension at the end of the initial term, absent any default under the agreement. These master license agreements give us the right to operate our networks in more than 600 buildings representing more than 194 million rentable square feet.

   In addition to the master license agreements, we also have license agreements with a number of other property owners and operators which we have previously executed on a per building basis. Under these agreements, which give us the right to operate our networks in more than 130 buildings representing more than 35 million rentable square feet, we have agreed to pay property owners either a base fee or between 3% and 6% of our revenues in the building. As of September 30, 1999, our aggregate minimum obligation under these agreements was $125,000 per year for the next seven years.

   We expect to incur significant sales and marketing expenses as we continue to grow our business and build our brand.

   General and administrative expenses. General and administrative expenses include costs associated with the recruiting and compensation of corporate administration, customer care and technical services personnel as well as costs of travel and entertainment, back office systems and legal, accounting and other professional services. We expect these costs to increase significantly as we expand our operations, but decline as a percentage of revenues due to economies of scale.

   Depreciation and amortization. Depreciation and amortization expenses include depreciation of network related equipment, information systems, furniture, fixtures, leasehold improvements and the amortization of goodwill and acquired tenant contracts.

   In connection with the execution of master license agreements in November and December 1999, we also entered into stock warrant agreements with the same property owners and operators. Under the terms of these agreements, we issued these owners and operators warrants to purchase up to an aggregate of 11,144,658 shares of our common stock at an exercise price of $4.22 per share. The exact number of shares of common stock underlying the warrants, which is based on the gross leasable area of the buildings set forth in the master license agreements, will not be determined until the completion of due diligence and the finalization of the building schedules, which is expected to occur shortly. We expect that the actual number of shares underlying these warrants will not be adjusted significantly. The measurement date for valuing the warrants will be the date(s) on which the property owners or managers effectively complete their performance requirements.

   Based upon the current structure of the agreements governing the warrants, we expect that the fair value of the warrants will approximate $150 million and will be capitalized as license inducement expense and amortized over the applicable terms of the license agreements with property owners and operators. Such license terms are generally 10 years. Depending on the prevailing fair market value of the warrants at the measurement date, the amount of license inducement and related amortization may change and such change could be material. In addition, we could incur additional cash or non-cash charges as license inducements to current or future property owners, and such amounts may be material.

   We expect depreciation and amortization expenses to increase significantly as we enter into additional property license agreements and install our networks in more buildings.

   Amortization of deferred compensation. Amortization of deferred compensation is a result of granting stock options to our employees with exercise prices per share treated for accounting purposes as below the fair value of our common stock at the dates of grant. We have recognized amortization of deferred compensation expense for the nine months ended September 30, 1999 of $636,792. See Note 4 and Note 10 to our financial statements. We are amortizing the deferred compensation over the vesting period of the applicable option.

   Acquisition strategy. We intend to opportunistically pursue acquisitions or other strategic relationships to expand our customer base or geographic presence. These activities could significantly impact our results of operations and require us to raise additional capital earlier than expected.

   In November 1999 we entered into a letter of intent to acquire approximately 19% of the common stock of SiteConnect, a Seattle-based in-building communications service provider, in exchange for 281,250 shares of our common stock. The agreement gives us a one-year option to purchase the remaining outstanding shares of common stock of SiteConnect for approximately $5.0 million of our common stock, valued at the initial public offering price, which would be 333,333 shares based on an assumed initial public offering price of $15.00 per share. Currently, SiteConnect provides primarily data communications services to customers in ten commercial office buildings in Seattle.

Results of Operations

 Nine Months Ended September 30, 1999 Compared to Nine Months Ended September 30, 1998

   Revenues. Revenues for the nine months ended September 30, 1999 increased 266% to $5.2 million from $1.4 million for the same period in the prior year. $2.4 million of the increase in revenues relates to the addition of new customers and providing additional services to existing customers. $1.4 million of the increase relates to the acquisition of the assets and customers of MTS Communications Company in December 1998 (see Note 9 to our financial statements).

   Cost of services. Cost of services for the nine months ended September 30, 1999 increased 243.8% to $3.2 million from $944,760 for the same period in the prior year. The increase in cost of services was due to an increase in the number of leased facilities connecting our buildings to local, long distance and Internet providers and our greater volume of voice and data traffic. As of September 30, 1999, we had networks installed in 96 buildings versus 24 buildings installed at September 30, 1998.

   Sales and marketing expenses. Sales and marketing expenses for the nine months ended September 30, 1999 increased 129.5% to $2.5 million from $1.1 million for the same period in the prior year. $1.1 million of this increase in expenses was due to a 170% increase in the size of our direct sales force; $0.2 million of this increase was due to increased revenue sharing payments made to property owners with whom we have license agreements; and $0.1 million of this increase was due to increased promotion of our services via direct marketing and advertising in our licensed buildings. The decrease in sales and marketing expenses as a percentage of revenue related primarily to the additional revenue attributable to the acquisition of the assets of MTS Communications without a comparable increase in sales and marketing expenses.

   General and administrative expenses. General and administrative expenses for the nine months ended September 30, 1999 increased 250.7% to $5.6 million from $1.6 million for the same period in the prior year. The increase in general and administrative expenses was due primarily to a $3.2 million increase in salaries, benefits and recruiting expenses related to the hiring of additional personnel, a $369,000 increase in travel and entertainment expenses primarily related to marketing to property owners and operators and expenses associated with personnel travelling to oversee and conduct the installation of our networks in additional buildings, and increases in accounting, consulting and legal fees. We expect general and administrative expenses to continue to grow as we hire additional personnel and incur additional expenses to support the growth of our operations.

   Depreciation and amortization. Depreciation and amortization for the nine months ended September 30, 1999 increased to $1.7 million from $587,800 for the same period in the prior year. $0.6 million of this increase was due to increased capital expenditures related to deploying our in-building networks and related equipment; $0.4 million of this increase was due to depreciation of fixed assets; and $0.1 million of this increase was due to amortization of goodwill and tenant contracts related to the acquisition of MTS Communications.

   Interest income, net. Interest income, net for the nine months ended September 30, 1999 increased to $168,120 from $66,911 for the same period in the prior year. The increase in interest income, net was due to increased investments in short-term interest bearing investments as a result of investing the proceeds raised from our Series B preferred stock offering in September 1998. Interest expense was nominal in both periods.

Results for the Year Ended December 31, 1998, the 5 1/2 Months Ended December 31, 1997, the 6 1/2 Months Ended July 15, 1997, and the Year Ended December 31, 1996

   Revenues. Revenues were $2.4 million, $461,167, $248,235 and $83,556 for the year ended December 31, 1998, the 5 1/2 months ended December 31, 1997, the 6 1/2 months ended July 15, 1997, and the year ended December 31, 1996, respectively. The growth in revenues was the result of the addition of new customers and the provision of additional services to existing customers.

   Cost of services. Cost of services was $1.5 million, $381,518, $221,596, and $131,771 for the year ended December 31, 1998, the 5 1/2 months ended December 31, 1997, the 6 1/2 months ended July 15, 1997, and the year ended December 31, 1996, respectively. The growth in cost of services was the result of our providing services to an increased number of customers and an increase in the number of leased facilities connecting our buildings to local, long distance and Internet providers.

   Sales and marketing expenses. Sales and marketing expenses were $1.5 million, $326,861, $122,055 and $12,189 for the year ended December 31, 1998, the 5 1/2 months ended December 31, 1997, the 6 1/2 months ended July 15, 1997, and the year ended December 31, 1996, respectively. The growth in sales and marketing expenses was the result of increases in the size of our direct sales force, increased license fee payments made to property owners with whom we have license agreements and increased promotion of our services via direct marketing and advertising in our licensed buildings.

   General and administrative expenses. General and administrative expenses were $2.4 million, $567,748, $255,175 and $640,704 for the year ended December 31, 1998, the 5 1/2 months ended December 31, 1997, the 6 1/2 months ended July 15, 1997, and the year ended December 31, 1996, respectively. The growth in general and administrative expenses was the result of increased salaries and benefits related to the hiring of additional personnel, increased travel and entertainment related to the installation of new sites and marketing to property owners, and increases in accounting, consulting and legal fees.

   Depreciation and amortization. Depreciation and amortization was $891,788, $288,737, $66,217, and $53,808 for the year ended December 31, 1998, the 5 1/2 months ended December 31, 1997, the 6 1/2 months ended July 15, 1997, and the year ended December 31, 1996, respectively. These increases were related to our increased capital expenditures during the periods. Additionally, the year ended December 31, 1998 and the 5 1/2 months ended December 31, 1997 include amortization of goodwill recorded in connection with the acquisition of our predecessor company in the amount of $332,616 and $166,306, respectively.

   Interest income, net. Interest income, net was $232,279, $107,669, $6,253, and $13,939 for the year ended December 31, 1998, the 5 1/2 months ended December 31, 1997, the 6 1/2 months ended July 15, 1997, and the year ended December 31, 1996, respectively. The increase in interest income, net was due to increased investments in short-term interest bearing investments as a result of investing the proceeds raised from our series A preferred stock offering in July 1997 and our series B preferred stock offering in September 1998. Interest expense was nominal in all periods.

Liquidity and Capital Resources

   The results of our operations have generated a net cash outflow due to the rate at which we have grown. Cash flow from operations totaled $(638,707), $(236,525), $(577,322), $(2.9 million), and $(5.8 million) for the year ended
December 31, 1996, the 6 1/2 months ended July 15, 1997, the 5 1/2 months ended December 31, 1997, the year ended December 31, 1998, and the nine months ended September 30, 1999, respectively. The expansion of our operating and administrative personnel, office space, and other operating expenses were the principle contributors to the increases in the net cash outflow between the periods. As we continue to expand our operations, these increases in period-over-period operating cash outflows will continue.

   Cash used in investing activities was $(638,638), $(352,359), $(1.7 million), $(5.0 million), and $(5.2 million) for the year ended December 31, 1996, the 6 1/2 months ended July 15, 1997, the 5 1/2 months ended December 31, 1997, the year ended December 31, 1998, and the nine months ended September 30, 1999, respectively. Our cash used in investing activities has primarily been used to build-out our in-building networks. In 1998 we used $1.9 million to purchase the assets of MTS Communications. As of September 30, 1999, we had made capital expenditures of $11.6 million since inception. We expect that our capital expenditures will increase substantially in future periods as we construct our networks and purchase more communications equipment. We will continue to seek access to additional buildings. If we are successful in gaining access to additional buildings, we will have substantial needs for additional capital for an indefinite period. We also expect to have substantial and increasing negative EBITDA and net losses.

   Cash provided by financing activities was $1.7 million, $165,979, $6.0 million, $15.3 million and $(106,517) for the year ended December 31, 1996, the 6 1/2 months ended July 15, 1997, the 5 1/2 months ended December 31, 1997, the year ended December 31, 1998, and the nine months ended September 30, 1999, respectively. Our financing has primarily been obtained through the issuance of convertible preferred stock to private investors. Since September 30, 1999, we have sold additional shares of preferred stock for total cash proceeds of approximately $79.1 million. See Note 10 to our financial statements. The proceeds from these equity issuances have been and will continue to be used to fund cash outflows from our operating and investing activities.

   On December 8, 1998, we acquired certain assets of MTS Communications, a provider of communications services in California, for total consideration of $2,574,848 consisting of $1,904,398 in cash and the assumption of certain capital lease obligations with a fair value of $670,450. In November 1999, we signed a binding letter of intent to acquire 254,125 shares of common stock, representing approximately 19%, of SiteConnect, a Seattle-based provider of communication services, for consideration of 281,250 shares of our common stock. The agreement contains an option to purchase the remaining outstanding common stock of SiteConnect for approximately $5.0 million of our common stock valued at the initial public offering price, which would be 333,333 shares based on an assumed initial public offering price of $15.00 per share.

   In November and December 1999, we issued warrants to purchase up to an aggregate of 11,144,658 shares of our common stock at an exercise price of $4.22 per share to several property owners and operators who executed master license agreements. The exact number of shares of common stock underlying the warrants, which is based on the gross leasable area of the buildings set forth in the master license agreements, will not be determined until the completion of due diligence and the finalization of the building schedules, which is expected to occur shortly. We expect that the actual number of shares underlying these warrants will not be adjusted significantly. The master license agreements give us the right to operate our networks in more than 600 buildings representing more than 194 million rentable square feet. As noted above, on a typical 335,000 square foot building, our up front capital investment is usually less than $90,000. As we begin to successfully penetrate a building, our capital deployment may grow to over $335,000.

   As of September 30, 1999, we had minimum payment obligations under our existing license agreements of $125,000 per year for the next seven years.

   As of September 30, 1999, we had $557,701 in capital lease obligations outstanding. We assumed the majority of these capital lease obligations through our acquisition of the assets of MTS Communications. Our capital lease obligations contain no provisions that would limit our future borrowing ability.

   We currently have contracts with several communications providers under which we have minimum purchase obligations for leased transport. As of September 30, 1999, these minimum purchase obligations totaled approximately $1.0 million through 2002. As of December 31, 1999, these obligations totaled approximately $2.1 million through 2002. We will have to pay those providers even if we do not use their services.

   We estimate that our net proceeds from the sale of common stock in this offering will be approximately $137.1 million, based upon an assumed initial public offering price of $15.00 per share, after deducting the estimated underwriting discount and our estimated offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $158.0 million. We intend to use approximately $100.0 million of the net proceeds from this offering for construction of in-building networks and the purchase of communications equipment and approximately $10.0 million for implementation and modification of information support systems; however, we currently have no material purchase commitments with respect to these planned expenditures. The remainder of the net proceeds will be available for working capital and general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in complementary businesses, technologies, services or products. However, we currently have no material commitments or agreements with respect to any of these types of transactions.

   We are currently operational in 12 markets, and we have plans to expand our presence to approximately 27 markets by the end of 2000 and approximately 40 markets by the end of 2001. We estimate that this expansion will require capital expenditures of approximately $50.0 million in 2000 and approximately $90.0 million in 2001.

   We estimate that the net proceeds of this offering in addition to our cash on hand will be sufficient to fund our operations and the projected deployment of our network through mid-2001. We do, however, expect to continue our growth, expansion and the further development of our network and services beyond that point. Accordingly, we expect that we will eventually need to arrange for additional sources of capital through the issuance of debt or equity or bank borrowings. We have no commitments for any such additional financing, and we cannot be sure that we will be able to obtain any such additional financing at the times required and on terms and conditions acceptable to us. In such event, our growth could slow and operations could be adversely affected.

   The actual amount and timing of our future capital requirements may differ materially from our estimates as a result of many factors, some of which we cannot control. These factors include:

  .  the timing of execution of license agreements;

  .  our ability to meet or exceed our construction schedules;

  .  obtaining favorable prices for purchases of equipment;

  . our ability to develop, acquire and integrate the necessary operational support systems;

  .  the cost of network development in each of our markets;

  .  demand for our services;

  .  the nature and penetration of new services that may be offered by us;

  . the timing and extent of future acquisitions or investments, if any, and our ability to integrate these acquisitions or investments;

  .  regulatory changes; and

  .  changes in technology and competitive developments beyond our control.

Recent Accounting Pronouncements

   We do not believe that any recent accounting pronouncements will have a material impact on our financial statements.

Quantitative And Qualitative Disclosure About Market Risk

   Our exposure to financial market risk, including changes in interest rates and marketable equity security prices, relates primarily to our investment portfolio. We typically do not attempt to reduce or hedge our market exposure on our investment securities because a substantial majority of our investments are in fixed-rate, short-term securities. We do not have any derivative instruments. The fair value of our investment portfolio or related income would not be significantly impacted by either a 100 basis point increase or decrease in interest rates due mainly to the fixed-rate, short-term nature of the substantial majority of our investment portfolio. As of September 30, 1999 we had no debt outstanding, other than capital leases.

Year 2000 Compliance

   The Year 2000 issue is the result of computer-controlled systems using two digits rather than four to define the applicable year. For example, certain computer programs that have time-sensitive software may recognize a date ending in "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations causing disruptions of operations including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

   As of February 4, 2000, we have experienced no material problems as a result of the Year 2000 issue. Costs to ensure that our systems and networks are Year 2000 compliant have not been, and are not expected to be, material.

                                    BUSINESS

Overview

   We provide a full range of communications services to small and medium-sized businesses located in multi-tenant office buildings in major metropolitan markets throughout the United States. We offer our customers a full range of communications services, including multi-function digital telephones, local and long distance voice services, high speed, always-on Internet access, business television and other enhanced communications services. We deliver these services over state-of-the-art fiber-optic, digital and broadband networks that we design, construct, own and operate inside large and medium-sized office buildings. We differentiate ourselves from other communications companies by providing a single-source communications solution with a high degree of customer service and responsiveness. Our customers are assigned a single dedicated on-site or near-site support team to address their sales and service needs. Our customers also benefit from the convenience and efficiency of receiving a single integrated bill for all of their communications services.

   We began providing bundled communications services and operating in-building networks in June 1996 in Atlanta. As of December 31, 1999, we were operating our networks in 116 buildings representing approximately 30 million rentable square feet in 12 major metropolitan areas, including Atlanta, Boston, Chicago, Dallas, Denver, Houston, Los Angeles, Miami, New Orleans, Orange County, San Diego and Washington, D.C. Overall, we have license agreements with building owners and property managers, including AEW, Boston Properties, Brookfield, Cornerstone, Cousins, Lend Lease, Shorenstein, Taylor Simpson, Tower Realty, Transwestern, TrizecHahn, Vornado and Westbrook, giving us the right to install and operate our networks in more than 730 buildings representing more than 229 million rentable square feet in 50 major metropolitan areas. The typical length of our license agreements is ten years.

Market Opportunity

   In estimating our market opportunity, we have relied on reports from various industry sources, including International Data Corporation, Dataquest, Access Media International and Dun & Bradstreet.

   According to Dun & Bradstreet, there are approximately 1.3 million small and medium-sized businesses in the United States, which typically employ between 10 and 500 employees. According to International Data Corporation, small and medium-sized businesses spent over $47 billion in 1998 for voice communication services. While Dataquest estimates the demand for voice services will grow at a modest pace to over $53 billion in 2002, the demand for data and Internet services from this market segment is projected to grow at a substantially greater pace. We believe, based on our industry sources, that small and medium-sized businesses spent more than $14 billion for data and Internet services during 1998 and that growth in data and Internet services will increase at a compound annual growth rate of approximately 29% per year through 2002.

   We are targeting this growing market segment by constructing our fiber-optic, digital and broadband networks in the office buildings in which many small and medium-sized businesses are located. We estimate that there are more than 8,100 office buildings with greater than 100,000 square feet representing over 2.2 billion rentable square feet of office space located in the 50 major metropolitan areas in which we currently operate or plan to operate in the future.

   As the communications market has grown rapidly over the past five years, businesses have become inundated with offerings of new products, services and carriers. As a result, it has become increasingly difficult for small and medium-sized businesses, most of which do not have a dedicated communications staff, to evaluate the vast array of communications options that are available. In addition, these businesses have had to contend with the cost and complexity of retaining multiple vendors in order to procure the various communications services they require.

   We believe there is a significant demand in the market for an integrated communications provider who can offer the various communications services that small and medium-sized businesses require. While most large enterprises build or lease dedicated high speed networks and complex communications equipment, most small and medium-sized businesses, due to cost and network infrastructure constraints, are not able to enjoy the levels of service and functionality that such facilities and equipment can provide. For example, the majority of small and medium-sized businesses access the Internet through relatively slow dial-up connections, often at speeds of 56,000 bits per second or less. We believe that dedicated high speed connections to the Internet for small and medium-sized businesses will grow significantly over the next two years, and that this will create a significant opportunity for communications providers with the ability to provide affordable high-speed Internet connectivity in addition to other enhanced communications services.

Our Solution

   We provide small and medium-sized businesses a broad range of communications services over our own in-building state-of-the-art fiber-optic, digital and broadband networks. Our solution offers these businesses a number of important advantages, including:

  . A comprehensive communications solution from a single source. We effectively function as our customers' communications manager and provide them with a "one stop shopping" solution. As a result, we greatly reduce the administrative burden typically associated with managing multiple communications vendors. Our comprehensive package of communications services typically includes providing multi-function digital telephones, local and long distance voice services, high speed, always-on Internet access, business television, voicemail and e-mail. We also offer web site hosting, domain name registration, 24x7 remote systems monitoring, firewall, or data security, protection and many other enhanced communications services. We offer our services at competitive prices and deliver a single bill for all services rendered. We are continually expanding and upgrading the products and services that we offer our customers, so that as their needs evolve, our products and services evolve with them.

  . A reliable, feature-rich communications package typically available only to large corporations. In addition to offering a comprehensive package of communications services, we provide our small and medium-sized business customers features and performance levels that traditionally have been available only to large corporations. We provide voice services using state-of-the-art equipment from manufacturers such as Nortel Networks and Cisco Systems, which enables us to offer our customers a variety of enhanced services. We provide our customers affordable, high speed, always-on Internet access at transmission speeds up to 3.0 million bits of data per second. We also have the ability to provide significantly greater speeds should our customers require such capacity in the future. Unlike traditional networks, our networks are designed to alleviate network congestion resulting in slow transmission speeds, a common problem which occurs when many customers within a multi-tenant commercial building attempt to use traditional limited capacity networks. In addition, to ensure reliable performance, we utilize multiple carriers, backup network components and emergency power supplies.

  . Rapid installation and service expansion with minimal capital outlay by customers. Because we own and operate our in-building networks, we are able to deliver our comprehensive package of services to a new customer within a few days of receiving an order. In addition, we are often able to provide same day service for existing customers requesting new services or features, such as increased Internet speeds or additional lines. Additionally, because our customers typically rent their telephone systems and related premise equipment from us, they avoid significant capital outlays and substantially mitigate the risks of being constrained by network capacity or having their phone system become technologically obsolete.

  . On-site or near-site customer service and support. Upon signing up for service, each of our customers is assigned a dedicated, experienced account team. This team is either on-site or near-site and is available on a 24x7 basis to address customer inquiries. We believe that our high standard of customer service will continue to enhance our ability to acquire and retain customers.

Strategy

   Our objective is to be a leading provider of integrated communications services to small and medium-sized businesses. To achieve this objective, we have developed a business strategy designed to achieve significant market penetration and deliver superior customer service while maximizing operating margins. Key components of this strategy include the following:

  . Providing a broad range of communications services under long-term customer contracts. We intend to continually add to and upgrade our service offerings in order to attract new customers and further penetrate our existing customer base. We sell our services under contracts which are typically three years in length. We believe our ability to provide a "one-stop shopping" solution will enable us to continue to enter into long-term contracts with our customers. In addition, we believe that our broad product portfolio also contributes to our low customer defection, or churn rates. In short, our goal is to ensure that a customer or potential customer need never look beyond Cypress to fulfill any communications need.

  . Providing superior customer service. As part of our continuous effort to attract and retain customers, we are dedicated to providing the highest levels of customer service and satisfaction in the industry. We assign to each customer a dedicated team of customer service personnel that is either on-site or near-site. Consequently, we believe that the level of customer service and technical support we offer in terms of responsiveness and customer knowledge exceeds that offered by competitors who provide customer support on a regional or national basis.

  . Controlling the critical "last few feet." We own and manage the in-building infrastructure over which we provide services to our customers, including the actual physical connection between our customers and out-of-building networks. We believe this affords us important and sustainable competitive advantages and allows us to:

     - strengthen our position as "gatekeeper" to our in-building customers;

     - provision services more quickly and efficiently; and

     - better control service quality.

  . Leveraging our experience and first mover advantage to secure license agreements with building owners. As one of the first in-building providers of integrated communications services in the United States, we will continue to leverage our experience and first mover advantage to secure additional license agreements with building owners. Before a building owner will enter into a long-term contract with a communications provider, the building owner must be confident that the provider is capable of offering superior service to building tenants throughout the life of the license agreement and thereafter. We believe our experience, industry reputation and referenceable customer base give us a meaningful competitive advantage with respect to instilling this confidence. In addition, while we target all types of property owners and managers, we have developed significant expertise in establishing strategic relationships with owners of individual buildings or small groups of buildings. These owners represent one of the largest single types of ownership of office space in the country. We believe that over the long term this competitive advantage will be particularly important because many of the larger multi-market building owners will eventually sign license agreements with either ourselves or our competitors.

  . Deploying cost effective, flexible networks. A substantial portion of our network related capital expenditures are made only after we have entered into a long-term license agreement with a property owner. The capital we deploy is highly success-based and modest on a per-building basis. For example, our initial capital expenditures in a typical building with approximately 335,000 rentable square feet are usually less than $90,000, which includes the purchase and installation of our riser system and associated network equipment. Furthermore, our networks are designed using an open standard architecture which enables us to rapidly and cost effectively incorporate the latest technological developments. In addition, in order to minimize operating costs while maximizing capacity and backup capacity, we deploy networks using a combination of fiber-optic, copper, coaxial and wireless transmission solutions.

  . Opportunistically pursuing additional strategic acquisitions and relationships. We opportunistically pursue acquisitions and other strategic relationships which enable us to expand our customer base or geographic presence or provide us with additional management, sales or technical personnel. For example, in December 1998 we acquired the assets of MTS Communications, which provided us access to 14 additional buildings and expanded our customer base to the greater Los Angeles area. In November 1999 we entered into an agreement to acquire approximately 19% of the common stock of SiteConnect, an in-building communications provider serving ten buildings in Seattle, with an option to purchase the balance of the company. We intend to continue to seek such domestic opportunities as well as explore international opportunities either alone or with strategic partners.

Our Communications Services

   We use our state-of-the-art in-building networks to provide small and medium-sized businesses with a full range of voice, data, video and other enhanced communications services. We also provide paging and, in some markets, wireless telephone services through agreements with various communications carriers. Close contact with our customers by our direct sales force and customer service personnel enables us to tailor our service offerings to meet customers' needs and to creatively package our services to provide "one-stop shopping" solutions for those customers. Services we offer are summarized as follows:

                      Cypress Services Currently Available

   Voice Services             Data Services             Video/Wireless/Other
   --------------             -------------             --------------------
 . Local Dialtone       . High Speed Internet Access . Business Television
 . Long Distance        . Electronic Mail            . Wireless Voice
 . Voice Mail           . Web Hosting                . Paging
 . Telephone Equipment  . Domain Name Services       . Installation & Cabling
 . Audio Conferencing   . Firewall Services          . Move, Add & Change Services
 . Toll Free Services   . SmartWatch
 . Calling Cards        . SmartView

   Voice services. The vast majority of our voice services customers rent their telephones from us. This ensures a compatible interface with our state-of-the-art in-building communications equipment and provides customers with a number of key benefits, including:

  . access to an advanced, multi-function telephone system which few small businesses could afford to buy and support on their own;

  .  a significant reduction in up-front capital costs; and

  .  reduced risk of technological obsolescence.

   Our voice offerings include both traditional telephone services, such as local and long distance services, as well as value-added services, such as integrated voicemail, audio conferencing, calling cards and toll-free number services. Additional enhanced features include call waiting, call forwarding, dialback and caller ID.

   Data services. One of our most popular services is high speed, always-on Internet access. We provide this service using our patent pending fiber-optic infrastructure and network configuration. The key features of this service are:

  . Dedicated connectivity. Our service is always on, providing instantaneous connections and the capability to receive or transmit information continuously.

  . Range of speed options. Customers currently subscribe to delivery speeds between 64,000 bits of data per second and 3.0 million bits of data per second, but we have the capacity to provide up to 100.0 million bits of data per second in response to customer demand. In addition, using commercially available equipment, we can increase the transmission speed of our infrastructure to one billion bits of data per second.

  . Flexibility. We can usually increase a customer's bandwidth speed within minutes of receiving a request. We can also deliver different speeds of service to specific computers or groups of computers within a customer's office.

  . Security. Because each customer's Internet service is provided over dedicated fiber-optic strands, a customer's Internet traffic is secure from that of other customers in the building.

   In addition to our Internet access service, we offer other enhanced data services such as web site hosting, e-mail, domain name registration and firewall services. We also offer our customers SmartWatch services, in which we provide 24-hour monitoring of web and e-mail servers, and SmartView services, which enables our customers to monitor their bandwidth usage via the Internet.

   Video, wireless and other services. In many of our buildings, we offer our customers a comprehensive package of business television services consisting of news, business, sports and network programming. We deliver these services directly to our customers over our in-building networks using a combination of direct broadcast satellite services and off-air antennas for local channels. Our customers can elect to receive more or less programming depending on their needs. In addition to voice, data and video services, we also offer our customers a variety of other enhanced communications services, such as paging and, in some markets, wireless telephones, which we are able to provide through agreements we have with various communications carriers. We also provide on-site installation, including installing telephone systems and configuring and connecting customer computer equipment to our networks, as well as highly responsive move, add and change services. We will continue to investigate, test and add, where appropriate, complementary products and services to maintain our "one stop shopping" strategy.

Network Architecture

   We design, install, own and operate our networks inside buildings which we serve under long-term license agreements with building owners or operators. Our in-building networks typically consist of the following:

  . a state-of-the-art riser system utilizing fiber-optic cable, broadband coaxial cable and copper wire;

  .  communications equipment usually located in the building;

  . high capacity leased facilities connecting our networks to the networks of selected local, long distance and Internet service providers; and

  . for our data services, high capacity leased facilities to move data traffic to and from a central point that we establish in each market.

   Riser systems inside buildings. Inside buildings, we design, install, own and manage a vertical communications infrastructure, also known as the riser system, that typically runs inside vertical utilities shafts from the building's basement to the top floor. Our riser systems typically are comprised of high capacity fiber-optic cable, broadband coaxial cable and copper wire. These systems are designed to carry a full range of voice, data and video traffic. We believe our riser systems have the capacity to accommodate all of our customers' current and anticipated broadband needs.

   Feeder systems inside buildings. Inside buildings, we also design, install, own and manage a horizontal communications infrastructure, known as the feeder system, that typically runs from our riser systems into our customers' premises. Our feeder systems typically utilize high capacity fiber-optic cable, broadband coaxial cable and copper wire. These systems are installed only upon our signing a service contract with a customer. Key benefits of our feeder systems design are as follows:

  Voice Services

  . Our feeder systems provide a compatible connection between our customers' telephone equipment and our in-building state-of-the-art communications equipment.

  Data Services

  . We install our feeder link directly into our customer's local area networks, thereby eliminating the need for our customers to purchase and maintain their own Internet routers and switches to direct their communications traffic.

  . Our customer gains an always-on, secure connection to our network using a link known as an Ethernet connection. These Ethernet connections allow us to provide in-building transmission speeds ranging from 10.0 million to 1.0 billion bits of data per second.

  Video Services

  . We connect our feeder systems to equipment which allows us to cost-effectively deliver video programming to multiple television sets within a customer's office.

   Communications equipment inside buildings. Inside almost all of the buildings we serve, we have routing and distribution equipment that connect our riser systems to the networks of select local, long distance and Internet service providers. This equipment include data switches, routers and voice switches, which direct incoming and outgoing data and voice traffic, and other video and communications equipment purchased from Nortel Networks, Cisco Systems and other manufacturers. In the case of a multi-building real estate complex, we are usually able to provide our services in all buildings within that complex by deploying this communications equipment in one of the buildings and connecting the other buildings in the complex to that equipment. This results in significant cost savings and reduced capital expenditures.

   Leased facilities outside buildings. We connect the communications equipment in our buildings to leased network facilities of selected local, long distance and Internet service providers that provide the out-of-building transport necessary to provide full service to our customers. In some instances, as in the case of a multi-building complex, we may interconnect a number of buildings using leased facilities known as "private line" or "point-to-point" connections.

   For our Internet services, we have a central market point of presence, which is a location at which we aggregate and disseminate data traffic to and from all of the buildings we serve in that market. We typically connect each building to the central market point of presence using leased high capacity facilities, on a carrier's fiber-optic network wherever available. These lines are leased from carriers that have previously installed fiber in the local market. There are generally several providers in each market who are able to provide us with connectivity for traffic between buildings and the point of presence.

   At our point of presence, we install the electronic equipment necessary to provide our data services in the metropolitan area. This equipment includes network servers, traffic routers and other related communications equipment. We connect each point of presence to more than one Internet service provider to provide diverse Internet connectivity to our network. Most points of presence are connected to at least one other point of presence in a different market over a dedicated leased facility to provide a backup means of transmitting data in case any of our network connections to the Internet should fail.

   Advantages of our Network Architecture. The architecture of our network provides us with significant competitive advantages, including the ability to:

  . rapidly connect customers without the need to arrange local phone lines and circuits for each new line added;

  . capitalize on advanced Internet-protocol-based technology to construct a more efficient and lower cost network;

  .  provide low cost, high performance services;

  . offer always-on, secure data connections to our network and the Internet; and

  . provide a flexible platform for bandwidth upgrades and new service offerings as communications technology and applications continue to develop.

   Network Management and Monitoring. We are implementing a state-of-the-art automated alarm and control system to further enhance our network monitoring capabilities. Our trained system engineering personnel use our control system to monitor and control our networks on a 24x7 basis. This system enables fault alarm monitoring, system control, environmental monitoring, remote system diagnostics, physical security monitoring, backup control and usage statistics. This Internet-enabled system allows our technicians to access and control our systems over Internet, Intranet or local or wide area network configurations, as well as through a dial-up connection in the unlikely event of loss of Internet-based communications. Service affecting events are automatically detected and immediately reported to both technical personnel located in our network operations center and market-based field support engineers who address network issues either remotely or directly on-site. Field engineering personnel in our markets are equipped with a full set of parts and spares necessary to support their routine service calls and we also maintain complete spare systems in the unlikely event of a disaster.

   Our network operations center also supports a 24x7 hotline for help desk support. We intend to supplement this center with a geographically diverse backup network operations center site to supplement day-to-day operations and act as a disaster recovery site for the main network operations center.

Construction

   We have developed and implemented a cost-efficient, team-based approach to constructing and expanding our in-building networks. We have formulated implementation procedures which incorporate standardized construction drawings and equipment configurations to allow us to maintain high quality construction standards which can be easily repeated for all of our installations with minimal use of equipment space. As a result of our extensive experience gained from having constructed over 100 in-building networks and our standardized installation procedures, we can often begin serving customers within 45 to 60 days from the time that a property manager approves our network design. As a result of our standardized construction process and our extensive engineering capabilities, we are typically able to initially install our networks for less than $90,000 per building. Thereafter, we are able to cost-effectively deploy capital and expand our networks as needed to accommodate customer demand.

   We deploy teams of building survey engineers, regional project managers and system implementation technicians who manage our network construction in three phases:

   Phase 1. A Cypress building survey engineer performs an in-depth building site survey to analyze a building's specific construction requirements, tenant profile and availability of out-of-building communications infrastructure. We then tailor our standardized implementation template to the specific needs of the building. The resulting proposed design plan is then submitted to building management for final approval.

   Phase 2. We assign a regional project manager to manage the in-building infrastructure construction process. The project manager reviews the implementation plan and supervises a team of Cypress employees and third-party contractors which installs the riser system and related communications equipment. The regional product manager also consults with our network facility management group to secure the appropriate network communication facilities and with our system procurement group to ensure that the proper equipment is purchased and available for installation when needed.

   Phase 3. Once the network installation is complete, a system implementation technician works with the network operations center to test and calibrate all remote alarm and automated diagnostic testing features. When the acceptance testing is finished, the technician completes the required building site documentation and a dedicated local account team is notified to commence sales efforts.

Marketing and Sales

   We directly market our services to the tenants in buildings in which we have secured long-term license agreements from property owners or managers. We leverage our relationships with property owners and managers as a first and primary means of creating tenant awareness of our services. Upon our entering a building, property owners or managers will typically send a letter to tenants on their letterhead introducing Cypress, describing the nature and benefits of our service offerings and highlighting the complete package of business communications products that we are able to offer. Shortly thereafter, we will conduct a promotional in-building event, typically in the building lobby, where we will demonstrate our voice, Internet and video services to generate sales leads. After our initial service launch we continue to work closely with the building owner, property management and leasing representatives. Our typical license agreements enable us to display our signage and marketing materials within the leasing office and other high traffic locations within a building. Our agreements also contain provisions whereby our building owners, management and leasing representatives agree to advise tenants of the availability of our services. In most cases, property owners or managers will also notify us as new tenants enter the building.

   Our goal is to offer a comprehensive communications solution and in effect to become our customers' outsourced communications department. As such, our sales approach is highly consultative. In our initial sales meetings we work closely with prospective customers to assess their particular communications needs. We also carefully analyze the communication bills from their current vendors to understand a prospect's usage patterns and current cost. We then return to the prospect with a highly customized, comprehensive proposal which is typically more cost effective, feature-rich and easier to administer than their current communications package.

   We typically assign one permanent account team for every five or six buildings. The account team usually consists of one account executive, one customer service representative and one on-site or near-site technician. Our technicians and engineers provide our customers with customized technical consulting on the use and availability of our various services. This is generally highly valued by small and medium-sized businesses that often have limited information technology staffs and expertise. We believe that using dedicated account teams enhances our ability to build and retain long-term customer relationships and our ability to cross-sell and upgrade service offerings.

   Our sales efforts are supported by our marketing department which, in addition to creating various "point of sales" promotional materials, works with outside advertising and public relations firms to develop a targeted, highly cost-effective marketing approach to build Cypress brand awareness.

Real Estate Selection and Marketing

 Property Selection

   The criteria that our real estate professionals consider in targeting buildings includes the buildings' location and size, the number of tenants, the tenant mix, the proximity of the building to other buildings in which we hold existing license agreements, and the expected time and cost involved in installing our networks. In addition, we generally prefer buildings with some tenant vacancy, or anticipated near-term tenant roll-over, because we believe new tenants are particularly receptive to our single-source communications solution. Once we have determined that a building or collection of buildings meets our criteria, one of our real estate professionals contacts the property owner or operator in an attempt to negotiate a license agreement which will provide us access to the buildings.

 License Agreements and Arrangements with Property Owners and Operators

   We believe we present a compelling value proposition to property owners and operators. In our negotiation with these property owners and operators, we emphasize the following value-added benefits of doing business with Cypress:

  . we pay property owners a fixed rental fee and/or a modest percentage of the revenue we receive from providing communications services to the tenants in their buildings;

  . we enhance the marketability of the building to prospective tenants by providing a complete communications solution with advanced features that may not be available in other buildings; and

  .  we install our network architecture at no cost to the property owner.

   In the past, we have entered into license agreements with property owners and operators on a per building basis in order to gain the right to install and operate our networks in their buildings. Under these agreements, we pay the property owners and operators either a base fee or a modest percentage of the revenues we generated from their tenants, typically between 3% and 6%. The typical term of these agreements is ten years. Under these agreements, we have the right to operate our networks in more than 130 buildings representing more than 35 million rentable square feet.

   In November and December 1999, we entered into master license agreements with several owners and operators of multiple office buildings, including AEW, Boston Properties, Brookfield, Cornerstone, Cousins, Lend Lease, Shorenstein, Taylor Simpson, Tower Realty, Transwestern, TrizecHahn, Vornado and Westbrook. Each master license agreement sets forth a list of buildings owned or managed by the owner or operator that is a party to that agreement. In accordance with the terms of these agreements, we have begun to enter into property-specific license agreements with respect to each listed building. In some cases, the property owner or operator may need to obtain the consent from third parties who may have an ownership interest in the building before we can enter into a property-specific license agreement for that building. Under the property-specific license agreements, we will be granted a license to install and operate our networks in each such building in return for approximately 6% of the revenues we receive from tenants in that building. The initial term of each property-specific license agreement is five years, with an automatic five year extension at the end of the initial term, absent any default under the agreement. The master license agreements give us the right to operate our networks in more than 600 buildings representing more than 194 million rentable square feet.

   In connection with the execution of the master license agreements, we also entered into stock warrant agreements with the same property owners and operators. Under the terms of these agreements, we issued these owners and operators warrants to purchase up to an aggregate of 11,144,658 shares of our common stock at an exercise price of $4.22 per share. The exact number of shares of common stock underlying the warrants, which is based on the gross leasable area of the buildings set forth in the master license agreements, will not be determined until the completion of due diligence and the finalization of the building schedules, which it expected to occur shortly. The warrants are exercisable for a period of ten years, but cannot be exercised until six months following completion of this offering. We expect that the actual number of shares underlying these warrants will not be adjusted significantly.

   Generally, our license agreements are non-exclusive, which means the property owners or operators may permit competitors to install their own in-building networks in their buildings. Some competitors already have rights to install networks in some of the buildings in which we have rights to install our networks. While few in-building competitors are operating networks in buildings in which we currently operate networks, this situation may change as we and our competitors continue to expand operations.

 Our Real Estate Relationships and Opportunities

   We currently have approximately 730 office buildings, representing approximately 229 million rentable square feet, in which we have installed, or have the right to install, our communications infrastructure. According to Torto Wheaton, a real estate consulting firm, there are more than 3,900 office buildings representing approximately 950 million square feet of rentable office space in the 12 metropolitan markets in which we currently provide our services. We recently entered into master license agreements with property owners and operators that will allow us to enter 38 additional metropolitan markets. Torto Wheaton covers 32 of these markets and, according to them, there are more than 3,900 office buildings representing approximately 1.2 billion square feet of rentable office space in these 32 additional markets. Accordingly, this data indicates that there are more than 7,800 office buildings representing approximately 2.1 billion square feet of rentable office space in 44 of the 50 markets in which we currently provide, or have the right to provide, our services.

   We have established excellent working relationships with real estate property owners and operators across the commercial real estate industry, including private owners, pension funds and pension fund advisors, public real estate operating companies such as public real estate investment trusts, property managers, life insurance companies and foreign owners of domestic real estate. In total, the property owners and operators with whom we have entered into master license agreements own or operate more than 1,500 buildings representing approximately 390 million rentable square feet.

   Set forth below is a table which summarizes our success to date in obtaining license agreements and constructing our in-building networks. Specifically, for each target market, the table shows both the number of buildings we have in operation and the number of buildings we have under license agreement, but which are not yet in operation. The table also presents information regarding the size and composition of our market opportunity. This table was compiled using data from Torto Wheaton and includes information regarding only buildings with 100,000 rentable square feet or more, as we currently do not plan to target buildings of less than this size.

                               Target Buildings           Target Buildings Square Feet
                         ---------------------------- ------------------------------------
                            In       Under   Total in     In        Under      Total in
Market                   Operation Agreement  Market  Operation   Agreement     Market
------                   --------- --------- -------- ---------- ----------- -------------

Atlanta, GA.............     36        59       332    7,421,607  16,220,658    83,634,783
Baltimore, MD...........    --          3       105          --    1,457,229    19,927,964
Boston, MA..............     15        32       395    4,603,794  12,334,520    91,377,085
Charlotte, NC...........    --          9        64          --    2,754,751    16,271,405
Chicago, IL.............      7        23       505    2,006,712  14,774,768   151,796,466
Cincinnati, OH..........    --          1        74          --      235,884    17,850,830
Cleveland, OH...........    --          2        79          --      875,323    22,057,817
Columbus, OH............    --          5        64          --    1,403,895    12,866,860
Dallas, TX..............     13        20       421    3,711,204   7,480,125   110,629,685
Denver, CO..............      4        12       229    2,814,702   4,436,560    51,044,012
Detroit, MI.............    --          3       180          --      524,256    41,004,906
Fort Worth, TX..........    --          2        69          --    1,325,355    15,143,802
Ft. Lauderdale, FL......    --          2        54          --      365,186     8,999,124
Hartford, CT............    --          1        55          --      155,221    11,812,220
Honolulu, HI............    --          4        37          --    1,895,410     8,168,251
Houston, TX.............     16        25       368    3,391,694   4,667,131   100,971,894
Indianapolis, IN........    --          2        63          --      816,639    13,508,804
Kansas City, MO.........    --         13       116          --    1,919,436    22,475,756
Long Island, NY.........    --          4        98          --      454,748    18,723,382
Los Angeles, CA.........     14        22       481    3,990,750   6,412,888   122,718,947
Miami, FL...............      1         7       107      139,000   2,381,277    21,383,132
Minneapolis, MN.........    --         30       161          --    6,215,321    43,133,751
Nashville, TN...........    --          3        65          --      667,967    81,119,299
New Jersey Metro .......    --         10       369          --    2,381,850    78,157,916
New York, NY............    --         37       749          --   30,166,751   352,401,110
Oakland, CA.............    --         14       132          --    2,778,579    25,487,180
Orange County, CA.......      7        23       174    1,044,000   4,101,357    32,464,968
Orlando, FL.............    --          6        69          --      894,518    12,064,976
Philadelphia, PA........    --         10       204          --    4,348,873    53,180,369
Phoenix, AZ.............    --         23       138          --    4,531,969    26,711,581
Sacramento, CA..........    --          7        68          --      962,446    11,922,261
Salt Lake City, UT......    --          3        53          --      518,456     9,299,970
San Diego, CA...........      1         8        75      263,000   1,796,244    15,472,693
San Francisco, CA.......    --         47       208          --   19,006,976    54,007,043
San Jose, CA............    --          9       103          --    1,433,534    15,592,513
Seattle, WA.............    --          6       140          --    2,364,663    33,752,054
St. Louis, MO...........    --          6       102          --    1,761,601    21,571,718
Stamford, CT............    --          1        87          --      100,399    17,130,048
Tampa, FL...............    --          7        77          --    2,108,416    16,975,417
Washington, D.C. .......      1        85       828      254,000  19,545,303   168,288,519
Westchester, NY.........    --          1        83          --      234,185    16,050,416
West Palm Beach, FL.....    --          2        40          --      450,104     8,214,621
Wilmington, DE..........    --          1        22          --      438,843     4,818,524
Other...................      1        27         *      453,255   9,816,883             *
                            ---       ---     -----   ---------- ----------- -------------
  Total.................    116       617     7,843   30,093,718 199,516,498 2,060,184,072

--------
* Data not available for certain markets in which we currently provide, or have the right to provide, our services. These markets include Memphis, Milwaukee, Montreal, New Orleans, Pittsburgh, Richmond and San Antonio.

Customer Service and Technical Support

   We believe that we maintain a standard of customer service higher than other companies serving small and medium-sized businesses and that this is a key factor in our low customer turnover rate. The key aspects of our service include:

  . Dedicated Support Teams for Timely Response. We typically designate on-site or near-site teams of one account executive, one customer service representative and one technician to a territory which usually includes five or six buildings grouped as closely as possible. These teams are closely supported by Internet sales engineers and technicians certified in Nortel, Cisco and Microsoft technologies. Customers benefit from this arrangement because our dedicated account teams, in addition to being physically located near our customers, are familiar with our customers' particular communications packages and, accordingly, are able to more efficiently respond to their needs. The team approach also further personalizes our customer relationships.

  . Dial "H-E-L-P" for Service. In Atlanta, our largest market, a customer need only dial "H-E-L-P" (4357 on a telephone key pad) from any telephone that is part of our network to be connected to our customer service team. In most cases, our customer's name will appear on our customer service representatives telephone display, allowing us to answer the calling party using their name, further supporting the personalized relationship between Cypress and our customers. If a customer is not near a telephone connected to our network, we provide a regular ten digit contact number to reach our customer service representatives. We are implementing this system in our other markets as well.

  . Remote System Monitoring and Service Modifications. Many elements of our networks can be controlled and modified remotely from a customer service office or our network operations center, allowing us to respond to customers more rapidly and with minimal disruption. For example, we can increase a customer's bandwidth allocation within minutes of being contacted or we can add additional lines and voice mail boxes to a customer's existing services without the need to make an on-site service call.

  . Efficient On-Premises Service Modifications. Some move, add and change services require a visit to our customers' premises. For example, when a customer expands the number of employees in their office, we will send a customer service representative to manage this expansion and a technician to install additional cabling and telephones. Because our networks are modular even at the customer premises level, we can typically add the necessary services and equipment with minimal disruption to our customer's regular operations.

  . Continuous Training. Upon implementation of the Cypress solution for a new customer, the members of the dedicated support team introduce themselves to the end-users at the customer's premises and explain the functionality of the new equipment and services for which the customer has contracted. We provide further training when the customer expands its services or adds new employees. We believe our emphasis on training reduces calls to our customer service team and encourages quick adoption of and higher usage rates for installed services, which we believe leads to increased demand for bandwidth upgrades and additional services.

Competition

   The market for communications services for small and medium-sized businesses is very competitive. We face competition from many communications providers with significantly greater financial resources, well-established brand names, larger customer bases and diverse strategic plans and technologies. Any of these competitors may focus on our market strategy and subject us to intense competition for our services or for access to the office buildings in our target markets. We expect significant competition from traditional and new communications companies, including the following:

 Other in-building communications providers

   Some competitors are attempting to gain access to office buildings in our target markets. These companies include Advanced Radio Telecom, Allied Riser Communications, Broadband Office, Intermedia, NEXTLINK, OnSite Access, RCN Telecom Services, SiteLine, Teligent, Urban Media and Winstar. Some of these competitors are seeking to develop exclusive relationships with building owners. To the extent these competitors are successful, we may face difficulties in building our networks and marketing our services within some of our target buildings. Our agreements to use utility shaft space within buildings are generally not exclusive. An owner of any of the buildings in which we do not have exclusive rights to install a network could also give similar rights to one of our competitors. Certain competitors already have rights to install networks in some of the buildings in which we have rights to install our networks. It will take a substantial amount of time to build networks in all the buildings in which we intend to exercise our rights under our license agreements and master license agreements. Each building in which we do not build a network is particularly vulnerable to competitors. It is not clear whether it will be profitable for two or more different companies to operate networks within the same building. Therefore, it is critical that we build our networks in additional buildings quickly. Once we have done so, if a competitor installs a network in the same building, there will likely be substantial price competition.

 Local telephone companies

   Incumbent local telephone companies, including GTE and regional Bell operating companies such as Bell Atlantic and BellSouth, have several competitive strengths which may place us at a competitive disadvantage. These competitive strengths include an established brand name and reputation and significant capital to rapidly deploy or leverage existing communications equipment and broadband networks. Competitive local telephone companies often market their services to tenants of buildings within our target markets and selectively construct in-building facilities. Additionally, the regional Bell operating companies are now permitted to provide long distance services in territories where they are not the dominant provider of local services. These companies may also provide long distance services in the territories where they are the dominant provider of local services if they satisfy a regulatory checklist established by the Federal Communications Commission. In December 1999, the FCC ruled that Bell Atlantic has met these requirements in New York and may provide long distance services in New York. If other regional Bell operating companies are permitted to provide long distance services in territories where we operate, we could face greater price competition.

 Long distance companies

   Many of the leading long distance companies, such as AT&T, MCI WorldCom and Sprint, could begin to build their own in-building voice and data networks. The newer national long distance carriers, such as Level 3, Qwest and Williams Communications, are building and managing high speed fiber-based national voice and data networks, partnering with Internet service providers, and may extend their networks by installing in-building facilities and equipment.

 Fixed wireless service providers

   Fixed wireless service providers, such as Advanced Radio Telecom, MCI WorldCom, NEXTLINK, Sprint, Teligent and Winstar, provide high speed communications services to customers using microwave or other facilities or satellite earth stations on building rooftops.

 Internet service providers

   Internet service providers, such as Concentric Networks, EarthLink, GTE Internetworking, Prodigy, PSINet, Sprint, the UUNET subsidiary of MCI WorldCom, and Verio, provide traditional and high speed Internet access to residential and business customers, generally using the existing communications infrastructure. Providers, such as America Online, Microsoft Network, Prodigy and WebTV, generally target the residential market and provide Internet connectivity, ease-of-use and a stable environment for modem connections.

 Digital subscriber line companies

   Digital subscriber line companies and/or their Internet service provider customers, such as Covad, Network Access Solutions, Northpoint and Rhythms NetConnections, provide high capacity Internet access using digital subscriber line technology, which enables data traffic to be transmitted over standard copper telephone lines at much higher speeds than these lines would normally allow.

 Cable-based service providers

   Cable-based service providers, such as Excite@Home and its @Work subsidiary, High Speed Access, RCN Telecom Services and Road Runner, use cable television distribution systems to provide high capacity Internet access.


Suppliers

   We must connect our in-building networks to local, long distance and Internet service providers in order to serve our customers. In most of our markets, to connect our networks to local, long-distance and Internet providers, we connect our networks to and lease facilities from the local telephone company, which is usually one of the regional Bell operating companies such as BellSouth, Bell Atlantic, SBC-Ameritech and Pac Bell. Typically, we are able to secure connections for local calling service within 30 days of requesting such service, although additional delays of 15 to 30 days are not uncommon.

   We purchase long-distance transmission capacity from several long-distance communications companies, such as ITC DeltaCom, Qwest and MCI WorldCom, on terms customary for the industry. While we have entered into several long-distance contracts with minimum purchase commitments, we believe that none of these contracts are material and that in most cities in which we operate there are a number of long distance carriers with whom we could arrange long-distance services. Typically, we are able to secure connections for long-distance service within 30 days of requesting such service.

   To provide Internet services to our customers, we purchase data transmission capacity from Internet service providers such as MCI WorldCom, Sprint, Verio and Savvis. We believe that our agreements for data transmission capacity are on customary terms for the industry and that in most cities in which we operate there are a number of data transmission capacity providers with whom we could arrange data transmission services. Typically, we are able to secure connections for data transmission capacity within 45 days of requesting such service.

   Our in-building networks contain equipment such as data switches, routers, voice switches, and other communications and video equipment that we purchase from Nortel Networks, Cisco Systems and other manufacturers. We do not have any minimum purchase commitments with any of our manufacturers and believe that there are alternative vendors available to us for all the types of equipment which we purchase.

Regulation

   Our provision of basic communications services is subject to regulation at the federal, state and local level. Often, regulations do not specifically address our operations and the application of these regulations is subject to interpretation. Regulators may successfully assert that additional regulations apply to our operations. Additionally, regulation of the communications industry is evolving rapidly. The regulations that apply to us are subject to ongoing administrative proceedings, litigation and legislation. The outcome of these various proceedings, as well as any other regulatory initiatives, cannot be predicted. Future regulatory changes may have a material adverse affect on our business and operations.

 Local Voice Services

   In the states where we currently provide local voice services, we believe that we qualify as what most states refer to as a "shared tenant service provider." Laws in these states vary as to the terms and conditions with which we must comply to be classified as a shared tenant service provider. Some of these terms and conditions include:

  . We must maintain a switching system, or private branch exchange, in each building or set of contiguous buildings that we serve which allows calls to be routed directly to the individual instead of through a central number.

  . The local telephone company must be permitted by the building owner to provide service to any tenant in the buildings in which we operate.

  . In California, we may not charge our customers a higher rate for local voice services than we are charged by the local telephone company for those services.

  . In Illinois, we must permit local telephone companies, upon payment of a fee, to use the communication equipment in our buildings.

  . In some states, we must register as a shared tenant service provider and file reports. Registering as a shared tenant services provider simply involves filing the required application and, in some instances, may also involve the payment of a small fee.

  . In some states, we must pay regulatory fees and universal service fees. Universal service fees are payments to funds established to, among other things, help subsidize the incumbent local telephone company's provision of telephone service to certain rural and other hard-to-reach areas.

   A jurisdiction's regulations or guidelines governing shared tenant service providers may not specifically address our operations. While we believe that we qualify as a shared tenant service provider in all the jurisdictions where we currently provide local voice services, a regulator may successfully challenge our position and conclude that we need to qualify as a competitive local telephone company. Additionally, jurisdictions may modify their regulations to reduce or eliminate their shared tenant service provider classification, requiring us to comply with the regulation of competitive local telephone companies. In fact, in some states in which we intend to provide local voice services, we will become a competitive local telephone company because the regulations in such states will effectively require us to do so in order to perform our operations in the manner we propose.

   Competitive local telephone companies are typically subject to more stringent state regulation than shared tenant service providers. Our cost of regulatory compliance would increase if we were subject to regulation as a competitive local telephone company, but not in such a way that would have a material adverse effect on our business. Most states require that competitive local telephone companies receive approval from the public service commission to operate. Competitive local telephone companies generally must also file tariffs setting forth the terms, conditions and prices for intrastate voice services. In many states, competitive local telephone companies must also, among other things, file accident reports, notifications of complaints and service interruptions, and contribute to universal service support. In addition, under federal law, including the Telecommunications Act of 1996, competitive local telephone companies are subject to certain rights and obligations with respect to their agreements with incumbent local telephone companies, including the duty to interconnect with other carriers, to provide other carriers access to their poles, ducts, conduits, and rights-of-way, and to make their agreements with the incumbent local telephone company available to other carriers on a non-discriminatory basis. As a result of the Telecommunications Act, which removed most of the significant legal barriers to entry into communications service, including local telephone company service, there has been increased competition in our target markets for the provisioning of local telephone services.

   While we are generally subject to less regulation as a shared tenant services provider than we would be as a competitive local telephone company, we have the added regulatory uncertainty that arises from the fact that many states have little, if any, written regulations regarding shared tenant services. The regulations that do exist are often unclear. In addition, some states rely on the tariffs of the local telephone companies to determine what constitutes permissible shared tenant services, and there are no assurances that such tariffs will not change in a manner that materially affects our ability to provide services as a shared tenant services provider. In addition, as a shared tenant services provider we have less flexibility with respect to the use of our switching systems than competitive local telephone companies because we must maintain a switching system, or private branch exchange, in each building or set of contiguous buildings that we serve.

 Long Distance Voice Services

   While the law on this issue is unclear, we believe that given the highly customized interstate and international long distance services that we provide, we are not required to make any material filing with, or seek the approval of, the Federal Communications Commission. As with our local voice services, our long distance services may be considered to be a common carrier service by the Federal Communications Commission. If that occurs, we will be subject to common carrier regulation under federal law and will need to file domestic and international tariffs and seek FCC authorization to provide international service. Our cost of regulatory compliance would increase if we were subject to regulation as a common carrier. On the other hand, if we are deemed to be a common carrier, we may find it easier to market our services to prospective customers because we could simplify our agreements with them since many of the protections we believe we need, such as limitation of liability, could be set forth in the tariffs.

   Additionally, as a result of the Telecommunications Act of 1996, the regional Bell operating companies are now permitted to provide long distance services in territories where they are not the dominant provider of local services. These companies may also provide long distance services in the territories where they are the dominant provider of local services if they satisfy a regulatory checklist established by the Federal Communications Commission. In December 1999, the FCC ruled that Bell Atlantic has met these requirements in New York and may provide long distance services in New York. If other regional Bell operating companies are permitted to provide long distance services in territories where we operate, we could face greater price competition.

 Data Services

   The Internet and data services that we provide generally are not subject to federal, state or local regulation. Congress and some state legislatures have considered imposing taxes and other burdens on Internet service providers and regulating content provided over the Internet. Additionally, we may be affected by statutes, regulations and court cases relating to the liability of Internet service providers and other on-line service providers for information carried on or through their services or equipment, including in the areas of copyright, indecency/obscenity, defamation and fraud. Future regulation may have a negative impact on our ability to offer Internet services at competitive and profitable rates.

 Video and Wireless Services

   Our provision of video services is subject to some federal, state and/or local regulations. We are, for example, required to obtain consent from local broadcasters, and pay certain copyright fees, in order to provide their programming, and we must also pay copyright fees to provide certain other programming. We also are subject to some technical requirements with regard to our provision of video services, such as requirements to ensure that our system will not cause harmful interference with certain other communications systems. Further, to the extent that we provide programming using wireless transmission, we must obtain and maintain federal licenses.

   Our video services are regulated to a far lesser extent than the video services of franchised cable operators, which are those video services providers who have received franchises from the municipalities they serve and whose facilities typically cross public streets and rights of way. For example, we are not subject to any rate regulation, and we are not subject to the "must carry" obligations placed upon franchised cable operators, which require those operators to carry certain programming.

   Recent rulings of the Federal Communications Commission may impact our video services. For example, the FCC recently ruled that owners of multiple unit premises generally cannot forbid their tenants from installing some communication devices, such as satellite dishes, on the tenant's balconies and other areas controlled by the tenant.
   We do not have any cellular or similar types of licenses. Rather, we rent or sell pagers and wireless phones and resell the services of wireless providers. Consequently, while we do pay some regulatory fees, we generally are not subject to federal regulation with respect to these services.

Multiple Unit Premises

   There have been proposals to require that commercial office buildings give access to competitive providers of communications services, and some states, such as California and Texas, already have mandatory access laws. These laws generally prohibit a property owner from providing exclusive access to one provider or from restricting another provider's access to the property. In addition, the Federal Communications Commission is considering, among other things, whether building owners offering access to any communications provider should be required to make comparable access available to all such providers on a nondiscriminatory basis. We do not know whether, or in what form, these proposals will be adopted. If the FCC or many other states in which we operate or intend to operate require commercial property owners to provide access to all communications providers, such laws will facilitate our competitors' access to buildings we serve. Such laws may, however, also enable us to obtain access to buildings in which we otherwise may have been denied access.

Intellectual Property

   We regard certain aspects of our products, services and technology as proprietary and attempt to protect them with patents, copyrights, trademarks, trade secret laws, restrictions on disclosure and other methods. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products, services or technology without authorization, or to develop similar technology independently.

   We currently have a patent application pending for our fiber-optic infrastructure and network configuration. This patent may not be issued to us, and if issued, it may not protect our intellectual property from competition which could seek to design around or invalidate this product.

Employees

   As of December 31, 1999, we had 191 full-time employees. We are not party to any collective bargaining agreements covering any of our employees, have never experienced any material labor disruption and are unaware of any current efforts or plans to organize our employees. We consider our relationships with our employees to be good.

Facilities

   Our headquarters are located in facilities consisting of approximately 9,000 square feet in Atlanta, Georgia which we occupy under a lease which expires in July 2005. We also occupy approximately 8,000 square feet of temporary space in Atlanta under leases of less than one year, and we are currently negotiating a lease for approximately 20,000 square feet which will replace these temporary quarters. In addition, our engineering personnel, network operating facilities and warehousing and distribution functions are scheduled to be relocated to a new facility consisting of approximately 32,000 square feet in Norcross, Georgia under a lease which expires in November 2006. We also occupy offices in various major U.S. markets under leases of various terms. As we expand into new markets we will continue to add office space as needed.

Legal Proceedings

   We may from time to time be involved in legal proceedings in the ordinary course of our business. We are not currently involved in any pending legal proceedings that are expected to have a material adverse effect on our business.

                                   MANAGEMENT

Executive Officers, Key Employees and Directors

   Our executive officers, key employees and directors, their position and their ages as of December 31, 1999 are as follows:

             Name            Age                        Position
             ----            ---                        --------
   R. Stanley Allen........   42 Chief Executive Officer and Director
   Ward C. Bourdeaux, Jr...   41 Executive Vice President and Director
   Mark A. Graves..........   40 President, Chief Operating Officer and Secretary
   Barry L. Boniface.......   37 Chief Financial Officer, Vice President and Treasurer
   C. Timothy Allaway......   41 Vice President of Customer Service
   Eugene H. Kreeft........   50 Vice President of Engineering
   Robert W. McCarthy......   37 Vice President, General Counsel and Assistant Secretary
   James W. McClintock.....   44 Vice President of International
   Raymond F. Potts........   36 Vice President of Marketing and Sales
   Claire S. Schenk........   50 Vice President of Human Resources
   Alistair Sloan..........   35 Vice President of Internet Services
   William P. Egan.........   54 Director
   Laurence S. Grafstein...   39 Director
   Randall A. Hack.........   52 Director
   John C. Halsted.........   35 Director
   Jeffrey H. Schutz.......   48 Director
   P. Eric Yopes...........   47 Director

   R. Stanley Allen is a co-founder of Cypress and has served as our Chief Executive Officer and a director since August 1995. From August 1995 until September 1998, he also served as our President. From March 1994 to May 1996, Mr. Allen was President and Chief Executive Officer of Applied Video Technologies, Inc., a wireless cable and communications investment and development company. From 1991 to 1994, Mr. Allen was President of American Quality Cable Corporation, a wireless cable television operator. Mr. Allen has also held positions as Manager-Real Estate Consulting for Coopers & Lybrand and Analyst for Wellington Real Estate, an affiliate of Boston-based Wellington Management Company. Mr. Allen was a Director for Wireless Cable of Atlanta before its acquisition by BellSouth in 1997 and was also a Director for the Wireless Cable Association. Mr. Allen received a Bachelor of Arts degree in Economics and a Master of Business Administration degree from the University of Virginia.

   Ward C. Bourdeaux, Jr. is a co-founder of Cypress and has served as our Executive Vice President and a director since August 1995. From January 1993 to April 1995, Mr. Bourdeaux served as Director of Development for RealCom Office Communications, where he was responsible for identifying new building and market opportunities and entering into new license agreements on a national basis, and for the renewal of existing agreements nationally. Prior to that, he spent over nine years in the commercial real estate industry with Cushman & Wakefield and Carter & Associates. Mr. Bourdeaux received a Bachelor of Arts degree in Communications from the University of Alabama.

   Mark A. Graves has served as our President since September 1998 and our Chief Operating Officer and Secretary since September 1997. From September 1997 until September 1998, he also served as our Chief Financial Officer. From March 1994 to September 1997, Mr. Graves was Executive Director of Corporate Development for BellSouth Corporation, where he was involved in mergers, acquisitions and other strategic transactions. Mr. Graves' activities principally involved BellSouth Corporation's telephone services, Internet services unit and wireless data partnerships. From May 1989 to February 1994, Mr. Graves was a Principal at Sterling Payot Company, a private investment firm in San Francisco, where he provided advisory services in strategy and finance predominantly to media and telecommunications companies, including Pacific Telesis in its spin-off of PacTel Corp., which was renamed AirTouch Communications. Prior to joining Sterling Payot Company, Mr. Graves held positions at The First Boston Corporation and United Technologies Corporation. Mr. Graves received a Bachelor of Arts degree in Economics and a Master of Business Administration degree from Harvard University.

   Barry L. Boniface has served as our Chief Financial Officer since October 1998. From September 1994 to October 1998, Mr. Boniface was Executive Director of Corporate Development for BellSouth Corporation, where he was responsible for domestic and international mergers, acquisitions, divestitures and other strategic transactions. Mr. Boniface's activities principally involved BellSouth's domestic and international wireless telephone services and competitive local telephone activities. Prior to that, Mr. Boniface was a principal in Berkshire Partners, Inc., a merchant banking firm based in Dallas, Texas. He has also held the positions of Chief Operating Officer for Global Business Acceleration, Inc., an early stage software development company, and Vice President in the Corporate Finance Department at Principal Financial Securities, Inc., an investment banking firm. Mr. Boniface received a Bachelor of Business Administration degree in Management Information systems from Southern Methodist University and a Master of Business Administration degree from the Goizueta Business School at Emory University.

   C. Timothy Allaway has served as our Vice President of Customer Service since December 1999. From June 1996 to December 1999, Mr. Allaway was Director, Customer Services for IBM, North America supporting the full line of hardware and software offerings. From September 1994 to June 1996, Mr. Allaway was Director, Small Business Sales and Partnerships for MCI. From 1986 to September 1994, Mr. Allaway held various sales and service management positions for MCI. Prior to that, Mr. Allaway spent five years with Xerox Corporation. Mr. Allaway received a Bachelor of Science degree in Management from Jacksonville State University and a Master of Business Administration degree from Auburn University.

   Eugene H. Kreeft has served as our Vice President of Engineering since February 1999. From 1991 until February 1999, Mr. Kreeft was an Executive Vice President of Preferred Networks Inc., an outsourcing services provider to the wireless industry which he founded in 1991. From 1989 to 1991, Mr. Kreeft served as Director of Technical Support, U.S. Operations, for Glenayre Technologies, a developer and provider of personal telecommunications systems. Prior to that, Mr. Kreeft was employed by BBL Industries, Inc., a paging equipment manufacturer, where he served as both Vice President of Engineering and Manufacturing and Vice President of Applications/New Product Development. Mr. Kreeft has also held management and engineering positions with Motorola, RAM Broadcasting, AT&T, Western Union Microwave Systems, Highland Telephone Company and Delaware Telephone Company.

   Robert W. McCarthy has served as our General Counsel since December 1999. From August 1996 until December 1999, Mr. McCarthy was a General Attorney at BellSouth Corporation, where he specialized in domestic and international mergers and acquisitions and joint venture transactions. Prior to that, he was a partner in the Atlanta offices of Hunton & Williams, where he specialized in mergers and acquisitions, joint ventures and venture capital transactions. Mr. McCarthy received a

Bachelor of Arts degree in Political Science and a Juris Doctor degree from the University of North Carolina at Chapel Hill.

   James W. McClintock has served as our Vice President of International since December 1999. From March 1999 until December 1999, Mr. McClintock was Vice President of Data Services for BellSouth International (BSI), where he led the development of BSI's Internet and data strategy and associated business development activities, focusing principally on Latin America and Europe. Prior to that, Mr. McClintock was Executive Director of Corporate Development for BellSouth Corporation, where he worked primarily with BellSouth Entertainment and BellSouth.net, managing a number of significant merger, acquisition and alliance activities involving these two business units. Prior to joining BellSouth in 1993, Mr. McClintock had fourteen years of experience managing, investing in and financing entrepreneurial ventures of all types and scale, including positions in banking with Citicorp and in venture capital with Equity Group Investments. Mr. McClintock received a Bachelor of Arts degree in Economics from Washington and Lee University and a Master of Business Administration degree in Finance from the University of North Carolina.

   Raymond F. Potts has served as our Vice President of Marketing and Sales since October 1999. From September 1997 to October 1999, Mr. Potts was Regional Vice President for Sales, Operations and Marketing for the midwest territory of Teligent, Inc., a wireless telecommunications company. From 1996 to September 1997, Mr. Potts served as Vice President of Sales for the midwest region of Cable & Wireless, Inc., a wireless telecommunications company. Prior to that, Mr. Potts spent in excess of ten years in various senior-level sales and service management positions for Midcom Communications, Sprint, LCI and TFN Communications. Mr. Potts received a Bachelor of Business Administration degree from St. Joseph's College in Rensselaer, Indiana.

   Claire S. Schenk has served as our Director of Human Resources since June 1999. From June 1996 until May 1999, Ms. Schenk was Vice President for Human Resources for Trism, Inc., a national specialized transportation company headquartered in Atlanta. From December 1989 until June 1996, Ms. Schenk was Vice President, Senior Business Partner for two national mortgage companies. Ms. Schenk also has ten years of human resources management experience with Sheraton Corporation and Six Flags Corporation. Ms. Schenk received a Bachelor of Arts degree in Psychology from Emory University.

   Alistair Sloan has served as our Vice President of Internet Services since September 1999. From January 1998 until September 1999, Mr. Sloan was our Manager of Internet Services. Prior to joining Cypress, Mr. Sloan was Project Manager at Systems Atlanta, where he consulted with clients on Internet and Wide Area Networking design and security. Prior to that, Mr. Sloan was a manager of Internet Connect, a division of Systems Atlanta specializing in dedicated business Internet connectivity. Mr. Sloan has also held positions with Ingram Micro, Inc. and has been an independent consultant in the field of local area networking. Mr. Sloan received a Bachelor of Arts degree in Political Science from the University of Bridgeport.

   William P. Egan has served as a director since February 1997. Mr. Egan is a founding partner of Burr, Egan, Deleage & Co. and Alta Communications, an affiliated firm. For over twenty years, Mr. Egan has invested in a wide variety of companies in the information technology, life sciences and communications industries. He is a past President and Chairman of the National Venture Capital Association. Mr. Egan received a Bachelor of Arts degree from Fairfield University and a Master of Business Administration degree from the University of Pennsylvania. He serves as a director of Cephalon, Inc.

   Laurence S. Grafstein has served as a director since November 1999. Mr. Grafstein is Managing Director and co-founder of Gramercy Communications Partners, Inc., a private equity firm specializing in telecommunications investments. From February 1996 to May 1999, Mr. Grafstein was a Managing Director and head of the global telecommunications investment banking practice at Credit Suisse First Boston, a global investment bank. From February 1994 to February 1996, Mr. Grafstein was a Managing Director of Wasserstein Perella & Co., a global investment bank. Mr. Grafstein received a Bachelor of Arts degree from Harvard University, a Master of Philosophy degree from Balliol College of Oxford University, where he was a Rhodes Scholar and president of the Oxford Union Society, and an LLB from the University of Toronto Law School. Mr. Grafstein is a director of Z-Tel Technologies, Inc.

   Randall A. Hack has served as a director since November 1999. He is a Senior Managing Director of Nassau Capital. From 1990 to 1994, Mr. Hack served as President and Chief Executive Officer of the Princeton University Investment Company, where he had overall management responsibility for Princeton's multi billion-dollar endowment of publicly traded securities and private investments. From 1979 to 1988, he was President and Chief Executive Officer of Matrix Development Group, a commercial and industrial real estate development firm, which he founded. Mr. Hack received a Bachelor of Arts degree from Princeton University and a Master of Business Administration degree from Harvard University. He serves as a director of OmniCell.com, Inc., Cornerstone Properties, Acacia Capital Corp., KMC Telecom, Inc. and Crown Castle International Corp.

   John C. Halsted has served as a director since October 1998. Mr. Halsted serves as Senior Vice President of Beacon Capital Partners, Inc. and Chief Investment Officer of Beacon Venture Partners, Beacon Capital's venture capital subsidiary. From 1993 to 1997, Mr. Halsted was Vice President at Harvard Private Capital Group. From 1991 to 1993, Mr. Halsted was an Associate with Simmons & Company, an investment banking firm in Houston, Texas. Mr. Halsted received a Master of Business Administration degree from The Harvard Business School and a Bachelor of Arts degree in Economics from The University of California at Berkeley.

   Jeffrey H. Schutz has served as a director since November 1996. Mr. Schutz is a general partner of The Centennial Funds, a venture capital firm based in Denver, Colorado that focuses on electronic communications companies. Since 1981, Centennial has invested more than $700 million in pioneering entrepreneurial ventures in communications networks, services and technologies. Mr. Schutz received an AB in Economics from Middlebury College and a Master of Business Administration degree from the Colgate Darden Graduate School of Business Administration at the University of Virginia. Mr. Schutz is a director of Crown Castle International Corp., Enhance Media, Inc. and Point-To-Point, Inc.

   P. Eric Yopes has served as a director since December 1999. Mr. Yopes is the Vice Chairman-Investments of Shorenstein Management, Inc. Mr. Yopes joined Shorenstein in 1984 and his responsibilities have encompassed all aspects of real estate investment, development, acquisitions/sales, finance, operations and leasing. He has served as Senior Operating Executive and Chief Financial Officer of Shorenstein. His current responsibilities include strategy and investment management, portfolio management, and investor and lender relations. Mr. Yopes received a Bachelor of Arts degree from Yale University and a Juris Doctor degree from the University of Chicago.

Board Composition

   In connection with the sale of our series C preferred stock, all of our then existing stockholders entered into a stockholders agreement. This agreement provides for, among other things, the nomination of and voting for a total of nine directors of Cypress, as follows:

  .  two management representatives designated by the founding stockholders -
     - these representatives are Messrs. Allen and Bourdeaux;

  . one representative designated by The Centennial Funds -- this representative is Mr. Schutz;

  . one representative designated by Alta Communications -- this representative is Mr. Egan;

  . one representative designated by Beacon Capital Partners -- this representative is Mr. Halsted;

  . one representative designated by Nassau Capital -- this representative is Mr. Hack;

  . one representative designated by Gramercy Communications Partners -- this representative is Mr. Grafstein;

  . one representative designated by Boston Properties, Cornerstone and Shorenstein, voting together as a group -- this representative is Mr. Yopes; and

  .  one outside representative designated jointly by:

     (1) The Centennial Funds, Alta Communications, Beacon Capital Partners, Nassau Capital and Gramercy Communications Partners, voting together as a class; and

     (2) R. Stanley Allen, Ward C. Bourdeaux, Jr., Mark A. Graves, Barry L. Boniface and George J. Cisler, voting together as a class. This last directorship is currently vacant.

   The stockholders agreement requires each stockholder to vote all securities over which they have voting control and to take all other necessary or desirable action within their control to effect the preceding election of directors. The provisions of the stockholders agreement regarding the nomination and election of directors automatically terminate upon the closing of this offering.

   Following this offering, the board of directors will be divided into three classes, each of whose members will serve for a staggered three-year term. Messrs. Bourdeaux, Egan and Schutz will serve as Class I directors whose terms will expire at the annual meeting of stockholders held in 2000. Messrs. Grafstein, Hack and Yopes will serve as Class II directors whose terms will expire at the annual meeting of stockholders held in 2001. Messrs. Allen and Halsted will serve as Class III directors whose terms will expire at the annual meeting of stockholders held in 2002.

Committees of the Board of Directors

   Our bylaws provide that our board of directors may designate one or more board committees. We currently have an audit committee and a compensation committee.

   Audit Committee. The audit committee is responsible for recommending to the board of directors the engagement of our outside auditors and reviewing our accounting controls and the results and scope of audits and other services provided by our auditors. The members of the audit committee are Messrs. Hack, Halsted and Grafstein.

   Compensation Committee. The compensation committee is responsible for reviewing and approving the amount and type of consideration to be paid to senior management. The members of the compensation committee are Messrs. Egan, Halsted and Schutz.

   Other Committees. The board of directors may establish, from time to time, other committees to facilitate the management of our business.

Compensation Committee Interlocks and Insider Participation

   As noted above, the members of the compensation committee are Messrs. Egan, Halsted and Schutz. Mr. Egan is a general partner of Alta Communications, which purchased 263,158 shares of series C preferred stock from Cypress on October 8, 1999 for $5.0 million. Mr. Halsted is an executive officer of Beacon Capital Partners, which purchased 342,105 shares of series C preferred stock from Cypress on October 8, 1999, for $6.5 million. Mr. Schutz is a general partner of The Centennial Funds, which purchased 263,158 shares of series C preferred stock from Cypress on October 8, 1999 for $5.0 million. Prior to 1999, these same investors purchased additional shares of our convertible preferred stock. See "Certain Relationships and Related Transactions."

Director Compensation

   Directors who are employees receive no additional compensation for their services as directors. We plan to compensate non-employee directors as follows:
$5,000 annual fee, $1,000 for each meeting attended in person and $500 for each meeting attended by telephone. Non-employee directors are also eligible to participate in our 2000 stock option plan at the discretion of the full board of directors.

Severance Plan

   We intend to adopt a severance plan which will cover Messrs. Allen, Bourdeaux, Graves and Boniface. This plan will provide severance benefits to these executive officers if they are terminated without "cause" or they terminate with "good reason" within a one-year period following a change of control of Cypress. Upon a qualifying termination, the executive officer will be entitled to a lump sum payment equal to one and one-half times his base salary.

Executive Compensation

   The following table sets forth in summary form the compensation that was paid to our Chief Executive Officer and the other most highly compensated executive officers whose aggregate compensation exceeded $100,000 in the year ended December 31, 1999.

                           Summary Compensation Table

                                                                   Long-term
                                                                  Compensation
                                                                  ------------
                                                       Annual
                                                    Compensation   Securities
                                                   --------------  Underlying
Name and Principal Position                         Salary  Bonus   Options
---------------------------                        -------- ----- ------------
R. Stanley Allen.................................. $165,000  (1)    243,000
  Chief Executive Officer
Mark A. Graves....................................  155,000  (1)    306,000
  President, Chief Operating Officer and Secretary
Ward C. Bourdeaux, Jr. ...........................  135,000  (1)    369,000
  Executive Vice President
Barry L. Boniface ................................  145,000  (1)    297,000
  Vice President, Chief Financial Officer and
       Treasurer

--------
(1) Bonus has not yet been determined.

Option Grants in Last Fiscal Year

   The following table sets forth information related to stock options granted to our named executive officers during the year ended December 31, 1999.

                      Option Grants in Last Fiscal Year(1)

                                          Individual Grants
                          --------------------------------------------------
                                     Percent of                               Potential Realizable
                          Number of    Total                                    Value at Assumed
                          Securities  Options                                 Annual Rates of Stock
                          Underlying Granted to Exercise Assumed             Price Appreciation For
                           Options   Employees   Price    Public                 Option Terms(2)
                            Grant    in Fiscal    Per    Offering Expiration -----------------------
Name                         (#)      Year(%)    Share    Price      Date        5%          10%
----                      ---------- ---------- -------- -------- ---------- ----------- -----------
R. Stanley Allen........   180,000      5.14%    $1.07    $15.00     4/7/09  $   209,085 $   447,017
                            63,000      1.80      2.53     15.00   11/29/09      705,700   1,218,121

Mark A. Graves..........   180,000      5.14      1.07     15.00     4/7/09      209,085     447,017
                           126,000      3.60      2.53     15.00   11/29/09    1,411,399   2,436,241

Ward C. Bourdeaux, Jr...   180,000      5.14      1.07     15.00     4/7/09      209,085     447,017
                           189,000      5.40      2.53     15.00   11/29/09    2,117,099   3,654,362

Barry L. Boniface.......    45,000      1.29      1.07     15.00     4/7/09       52,271     111,754
                           252,000      7.20      2.53     15.00   11/29/09    2,822,799   4,872,483

--------
(1) The number of options granted in the year ended December 31, 1999 was 3,526,655. The options expire ten years after the date of the grant and vest 20% upon the first anniversary of the date of grant and 5% each subsequent quarter measured from the first anniversary of the date of grant. The options fully vest upon a change of control. The exercise price of the options is adjusted appropriately in the event of a subdivision or combination of the outstanding common stock or in the event of a payment of a stock dividend in shares of common stock to the holders of common stock. In the event of a merger, consolidation or other reorganization, the compensation committee may make any adjustments to the option that it deems necessary.

(2) Potential realizable value is based on the assumption that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until expiration of the ten-year term. These numbers are calculated based on SEC requirements and do not reflect our projection or estimate of future stock price growth. Potential realizable values are computed by multiplying the number of shares of common stock subject to a given option by the fair market value of the common stock on the date of grant, determined to be $1.37 as of April 7, 1999 and $8.43 as of November 29, 1999, and assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire ten-year term of the option and subtracting from that result the aggregate option exercise price. Actual realizable value, if any, will be dependent on the future price of the common stock on the actual date of exercise, which may be earlier than the stated expiration date.

Fiscal Year-End Option Values

   The following table sets forth the number of shares covered by both exercisable and unexercisable options as of December 31, 1999 and the year-end value of exercisable and unexercisable options as of December 31, 1999 for the named executive officers.

                          Number of Securities Underlying      Value of Unexercised In-the-Money
                              Unexercised Options at                      Options at
                                 December 31, 1999                   December 31, 1999(1)
                          ----------------------------------   -----------------------------------
Name                       Exercisable       Unexercisable       Exercisable       Unexercisable
----                      ---------------   ----------------   ----------------  -----------------
R. Stanley Allen........            248,454            491,661         3,561,142          6,857,573
Mark A. Graves..........            214,704            588,411         3,072,892          8,113,223
Ward C. Bourdeaux, Jr...            248,454            617,661         3,561,142          8,428,373
Barry L. Boniface.......             51,075            501,300           771,645          3,473,580

--------
(1) The value of the unexercised in-the-money options at December 31, 1999 was calculated using an assumed initial public offering price of $15.00 per share as the estimated fair value per common share at that date.

Stock Plans

 1997 Management Option Plan

   Our 1997 management option plan was initially adopted by our board of directors and approved by our stockholders on July 15, 1997. We established this plan to provide officers, directors, key employees and consultants the ability to acquire an ownership interest in Cypress. The options generally vest 20% per year and expire ten years after issuance. At December 31, 1999, there were options to purchase a total of 5,820,976 shares of common stock granted under this plan, of which options to purchase 991,639 shares have vested. Although no further options will be granted under this plan, the unvested options will continue to vest in accordance with this plan.

 2000 Stock Option and Incentive Plan

   Our 2000 stock option plan was adopted by our board of directors on December 21, 1999 and was subsequently approved by our stockholders on December 23, 1999. The 2000 stock option plan permits us to make grants of:

  .  incentive stock options;

  .  non-qualified stock options;

  .  restricted stock;

  .  deferred stock awards;

  .  unrestricted stock; and

  .  performance share awards.

   Under the 2000 stock option plan, the aggregate number of shares available for grants of awards shall be 5,756,125 shares of common stock, subject to adjustment in the event of a stock split, stock dividend or other change in capitalization. Any shares forfeited from awards under the 2000 stock option plan or the 1997 management option plan will also be available for future awards under the 2000 stock option plan. No common stock has been issued to date under the 2000 stock option plan.

   2000 Stock Option Plan Administration. The 2000 stock option plan provides for administration by either the board of directors or the compensation committee, which consists of non-employee directors. The committee has full power to select, from among the individuals eligible for awards, the participants to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2000 stock option plan.

   Eligibility and Limitations on Grants. All officers, employees, directors and key persons (including consultants and prospective employees) are eligible to participate in the 2000 stock option plan, subject to the discretion of the committee. From and after the date awards made under the 2000 stock option plan become subject to Section 162(m) of the Internal Revenue Code, no participant may receive options to purchase more than 1,500,000 shares of common stock (subject to adjustment for stock splits, stock dividends and other change in capitalization) during any one calendar year period, as stated above.

   Option Terms. The committee has authority to determine the terms of options granted under the 2000 stock option plan. However, incentive stock options will have an exercise price that is not less than 100% of the fair market value of the shares of common stock on the date of the option grant and non-qualified stock options, other than those granted in lieu of a participant's cash compensation at the participant's election with the consent of the committee, will have an exercise price that is not less than 85% of the fair market value of the shares of common stock on the date of the option grant.

   At the discretion of the committee, stock options granted under the 2000 stock option plan may include a "re-load" feature pursuant to which an optionee exercising an option by the delivery of shares of common stock would automatically be granted an additional stock option (with an exercise price equal to the fair market value of the common stock on the date the additional stock option is granted) to purchase that number of shares of common stock equal to the number delivered to exercise the original stock option. The purpose of this feature is to enable participants to maintain their equity interest without dilution.

   Acceleration Upon a Merger, Sale or Change of Control of Company. Upon the occurrence of any of the following events, unless otherwise provided in the award agreements, all outstanding awards granted pursuant to the 2000 stock option plan shall become fully exercisable or fully vested and nonforfeitable:

  .  the dissolution or liquidation of Cypress;

  .  the sale of all or substantially all of the assets of Cypress;

  .  a merger, reorganization or consolidation of Cypress;

  .  the sale of all of the stock of Cypress; or

  .  a change of control of Cypress.

   In the event of certain transactions, such as a merger, consolidation, dissolution or liquidation, the committee in its discretion may provide for appropriate substitutions or adjustments of outstanding stock options; alternatively, outstanding stock options will terminate and the holder will receive a cash payment equal to the excess of the fair market value per share over the applicable exercise price, multiplied by the number of shares of common stock covered by the stock option.

   Amendments and Termination. The board of directors may at any time amend or discontinue the 2000 stock option plan and the committee may at any time amend or cancel any outstanding award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect the rights under any outstanding awards without the holder's consent. To the extent required by the Internal Revenue Code to ensure that options granted under the 2000 stock option plan qualify as incentive stock options, plan amendments shall be subject to approval by our stockholders.

 Employee Stock Purchase Plan

   Our employee stock purchase plan was adopted by our board of directors on December 21, 1999 and was subsequently approved by our stockholders on December 23, 1999. Up to 900,000 shares of common stock may be issued under the employee stock purchase plan.

   The first offering under the employee stock purchase plan will begin on the effective date of this offering and end on October 31, 2000. Subsequent offerings will commence on each November 1 and May 1 thereafter and will have a duration of six months. Generally, all employees who are customarily employed for more than 20 hours per week as of the first day of the applicable offering period will be eligible to participate in the employee stock purchase plan. An employee who owns or is deemed to own shares of stock representing in excess of 5% of the combined voting power of all classes of our stock will not be able to participate in the employee stock purchase plan.

   During each offering, an employee may purchase shares under the employee stock purchase plan by authorizing payroll deductions of up to 10% of his or her cash compensation during the offering period. The maximum number of shares that may be purchased by any participating employee during any six-month offering period is limited to the number of whole shares which is less than or equal to $12,500 divided by the closing price per share on the first day of the applicable offering period. Unless the employee has previously withdrawn from the offering, his or her accumulated payroll deductions will be used to purchase common stock on the last business day of the period at a price equal to 85% of the fair market value of the common stock on the first or last day of the offering period, whichever is lower. For purposes of the initial offering period, the fair market value of common stock on the first day of the offering period shall be the offering price to the public. Under applicable tax rules, an employee may purchase no more than $25,000 worth of common stock in any calendar year. No common stock has been issued to date under the employee stock purchase plan.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth information regarding beneficial ownership of our common stock as of December 31, 1999. The percentage of beneficial ownership is based on 35,575,169 shares of our common stock outstanding as of such date, after giving effect to the conversion of all of our outstanding shares of convertible preferred stock into common stock. The table sets forth such information with respect to:

  . each stockholder who is known by us to beneficially own 5% or more of the common stock;

  .  each of our directors;

  .  each of the executive officers named in the "Summary Compensation
     Table"; and

  .  all of our executive officers and directors as a group.

   Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares of common stock beneficially owned by such stockholder.

   The number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after December 31, 1999, through the exercise of any stock option or other right.

                                      SHARES BENEFICIALLY PERCENT BENEFICIALLY
                                             OWNED               OWNED
                                      ------------------- --------------------
                                                           BEFORE     AFTER
NAME OF BENEFICIAL OWNER(1)                 NUMBER        OFFERING OFFERING(2)
---------------------------           ------------------- -------- -----------
Centennial Holdings V, L.P.(3).......      8,240,153        23.2%     18.1%
Alta Communications, Inc.(4).........      6,118,700        17.2      13.4
Beacon Capital Partners, Inc.(5).....      4,351,973        12.2       9.5
Nassau Capital L.L.C.(6).............      2,960,528         8.3       6.5
Gramercy Communications Partners,
 Inc.(7).............................      2,960,528         8.3       6.5
R. Stanley Allen(8)..................        979,884         2.7       2.1
Ward C. Bourdeaux, Jr.(9)............        697,230         1.9       1.5
Jeffrey H. Schutz(3).................      8,240,153        23.2      18.1
William P. Egan(4)...................      6,118,700        17.2      13.4
John C. Halsted(5)...................      4,351,973        12.2       9.5
Randall A. Hack(6)...................      2,960,528         8.3       6.5
Laurence S. Grafstein(7).............      2,960,528         8.3       6.5
P. Eric Yopes(10)....................        828,950         2.3       1.8
Mark A. Graves(11)...................        285,890           *         *
Barry L. Boniface(12)................         88,830           *         *
All directors and executive officers
 as a group (12 persons)(13).........     27,530,888        75.6      59.0

--------
  *  Represents less than 1% of the outstanding shares of common stock.

 (1) The address of Centennial Holdings V, L.P. and Mr. Schutz is 1428 15th Street, Denver, CO 80202. The address of Alta Communications, Inc. and Mr. Egan is One Post Office Square, Suite 3800, Boston, MA 02109. The address of Beacon Capital Partners, Inc. and Mr. Halsted is One Federal Street, 26th Floor, Boston, MA 02110. The address of Nassau Capital L.L.C. and Mr. Hack is 22 Chambers Street, Princeton, NJ 08542. The address of Gramercy Communications Partners, Inc. and Mr. Grafstein is 712 Fifth Avenue, 43rd Floor, New York, NY 10019. The address of P. Eric Yopes is c/o Shorenstein Management, Inc., 555 California Street, 49th Floor, San Francisco, CA 94104. The address of all other listed stockholders is c/o Cypress Communications, Inc., Fifteen Piedmont Center, Suite 710, Atlanta, GA 30305.

 (2) Assumes the underwriters do not elect to exercise the over-allotment option to purchase an additional 1,500,000 shares of common stock.

 (3) Represents shares of common stock beneficially owned by investment funds affiliated with Centennial Holdings V, L.P., of which Mr. Schutz is a general partner, including 8,028,428 shares of common stock beneficially owned by Centennial Fund V, L.P. and 211,725 shares of common stock beneficially owned by Centennial Entrepreneurs Fund V, L.P. Mr. Schutz disclaims beneficial ownership of the shares of common stock held by these funds, except to the extent of his proportionate pecuniary interest in such funds.

 (4) Represents shares of common stock beneficially owned by investment funds affiliated with Alta Communications, Inc., of which Mr. Egan is a general partner, including 5,981,904 shares of common stock beneficially owned by Alta Communications VI, L.P. and 136,796 shares of common stock beneficially owned by Alta Comm S by S, LLC. Mr. Egan disclaims beneficial ownership of the shares of common stock held by these funds, except to the extent of his proportionate pecuniary interest in such funds.

 (5) Represents shares of common stock beneficially owned by entities affiliated with Beacon Capital Partners, Inc., of which Mr. Halsted is an executive officer, including 204,242 shares of common stock beneficially owned by Tenant Communications, Inc., 4,029,309 shares of common stock beneficially owned by Building Communications, LLC and 118,422 shares of common stock beneficially owned by Investor Communications LLC. Mr. Halsted disclaims beneficial ownership of the shares of common stock held by these funds, except to the extent of his proportionate pecuniary interest in such funds.

 (6) Represents shares of common stock beneficially owned by investment funds affiliated with Nassau Capital L.L.C., of which Mr. Hack is a member, including 2,914,146 shares of common stock beneficially owned by Nassau Capital Partners III L.P. and 46,382 shares of common stock beneficially owned by NAS Capital Partners I L.L.C. Mr. Hack disclaims beneficial ownership of the shares of common stock held by these funds, except to the extent of his proportionate pecuniary interest in such funds.

 (7) Represents shares of common stock beneficially owned by Gramercy Cypress LLC, an investment fund affiliated with Gramercy Communications Partners, Inc., of which Mr. Grafstein is a Managing Director. Mr. Grafstein disclaims beneficial ownership of the shares of common stock held by this fund, except to the extent of his proportionate pecuniary interest in such fund.

 (8) Includes 271,058 shares of common stock held by Mr. Allen subject to options exercisable as of December 31, 1999 or within 60 days thereafter.

 (9) Includes 271,058 shares of common stock held by Mr. Bourdeaux subject to options exercisable as of December 31, 1999 or within 60 days thereafter.

(10) Represents shares of common stock beneficially owned by DWS Capital LLC, an investment fund affiliated with Shorenstein Management, Inc., of which Mr. Yopes is an executive officer. Mr. Yopes disclaims beneficial ownership of the shares of common stock held by this fund, except to the extent of his proportionate pecuniary interest in such fund.

(11) Includes 214,704 shares of common stock held by Mr. Graves subject to options exercisable as of December 31, 1999 or within 60 days thereafter.

(12) Includes 63,846 shares of common stock held by Mr. Boniface subject to options exercisable as of December 31, 1999 or within 60 days thereafter.

(13) Includes 863,874 shares of common stock held by all directors and executive officers as a group subject to options exercisable as of December 31, 1999 or within 60 days thereafter.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   We were formed as a limited liability company under the laws of Georgia on August 16, 1995 as Cypress Communications, L.L.C. We completed a reorganization on July 15, 1997 in which the operations of the predecessor company were merged into Cypress Communications, Inc., a Delaware corporation.

   In connection with our reorganization on July 15, 1997, we issued an aggregate of 2,636,906 shares of our common stock to nine persons, including Messrs. Allen and Bourdeaux, Centennial Holdings V, L.P. and Alta Communications, in exchange for membership interests in our predecessor company. On that date, we also issued an aggregate of 1,200,140 shares of our series A preferred stock for $5 per share to eight investors, including Messrs. Allen, Bourdeaux and Graves, Centennial Holdings V, L.P. and Alta Communications. On March 9, 1998, we issued 11,000 shares of our series A preferred stock to Mr. Graves for $5 per share.

   On September 30, 1998, we issued an aggregate of 1,333,200 shares of our series B preferred stock to investors, including Messrs. Allen, Bourdeaux and Graves, Centennial Holdings V, L.P., Alta Communications and Beacon Capital Partners for $8 per share. On that same date, we also issued 579,613 shares of our series B-1 preferred stock to Beacon Capital Partners for $8 per share. On February 1, 1999 we issued an aggregate of 6,375 shares of our series B preferred stock to Mr. Boniface and another employee for $8 per share.

   Since September 30, 1999, we have issued an aggregate of 4,161,974 shares of our series C preferred stock to investors, including Messrs. Allen, Bourdeaux, Graves and Boniface, Centennial Holdings V, L.P., Alta Communications, Beacon Capital Partners, Nassau Capital and Gramercy Communications Partners for $19 per share.

   Our series A preferred stock, series B and B-1 preferred stock, and series C preferred stock have a redemption price of $5 per share, $8 per share, and $19 per share, respectively. Redemption is mandatory beginning on October 8, 2005, at which time up to one-third of the outstanding shares may be redeemed on each of October 8, 2005, October 8, 2006 and October 8, 2007. In the event of any liquidation, dissolution or winding up of our affairs, holders of the preferred stock are entitled to be paid the redemption price, plus all accrued dividends, before any payments to the holders of common stock. Each holder of preferred stock, in preference to the holders of common stock, is entitled to receive dividends, when and as declared by the board of directors. With the exception of the series B-1 preferred stock, which is non-voting stock, each holder of preferred stock votes with the holders of common stock on an on-converted basis. Under the conversion rate set forth in the terms of the preferred stock, the preferred stock was originally convertible into common stock on a one-for-one basis. However, as a result of the proposed 4.5-for-1 stock split which will occur in connection with this offering, the conversion rate will be adjusted such that each share of preferred stock will be convertible into 4.5 shares of common stock. The preferred stock automatically converts into common stock upon the completion of this offering.

   As result of the foregoing equity issuances, the following persons who are our principal stockholders and executive officers directly own the following shares of our capital stock:

                                      Series A  Series B  Series B-1 Series C
                              Common  Preferred Preferred Preferred  Preferred
   Name of Related Party       Stock    Stock     Stock     Stock      Stock
   ---------------------      ------- --------- --------- ---------- ---------
Centennial Holdings V,
 L.P. ....................... 750,001  776,320   625,000       --     263,158
Alta Communications, Inc..... 374,999  388,220   625,000       --     263,158
Beacon Capital Partners,
 Inc.........................     --       --     45,387   579,613    342,105
Nassau Capital L.L.C. .......     --       --        --        --     657,895
Gramercy Communications
 Partners, Inc...............     --       --        --        --     657,895
R. Stanley Allen............. 682,245    4,000     1,250       --         658
Ward C. Bourdeaux, Jr........ 410,387    1,600     1,250       --         658
Mark A. Graves...............     --    11,000     2,188       --       2,632
Barry L. Boniface............     --       --      4,500       --       1,053

   Certain of our directors are affiliated with certain of our principal stockholders. Mr. Schutz is a general partner of Centennial Holdings V, L.P. Mr. Egan is a general partner of Alta Communications. Mr. Halsted is an executive officer of Beacon Capital Partners. Mr. Hack is a member of Nassau Capital. Mr. Grafstein is a Managing Director of Gramercy Communications Partners.

   One of our directors, Mr. Yopes, is an executive officer of Shorenstein Management, Inc. In December 1999, we issued 184,211 shares of our series C preferred stock to an investment fund affiliated with Shorenstein for $19 per share. In addition, as part of our master license agreement program, we entered into a master license agreement with Shorenstein under which we have obtained the right to install and operate our networks in up to 21 buildings representing more than 15 million rentable square feet. Upon the execution of property-specific license agreements with respect to these buildings, we will be required to pay Shorenstein, or the appropriate property owner, approximately 6% of the revenues generated from tenants in those buildings. In connection with the execution of this master license agreement, we also issued Shorenstein warrants to acquire up to 815,108 shares of our common stock at an exercise price of $4.22 per share. The exact number of shares of common stock underlying the warrants, which is based on the gross leasable area of the buildings set forth in the master license agreement, will not be determined until the completion of due diligence and the finalization of the building schedules, which is expected to occur shortly. The warrants are exercisable for a period of ten years, but cannot be exercised until six months following the completion of this offering.

   During 1999, we entered into a consulting arrangement with William Zierden, an investor in The Centennial Funds. In accordance with this arrangement, Mr. Zierden provided consulting services to us and has received fees totaling approximately $92,868 in fiscal 1999. In addition, in December 1999 we issued options to purchase 3,947 shares of common stock to Mr. Zierden in connection with this arrangement.

   We believe that each of the transactions described above was entered into on terms no less favorable to Cypress than could be obtained with non-affiliated parties. For all future transactions, we have adopted a conflict of interest policy whereby our audit committee will review the fairness of all material transactions between Cypress and our officers, directors and other affiliates and will make recommendations after such review to the entire board of directors.

Third Amended and Restated Stockholders Agreement

   In connection with the sale of our series C preferred stock, all of our then existing stockholders entered into a stockholders agreement. This agreement provides for, among other things, the nomination of and voting for a total of nine directors of Cypress, as described under "Management--Board Composition."


   The stockholders agreement generally restricts the transfer of any shares of common or preferred stock held by the parties thereto by granting parties rights of first refusal, rights of first offer and participation rights in connection with any proposed transfer by any other party. In addition, the stockholders agreement generally provides that the parties thereto will have the right of first refusal and participation rights in any subsequent offering of equity securities or securities convertible into equity securities, subject to exceptions such as a registered public offering. The provisions of the stockholders agreement regarding nomination and voting and transferability of shares automatically terminate upon the closing of this offering.

   At any time after the effective date of this offering, groups of stockholders may require us to register all or any portion of their shares by filing one registration statement utilizing a Form S-1 and multiple registration statements utilizing a Form S-3. The parties will also be entitled to unlimited piggyback registration rights in connection with any registration by us of securities for our own account or the account of other stockholders. The registration rights available under the stockholders agreement generally will terminate when all shares owned by the parties to the agreement may be immediately sold under Rule 144 and our stock is listed on a national securities market or traded in the Nasdaq Stock Market.

                          DESCRIPTION OF CAPITAL STOCK

   The following summary describes the material terms of our capital stock. To fully understand the actual terms of the capital stock you should refer to our second amended and restated certificate of incorporation and our amended and restated bylaws. The following summary gives effect to the conversion of all outstanding shares of preferred stock upon completion of this offering. The summary does not give effect to the exercise of outstanding warrants or options to purchase common stock.

Authorized and Outstanding Capital Stock

   There are currently 2,759,806 shares of common stock, 1,211,140 shares of series A preferred stock, 1,339,575 shares of series B preferred stock, 579,613 shares of series B-1 preferred stock, 4,161,974 shares of series C preferred stock and no shares of series C-1 preferred stock issued and outstanding. At and subject to the closing of this offering, all of the outstanding shares of preferred stock will be automatically converted into an aggregate of 32,815,359 shares of common stock. There are currently 13 holders of record of our common stock and 20 holders of record of our preferred stock.

   Following the offering, our authorized capital stock will consist of 150,000,000 shares of common stock, of which 45,856,415 will be issued and outstanding, 20,000,000 shares of undesignated preferred stock authorized and issuable in one or more series designated by our board of directors, of which no shares will be issued and outstanding and 1,000,000 shares of series Z junior participating cumulative preferred stock, as discussed in more detail under "--Shareholder Rights Plan."

Common Stock

   Voting Rights. The holders of our common stock have one vote per share. Holders of our common stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of the election of directors, by a plurality, of the votes cast at a meeting at which a quorum is present, voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred stock.

   Dividends. Holders of common stock will share ratably in any dividends declared by our board of directors, subject to the preferential rights of any preferred stock then outstanding. Dividends consisting of shares of common stock may be paid to holders of shares of common stock.

   Other Rights. Upon the liquidation, dissolution or winding up of Cypress, all holders of common stock are entitled to share ratably in any assets available for distribution to holders of shares of common stock. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

Preferred Stock

   Our certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects, including preferred stock or rights to acquire preferred stock in connection with implementing a shareholder rights plan. We have no present plans to issue any shares of preferred stock. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of Cypress or the removal of existing management.

Warrants

   In November and December 1999, pursuant to the execution of master license agreements and stock warrant agreements, we issued warrants to acquire up to 11,144,658 shares of common stock to several owners and operators of office buildings. The warrants have an exercise price of $4.22 per share of common stock, and are exercisable for a period of ten years. However, the warrants cannot be exercised until six months following completion of this offering. The exact number of shares of common stock underlying the warrants, which is based on the gross leasable area of the buildings set forth in the master license agreements, will not be determined until the completion of due diligence and the finalization of the building schedules, which is expected to occur shortly.

Options

   As of December 31, 1999:

  . options to purchase a total of 5,820,976 shares of common stock at a weighted average exercise price of $1.60 per share were outstanding, of which options to purchase 991,639 shares have vested; and

  . up to 5,756,125 additional shares of common stock may be subject to options granted in the future under our 2000 stock option plan.

Indemnification Matters

   We plan to enter into indemnification agreements with each of our directors and certain of our executive officers. The form of indemnification agreement provides that we will indemnify our directors and certain executive officers for expenses incurred because of their status as such, to the fullest extent permitted by Delaware law, our certificate of incorporation and our bylaws.

   Our certificate of incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. This provision does not alter a director's liability under the federal securities laws and does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. Our bylaws provide that directors and officers shall be, and in the discretion of our board of directors, non-officer employees may be, indemnified by Cypress to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of Cypress. Our bylaws also provide for the advancement of expenses to directors and, in the discretion of our board of directors, officers and non-officer employees. In addition, our bylaws provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any bylaw, agreement, vote of stockholders or otherwise. We also have directors' and officers' insurance against certain liabilities. We believe that the indemnification agreements, together with the limitation of liability and indemnification provisions of our certificate of incorporation and bylaws and directors' and officers' insurance will assist us in attracting and retaining qualified individuals to serve as directors and officers of Cypress.

   Insofar as indemnification for liabilities arising under the Securities Act may be provided to directors, officers or person controlling Cypress as described above, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. At present, there is no pending material litigation or proceeding involving any director, officer, employee or agent of Cypress in which indemnification will be required or permitted.

Anti-takeover Effects of Certain Provisions of Delaware Law and our Certificate of Incorporation and Bylaws

   Provisions of our certificate of incorporation and bylaws described below, as well as the ability of our board of directors to issue shares of preferred stock and to set its voting rights, preferences and other terms, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by our board of directors, including takeovers which particular stockholders may deem to be in their best interests. These provisions also could have the effect of discouraging open market purchases of our common stock because they may be considered disadvantageous by a stockholder who desires subsequent to such purchases to participate in a business combination transaction with us or elect a new director to our board.

   Classified Board of Directors. Our board of directors is divided into three classes serving staggered three-year terms, with one-third of the board being elected each year. Our classified board, together with certain other provisions of our certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board, may prevent a stockholder from removing, or delay the removal of, incumbent directors and simultaneously gaining control of the board of directors by filling vacancies created by such removal with its own nominees.

   Director Vacancies and Removal. Our certificate of incorporation provides that vacancies in our board of directors shall be filled only by the affirmative vote of a majority of the remaining directors. Our certificate of incorporation provides that directors may be removed from office only with cause and only by the affirmative vote of holders of at least seventy-five percent of the shares then entitled to vote in an election of directors.

   No Stockholder Action by Written Consent. Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders.

   Special Meetings of Stockholders. Our certificate of incorporation and bylaws provide that a special meeting of stockholders may be called only by our board of directors. Our bylaws provide that only those matters included in the notice of the special meeting may be considered or acted upon at that special meeting unless otherwise provided by law.

   Advance Notice of Director Nominations and Stockholder Proposals. Our bylaws include advance notice and informational requirements and time limitations on any director nomination or any new proposal which a stockholder wishes to make at an annual meeting of stockholders. For the first annual meeting following the completion of this offering, a stockholder's notice of a director nomination or proposal will be timely if delivered to the secretary of Cypress at our principal executive offices not later than the close of business on the later of the 75th day prior to the scheduled date of such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is made by Cypress.

   Amendment of the Certificate of Incorporation. As required by Delaware law, any amendment to our certificate of incorporation must first be approved by a majority of our board of directors and, if required by law, thereafter approved by a majority of the outstanding shares entitled to vote with respect to such amendment, except that any amendment to the provisions relating to stockholder action by written consent, directors, limitation of liability and the amendment of our certificate of incorporation must be approved by not less than seventy-five percent of the outstanding shares entitled to vote with respect to such amendment.

   Amendment of Bylaws. Our certificate of incorporation and bylaws provide that our bylaws may be amended or repealed by our board of directors or by the stockholders. Such action by the board of directors requires the affirmative vote of a majority of the directors then in office. Such action by the stockholders requires the affirmative vote of at least seventy-five percent of the shares present in person or represented by proxy at an annual meeting of stockholders or a special meeting called for such purpose unless our board of directors recommends that the stockholders approve such amendment or repeal at such meeting, in which case such amendment or repeal only requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

Shareholder Rights Plan

   We have a shareholder rights plan to help ensure that our stockholders receive fair and equal treatment in the event of any proposed acquisition of Cypress. The rights plan may delay, deter or prevent a change of control of Cypress and, therefore, could adversely affect stockholders' ability to realize a premium over the then-prevailing market price for our common stock in connection with such a transaction.

   Pursuant to the rights plan, each share of our common stock outstanding as of the closing of this offering will have attached to it one "right." Under certain circumstances described below, each right will entitle its holder to purchase from us shares of our series Z junior participating cumulative preferred stock, par value $.001 per share.

   Initially, the rights will not be exercisable and will be attached to, trade with and be inseparable from the shares of common stock. Until the rights become exercisable, they will be evidenced only by the certificates or book-entry credits that represent shares of common stock. If a person or group acquires ownership of 15% or more of the outstanding common stock or makes a tender offer that could result in that person or group owning 15% or more of the outstanding common stock, then the rights will separate from the common stock and become their own separately tradable security. Thereafter, the rights will be evidenced by book-entry credits or by rights certificates that we will mail to all eligible holders of common stock. At this point, each right also will become exercisable to acquire one one-thousandth of a share of the junior preferred stock at a cash exercise price that will be substantially higher than the market price of one share of our common stock, and accordingly, the right will be "out-of-the-money." The exercise price initially has been established as $ per right. Each one one-thousandth of a share of junior preferred stock will give the stockholder approximately the same dividend, voting and liquidation rights as would one share of common stock and therefore is expected to approximate the market price of one share of our common stock. Prior to exercise, the right does not give its holder any dividend, voting or liquidation rights. Any rights held by the person or group who acquired ownership of 15% or more of the outstanding common stock or who made a tender offer that could result in that person or group owning 15% or more of the outstanding common stock will be void and may not be exercised.

   If a person or group acquires 15% or more of the outstanding common stock, all holders of rights except that person or group may, upon the payment of the exercise price, purchase a number of one one-thousandths of a share of the junior preferred stock having a market value of two times the exercise price of the right, based on the market price of one one-thousandth of a share of junior preferred stock prior to such acquisition. In other words, each holder of a right will be permitted to acquire shares of the junior preferred stock at a 50% discount to the market price of such stock. Thus, at this point the rights will be "in-the-money."

   If our company is later acquired in a merger or similar transaction after a person or group acquires ownership of 15% or more of the outstanding common stock, holders of rights (other than that person or group, whose rights will be void) may, upon the payment of the exercise price, purchase shares of the acquiring corporation with a market value of two times the exercise price of the right, based on the market price of the acquiring corporation's stock prior to such merger or similar transaction. In other words, each holder of a right is permitted to acquire shares of the acquiring company's common stock at a 50% discount to the market price of such stock.

   The rights plan and the rights will expire on the tenth anniversary of the closing of the offering, unless the rights are earlier exercised, redeemed or exchanged. Our board may redeem the rights for $.01 per right only until the earlier of the time at which any person or group acquires ownership of 15% or more of the outstanding common stock or the expiration of the rights plan. If our board redeems any rights, it must redeem all of the rights. The redemption price will be adjusted if we have a stock split of or stock dividends on our common stock. After a person or group acquires ownership of 15% or more of the outstanding common stock, but before that person or group owns 50% or more of our outstanding common stock, our board may, at its option, extinguish the rights by exchanging all or any part of the then outstanding exercisable rights for shares of common stock at an exchange ratio specified in the rights plan, other than rights held by that person or group, which are void.

   Generally, prior to a person or group acquiring 15% or more of the outstanding common stock or making a tender or exchange offer that could result in such person or group owning 15% or more of the outstanding common stock, our board of directors may amend the rights plan without the consent of the holders of the rights, including an amendment to reduce the ownership limitation from 15% to not less than 10%. After such time, our board of directors may not amend the rights plan in a way that adversely affects holders of the rights.

   In the event that our board of directors approves a transaction that it has determined is in the best interests of our stockholders but that otherwise would cause the rights to separate from the common stock and become exercisable, the board may, in connection with such approval, redeem the rights. Once the rights are redeemed, the transaction can proceed without causing the rights to separate from the common stock and become exercisable. The rights plan could make it more difficult for a third party to acquire, and could discourage a third party from acquiring or seeking to acquire, Cypress or a large block of our common stock.

Statutory Business Combination Provision

   Following the offering, we will be subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly held Delaware corporation from consummating a "business combination," except under certain circumstances, with an "interested stockholder" for a period of three years after the date such person became an "interested stockholder" unless:

  . before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

  . upon the closing of the transaction that resulted in the interested stockholder acquiring that status, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who are also officers of the corporation and shares held by employee stock plans; or

  . following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. The term "interested stockholder" generally is defined as a person who, together with affiliates and associates, owns, or, within the prior three years, owned, 15% or more of a corporation's outstanding voting stock.

   The term "business combination" includes mergers, consolidations, asset sales involving 10% or more of a corporation's assets and other similar transactions resulting in a financial benefit to an interested stockholder.
Section 203 makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period. A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by--laws resulting from an amendment approved by holders of at least a majority of the outstanding voting stock. Neither our certificate of incorporation nor our by-laws contain any such exclusion.

Trading on the Nasdaq National Market System

   We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "CYCO."

No Preemptive Rights

   No holder of any class of our stock has any preemptive right to subscribe for or purchase any kind or class of our securities.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock will be State Street Bank and Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no public market for our common stock. No prediction can be made as to the effect, if any, that sales of common stock or the availability of common stock for sale will have on the market price of our common stock. The market price of our common stock could drop due to sale of a large number of shares of our common stock or the perception that such sales could occur. These factors could also make it more difficult to raise funds through future offerings of common stock.

   After this offering, 45,856,415 shares of common stock will be outstanding. Of these shares, the 10,000,000 shares sold in this offering, or 11,500,000 if the underwriters' over-allotment is exercised in full, will be freely tradeable without restriction under the Securities Act, except that any shares held by our "affiliates" as defined in Rule 144 under the Securities Act may be sold only in compliance with the limitations described below. The remaining 35,856,415 shares of common stock are "restricted securities" within the meaning of Rule 144 under the Securities Act. The restricted securities generally may not be sold unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, such as the exemption provided by Rule 144 under the Securities Act.

   In connection with this offering, our existing officers and directors and substantially all of our stockholders, who will own a total of 35,856,415 shares of common stock after the offering, have entered into lock-up agreements pursuant to which they have agreed not to offer or sell any shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of Bear, Stearns & Co. Inc., which may in its sole discretion, at any time and without notice, waive any of the terms of these lock-up agreements. Bear, Stearns & Co. Inc. presently has no intention to allow any shares of common stock or warrants to be sold or otherwise offered by Cypress prior to the expiration of the 180 day lock-up period, although it may decide to do so in light of the purpose for which any such shares or warrants are requested to be sold or otherwise offered, prevailing market conditions and any other factor which Bear, Stearns & Co. Inc., in its sole discretion, may deem to be relevant. Following the lock-up period, these shares will not be eligible for sale in the public market without registration under the Securities Act unless such sale meets the conditions and restrictions of Rule 144 as described below.

   In general, under Rule 144 as currently in effect, any person or persons whose shares are required to be aggregated, including an affiliate of ours, who has beneficially owned shares for a period of at least one year is entitled to sell, within any three-month period, commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

  . 1% of the then outstanding shares of common stock, which is expected to be approximately 458,564 shares upon the completion of this offering, or

  . the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of such sale on Form 144 is filed with the Securities and Exchange Commission.

   Sales under Rule 144 are also subject to certain provisions relating to notice and manner of sale and the availability of current public information about us during the 90 days immediately preceding a sale. In addition, a person who is not an affiliate of ours during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above.

   Our employees, directors, officers or consultants who purchased our shares in connection with a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule
144. Affiliates may sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions. In each of these cases, Rule 701 allows the shareholders to sell 90 days after the date of this prospectus.

   Prior to the expiration of the lock-up agreement, we intend to register on a registration statement on Form S-8:

  . a total of 5,820,976 shares of common stock issuable upon the exercise of options issued under our 1997 management option plan;

  . a total of up to 5,756,125 shares of common stock reserved for future issuance pursuant to the 2000 stock option plan; and

  . a total of 900,000 shares of common stock reserved for future issuance pursuant to the employee stock purchase plan.

   The Form S-8 will permit the resale in the public market of shares so registered by non-affiliates without restriction under the Securities Act.

   In November and December 1999, we entered into stock warrant and master license agreements with several property owners and operators in which we agreed to issue warrants to acquire up to 11,144,658 shares of our common stock at an exercise price of $4.22 per share. The exact number of shares of common stock underlying the warrants, which is based on the gross leasable area of the buildings set forth in the master license agreements, will not be determined until the completion of due diligence and the finalization of the building schedules, which is expected to occur shortly. The warrants are exercisable for a period of ten years, but cannot be exercised until six months following completion of this offering. Upon such exercise, the holders of these warrants are entitled to request that we register the shares of common stock underlying their warrants in any future registration statement which we may file. If we are unable to accommodate such request within 18 months following this offering, holders representing at least 50% of the aggregate shares of warrants issuable are entitled to require that we register their shares under the Securities Act. After these shares are registered, they will become freely tradeable without restriction under the Securities Act.

   Upon completion of this offering and subject to the 180-day lock-up period described above, the holders of approximately 35,856,415 shares of our common stock, including the shares to be issued upon conversion of all of our outstanding convertible preferred stock, are entitled to request that we register their shares under the Securities Act or to have their shares included in a future registration statement which we may file. After these shares are registered, they will become freely tradeable without restriction under the Securities Act.

                                  UNDERWRITING

   Subject to the terms and conditions set forth in an underwriting agreement between us and the underwriters named below, who are represented by Bear, Stearns & Co. Inc., Donaldson, Lufkin & Jenrette Securities Corporation and J.C. Bradford & Co., the underwriters have severally agreed to purchase from us the following respective numbers of shares of common stock at the public offering price less the underwriting discount set forth on the cover page of this prospectus.

                                                                      Number of
   Underwriter:                                                         Shares
   ------------                                                       ----------
   Bear, Stearns & Co. Inc. .........................................
   Donaldson, Lufkin & Jenrette Securities Corporation...............
   J.C. Bradford & Co. ..............................................
                                                                      ----------
     Total........................................................... 10,000,000
                                                                      ==========

   The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares included in this offering are subject to approval of legal matters by their counsel and to customary conditions, including the effectiveness of the registration statement, the continuing correctness of our representations to them, the receipt of a comfort letter from our accountants, the listing of the common stock on the Nasdaq National Market and no occurrence of an event that would have a material adverse effect on our business. The underwriters are obligated to purchase and accept delivery of all the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares.

   We have granted to the underwriters an option, exercisable for 30 days from the date of the underwriting agreement, to purchase up to 1,500,000 additional shares at the public offering price less the underwriting discount. The underwriters may exercise such option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise such option, each underwriter will become obligated, subject to conditions, to purchase a number of additional shares approximately proportionate to such underwriter's initial purchase commitment.

   The underwriters propose to initially offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price less
a concession not in excess of $      per share. The underwriters may allow, and
such dealers may re-allow, a concession not in excess of $      per share on
sales to other dealers. After the initial offering of the shares to the public, the representatives of the underwriters may change the public offering price and such concessions. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

   The following table shows the underwriting discount to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of the common stock.

                                                       No Exercise Full Exercise
                                                       ----------- -------------
      Per share.......................................    $            $
      Total...........................................    $            $

   The underwriting discount per share is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock.

   We estimate that our total expenses in connection with this offering, other than the underwriting discount, will be approximately $2.4 million.

   At our request, the underwriters have reserved for sale at the initial public offering price up to 500,000 of the shares, or 5%, of our common stock to be sold in this offering for sale to our directors, officers and employees and friends and family of our directors, officers and employees. The number of shares available for sale to the general public will be reduced to the extent that any reserved shares are purchased. Any reserved shares not purchased will be offered by the underwriters on the same basis as the other shares offered.

   In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the common stock. Specifically, the underwriters may over-allot shares of the common stock in connection with this offering, thereby creating a short position in the common stock for their own account. Additionally, to cover such over-allotments or to stabilize the market price of the common stock, the underwriters may bid for, and purchase, shares of the common stock in the open market. Finally, the representatives, on behalf of the underwriters, also may reclaim selling concessions allowed to an underwriter or dealer if the underwriting syndicate repurchases shares distributed by that underwriter or dealer. Any of these activities may maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The underwriters are not required to engage in these activities and, if commenced, may end any of these activities at any time.

   We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

   We have applied to list our common stock on the Nasdaq National Market under the symbol "CYCO."

   Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock will be determined by negotiation among us and the representatives of the underwriters. Among the factors to be considered in determining the public offering price will be:

  .  prevailing market conditions;

  .  our results of operations in recent periods;

  .  the present stage of our development;

  . the market capitalizations and stages of development of generally comparable companies; and

  .  estimates of our business potential.

   In connection with this offering, our existing officers and directors and substantially all of our stockholders, who will own a total of 35,856,415 shares of common stock after the offering, have entered into lock-up agreements pursuant to which they have agreed not to offer or sell any shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of Bear, Stearns & Co. Inc., which may in its sole discretion, at any time and without notice, waive any of the terms of these lock-up agreements. Bear, Stearns & Co. Inc. presently has no intention to allow any shares of common stock or warrants to be sold or otherwise offered by Cypress prior to the expiration of the 180 day lock-up period, although it may decide to do so in light of the purpose for which any such shares or warrants are requested to be sold or otherwise offered, prevailing market conditions and any other factor which Bear, Stearns & Co. Inc., in its sole discretion, may deem to be relevant. Following the lock-up period, these shares will not be eligible for sale in the public market without registration under the Securities Act unless such sale meets the conditions and restrictions of Rule 144.

   In addition, we have agreed that for a period of 180 days after the date of this prospectus, we will not sell or offer to sell or otherwise dispose of any shares of common stock without the prior written consent of Bear, Stearns & Co. Inc., except that we may issue, and grant options to purchase, shares of common stock under our stock option and employee stock purchase plans. During this lock-up period, we may also issue additional warrants to acquire common stock in connection with the execution of additional license agreements and additional equity securities to pay for possible acquisitions, so long as the recipients of such securities are also subject to the 180 day lock-up period and the total amount of such securities does not exceed 20% of the shares of common stock outstanding upon completion of this offering.

                                 LEGAL MATTERS

   The validity of the shares of common stock offered hereby will be passed upon for Cypress by Goodwin, Procter & Hoar llp. Certain legal matters related to the sale of the common stock offered hereby will be passed upon for the underwriters by Latham & Watkins, Washington, D.C.

                                    EXPERTS

   The financial statements and schedules included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

   In 1997 we decided to retain Arthur Andersen LLP as our independent public accountants and dismissed our former auditors. The former auditors' report on our financial statements for the period from inception (August 16, 1995) to December 31, 1995 and for the year ended December 31, 1996 does not cover our financial statements included in this prospectus. Such report did not contain an adverse opinion or disclaimer of opinion and was not modified as to uncertainty, audit scope or accounting principles. There were no disagreements with the former auditors on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure at the time of the change or with respect to our financial statements for 1995 and 1996, which, if not resolved to the former auditors' satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report. Prior to retaining Arthur Andersen LLP, we had not consulted with Arthur Andersen LLP regarding accounting principles.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   We have filed a registration statement on Form S-1 with the SEC for the common stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. When we complete this offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the SEC. We intend to furnish to our stockholders annual reports containing audited financial statements for each fiscal year.

   You can read our SEC filings, including the registration statement, over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, NW, Washington, DC 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

                         INDEX TO FINANCIAL STATEMENTS

Cypress Communications, Inc. and Cypress Communications, L.L.C.

 Report of Independent Public Accountants.................................  F-2

 Balance Sheets--December 31, 1997 and 1998 and September 30, 1999
  (Unaudited).............................................................  F-3

 Statements of Operations for the Year Ended December 31, 1996, the 6 1/2
  Months Ended July 15, 1997, the 5 1/2 Months Ended December 31, 1997,
  the Year Ended December 31, 1998, and the Nine Months Ended September
  30, 1998 and 1999 (Unaudited)...........................................  F-4

 Statements of Members' Equity for the Year Ended December 31, 1996 and
  the 6 1/2 Months Ended July 15, 1997 and Statements of Stockholders'
  Equity (Deficit) for the 5 1/2 Months Ended December 31, 1997 and the
  Year Ended December 31, 1998............................................  F-5

 Statements of Cash Flows for the Year Ended December 31, 1996, the 6 1/2
  Months Ended July 15, 1997, the 5 1/2 Months Ended December 31, 1997,
  the Year Ended December 31, 1998, and the Nine Months Ended September
  30, 1998 and 1999 (Unaudited)...........................................  F-6

 Notes to Financial Statements............................................  F-7

MTS Communications Company, Inc.

 Report of Independent Public Accountants................................. F-22

 Statements of Operations for the Year Ended December 31, 1997 and for the
  Period From January 1, 1998 through December 7, 1998.................... F-23

 Statements of Stockholders' Equity (Deficit) for the year ended December
  31, 1997 and the Period from January 1, 1998 through December 7, 1998... F-24

 Statements of Cash Flows for the Year Ended December 31, 1997 and for the
  Period from January 1, 1998 through December 7, 1998.................... F-25

 Notes to Financial Statements............................................ F-26

Pro Forma Financial Statements

 Statement of Operations for the Year Ended December 31, 1998............. F-30


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

   After the 4.5 for 1 stock split of the outstanding shares of common stock discussed in Note 10 to Cypress Communications, Inc.'s financial statements is effected, we expect to be in a position to render the following audit report.

ARTHUR ANDERSEN LLP

Atlanta, Georgia
November 24, 1999

To Cypress Communications, Inc.:

   We have audited the accompanying balance sheets of CYPRESS COMMUNICATIONS, INC. (a Delaware corporation and Successor Company to Cypress Communications, L.L.C.) as of December 31, 1997 and 1998 and the related statements of operations, changes in stockholders' equity (deficit), and cash flows for the 5 1/2 months ended December 31, 1997 and the year ended December 31, 1998. We have also audited the statements of operations, changes in members' equity, and cash flows of CYPRESS COMMUNICATIONS L.L.C. (a Delaware corporation and Predecessor Company) for the year ended December 31, 1996 and the 6 1/2 months ended July 15, 1997. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cypress Communications, Inc. as of December 31, 1997 and 1998 and the results of its operations and its cash flows for the 5 1/2 months ended December 31, 1997 and for the year ended December 31, 1998 and the results of operations and cash flows of Cypress Communications, L.L.C. for the year ended December 31, 1996 and the 6 1/2 months ended July 15, 1997 in conformity with generally accepted accounting principles.

                          CYPRESS COMMUNICATIONS, INC.
                              (Successor Company)

                                 BALANCE SHEETS

                               December 31,
                          ------------------------  September 30,
                             1997         1998          1999
                          -----------  -----------  -------------
                                                     (unaudited)
                            ASSETS
Current assets:
 Cash and cash
  equivalents............ $ 3,671,065  $11,057,696  $      3,378
 Accounts receivable, net
  of allowance for
  doubtful accounts of
  $9,945, $79,520, and
  $212,985 in 1997, 1998,
  and 1999 respectively..     203,168    1,119,784     1,818,483
 Note receivable.........           0      200,000             0
 Prepaid expenses and
  other..................      44,423       26,238       174,994
                          -----------  -----------  ------------
  Total current assets...   3,918,656   12,403,718     1,996,855
                          -----------  -----------  ------------
Property and equipment,
 net.....................   1,609,791    6,291,413    11,645,639
                          -----------  -----------  ------------
Other assets:
 Cost in excess of net
  assets acquired, net of
  accumulated
  amortization of
  $166,306, $499,629, and
  $755,455 in 1997, 1998,
  and 1999,
  respectively...........   1,496,758    1,248,283       992,457
 Tenant contracts, net of
  accumulated
  amortization of $11,944
  and $119,444 in 1998
  and 1999,
  respectively...........           0      418,056       310,556
 Long-term investment....     120,000      120,000       100,600
 Other...................           0       89,777       150,514
                          -----------  -----------  ------------
  Total other assets.....   1,616,758    1,876,116     1,554,127
                          -----------  -----------  ------------
  Total assets........... $ 7,145,205  $20,571,247  $ 15,196,621
                          ===========  ===========  ============
                                                                     Pro Forma
                                                                   September 30,
                                                                       1999
                                                                     (Note 10)
                                                                   -------------
                                                                    (unaudited)
        LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Accounts payable........ $   255,012  $   381,032  $  1,807,248
 Accrued expenses........     254,160    1,272,685     2,144,348
 Current portion of
  capital lease
  obligations............      24,826      192,635       223,001
                          -----------  -----------  ------------
  Total current
   liabilities...........     533,998    1,846,352     4,174,597
Long-term portion of
 capital lease
 obligations.............      60,811      522,583       334,700
                          -----------  -----------  ------------
  Total liabilities......     594,809    2,368,935     4,509,297
                          -----------  -----------  ------------
Convertible redeemable
 preferred stock (Note
 5):
 $.001 par value;
  1,200,140 shares
  designated Series A in
  1997, 1,211,140 shares
  designated Series A in
  1998 and 1999, and 0
  shares designated
  Series A in pro forma
  1999; 1,200,140,
  1,211,140, 1,211,140,
  and 0 shares issued and
  outstanding in 1997,
  1998, 1999, and pro
  forma 1999,
  respectively; entitled
  to redemption value of
  $5 per share...........   5,977,480    6,036,670     6,039,809   $          0
 $.001 par value; 0,
  1,912,813, 1,919,188,
  and 0 shares designated
  Series B in 1997, 1998,
  1999, and pro forma
  1999, respectively; 0,
  1,333,200, 1,339,575,
  and 0 shares issued and
  outstanding in 1997,
  1998, 1999, and pro
  forma 1999,
  respectively; entitled
  to redemption value of
  $8 per share...........           0   10,650,328    10,704,559              0
 $.001 par value; 0,
  579,613, 579,613, and 0
  shares designated
  Series B-1 in 1997,
  1998, 1999, and pro
  forma 1999,
  respectively; 0,
  579,613, 579,613, and 0
  shares issued and
  outstanding in 1997,
  1998, 1999, and pro
  forma 1999,
  respectively; entitled
  to redemption value of
  $8 per share...........           0    4,630,265     4,631,669              0
                          -----------  -----------  ------------   ------------
  Total preferred stock..   5,977,480   21,317,263    21,376,037              0
                          -----------  -----------  ------------   ------------
Commitments and
 contingencies (Note 7)

Stockholders' equity
 (deficit):
 Common stock, $.001 par
  value; 5,023,467 shares
  authorized in 1997,
  20,594,088 shares
  authorized in 1998,
  1999, and pro forma
  1999; 2,636,906 shares
  issued and outstanding
  in 1997, 1998, and
  1999, 16,723,382 shares
  issued and outstanding
  in pro forma 1999......       2,637        2,637         2,637         16,723
 Additional paid-in
  capital................   1,765,299    4,061,937     7,335,537     28,730,655
 Deferred compensation...           0   (2,179,045)   (4,067,700)    (4,067,700)
 Accumulated deficit.....  (1,195,020)  (5,000,480)  (13,959,187)   (13,992,354)
                          -----------  -----------  ------------   ------------
  Total stockholders'
   equity (deficit)......     572,916   (3,114,951)  (10,688,713)  $ 10,687,324
                          -----------  -----------  ------------   ------------
  Total liabilities and
   stockholders' equity
   (deficit)............. $ 7,145,205  $20,571,247  $ 15,196,621
                          ===========  ===========  ============

      The accompanying notes are an integral part of these balance sheets.

                          CYPRESS COMMUNICATIONS, INC.
                              (Successor Company)
                                      AND
                         CYPRESS COMMUNICATIONS, L.L.C.
                             (Predecessor Company)

                            STATEMENTS OF OPERATIONS

                                                     Predecessor Company                    Successor Company
                                                    ----------------------  ----------------------------------------------------
                                                                   6 1/2
                                                                  Months    5 1/2 Months                   Nine Months Ended
                                                     Year Ended    Ended       Ended       Year Ended        September 30,
                                                    December 31, July 15,   December 31,  December 31,  ------------------------
                                                        1996       1997         1997          1998         1998         1999
                                                    ------------ ---------  ------------  ------------  -----------  -----------
                                                                                                              (unaudited)
Revenues.......................................      $  83,556   $ 248,235  $   461,167   $ 2,417,816   $ 1,428,497  $ 5,227,727
Operating expenses:
 Cost of services..............................        131,771     221,596      381,518     1,539,846       944,760    3,248,377
 Sales and marketing...........................         12,189     122,055      326,861     1,470,107     1,075,039    2,466,844
 General and administrative....................        640,704     255,175      567,748     2,436,221     1,597,974    5,604,135
 Amortization of deferred compensation.........              0           0            0       117,593        16,878    1,384,945
 Depreciation and amortization.................         53,808      66,217      288,737       891,788       587,800    1,650,253
                                                     ---------   ---------  -----------   -----------   -----------  -----------
 Total operating expenses......................        838,472     665,043    1,564,864     6,455,555     4,222,451   14,354,554
                                                     ---------   ---------  -----------   -----------   -----------  -----------
Operating loss.................................       (754,916)   (416,808)  (1,103,697)   (4,037,739)   (2,793,954)  (9,126,827)
Interest income, net...........................         13,939       6,253      107,669       232,279        66,911      168,120
                                                     ---------   ---------  -----------   -----------   -----------  -----------
Loss before income taxes.......................       (740,977)   (410,555)    (996,028)   (3,805,460)   (2,727,043)  (8,958,707)

Income tax benefit.............................              0           0       59,252             0             0            0
                                                     ---------   ---------  -----------   -----------   -----------  -----------
Net loss.......................................      $(740,977)  $(410,555) $  (936,776)  $(3,805,460)  $(2,727,043) $(8,958,707)
                                                     =========   =========  ===========   ===========   ===========  ===========
Net loss per common share (Note 10):
 Basic and diluted.............................                             $      (.36)  $     (1.44)  $     (1.03) $     (3.40)
                                                                            ===========   ===========   ===========  ===========
Weighted average number of common shares
 outstanding:
 Basic and diluted.............................                               2,636,906     2,636,906     2,636,906    2,636,906
--------------------------------------------------
                                                                            ===========   ===========   ===========  ===========

        The accompanying notes are an integral part of these statements.

                          CYPRESS COMMUNICATIONS, INC.
                              (Successor Company)
                                      AND
                         CYPRESS COMMUNICATIONS, L.L.C.
                             (Predecessor Company)

                         STATEMENTS OF MEMBERS' EQUITY
                    FOR THE YEAR ENDED DECEMBER 31, 1996 AND
                      THE 6 1/2 MONTHS ENDED JULY 15, 1997
                                      AND
                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                FOR THE 5 1/2 MONTHS ENDED DECEMBER 31, 1997 AND
                        THE YEAR ENDED DECEMBER 31, 1998

                                                            Contributed
                          Members' Shares                       or
                          or Common Stock  Treasury Shares  Additional
                          ---------------- ---------------    Paid-In     Deferred    Accumulated
                           Shares   Amount Shares  Amount     Capital   Compensation    Deficit       Total
                          --------- ------ ------ --------  ----------- ------------  -----------  -----------
PREDECESSOR COMPANY:
Balance, December 31,
 1995...................    100,000 $    0      0 $      0  $   94,400  $         0   $  (117,780) $   (23,380)
 Capital contributions..    291,290      0      0        0   1,582,569            0             0    1,582,569
 Issuance of shares for
  employee services.....      9,141      0      0        0      54,847            0             0       54,847
 Forgiveness of debt by
  related party.........          0      0      0        0     155,697            0             0      155,697
 Net loss...............          0      0      0        0           0            0      (740,977)    (740,977)
                          --------- ------ ------ --------  ----------  -----------   -----------  -----------
Balance, December 31,
 1996...................    400,431      0      0        0   1,887,513            0      (858,757)   1,028,756
 Issuance of member
  shares................     41,667      0      0        0     250,000            0             0      250,000
 Repurchase of member
  shares................          0      0 11,904  (71,421)          0            0             0      (71,421)
 Net loss...............          0      0      0        0           0            0      (410,555)    (410,555)
                          --------- ------ ------ --------  ----------  -----------   -----------  -----------
Balance, July 15, 1997..    442,098 $    0 11,904 $(71,421) $2,137,513  $         0   $(1,269,312) $   796,780
                          ========= ====== ====== ========  ==========  ===========   ===========  ===========

--------------------------------------------------------------------------------

SUCCESSOR COMPANY:
 Acquisition of
  Predecessor
  Company (Note 1)......  2,636,906  2,637      0 $      0  $1,765,299  $         0   $  (258,244) $ 1,509,692
 Net loss...............          0      0      0        0           0            0      (936,776)    (936,776)
                          --------- ------ ------ --------  ----------  -----------   -----------  -----------
Balance, December 31,
 1997...................  2,636,906  2,637      0        0   1,765,299            0    (1,195,020)     572,916
Deferred compensation...          0      0      0        0   2,296,638   (2,296,638)            0            0
Amortization of deferred
 compensation...........          0      0      0        0           0      117,593             0      117,593
 Net loss...............          0      0      0        0           0            0    (3,805,460)  (3,805,460)
                          --------- ------ ------ --------  ----------  -----------   -----------  -----------
Balance, December 31,
 1998...................  2,636,906 $2,637      0 $      0  $4,061,937  $(2,179,045)  $(5,000,480) $(3,114,951)
                          ========= ====== ====== ========  ==========  ===========   ===========  ===========

        The accompanying notes are an integral part of these statements.

                          CYPRESS COMMUNICATIONS, INC.
                              (Successor Company)
                                      AND
                         CYPRESS COMMUNICATIONS, L.L.C.
                             (Predecessor Company)

                            STATEMENTS OF CASH FLOWS

                              Predecessor
                                Company                          Successor Company
                         ----------------------  -----------------------------------------------------
                                        6 1/2
                                       Months    5 1/2 Months                   Nine Months Ended
                          Year Ended    Ended       Ended       Year Ended        September 30,
                         December 31, July 15,   December 31,  December 31,  -------------------------
                             1996       1997         1997          1998         1998          1999
                         ------------ ---------  ------------  ------------  -----------  ------------
                                                                                   (unaudited)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net loss..............   $ (740,977) $(410,555) $  (936,776)  $(3,805,460)  $(2,727,043) $ (8,943,159)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
 Depreciation and
  amortization.........       53,808     66,217      288,737       891,788       587,800     1,650,253
 Amortization of
  deferred
  compensation.........            0          0            0       117,593        16,878     1,384,945
 Deferred income
  taxes................            0          0      (59,252)            0             0             0
 Other.................            0          0        1,920         5,737         3,141         7,774
 Changes in operating
  assets and
  liabilities:
 Accounts receivable,
  net..................      (34,249)   (97,997)     (70,922)     (916,616)     (445,909)     (698,699)
 Prepaid expenses and
  other current
  assets...............       (6,776)    (6,186)     (25,960)       18,185        21,344      (148,756)
 Other assets..........            0          0            0       (89,777)      (81,251)      (60,737)
 Accounts payable and
  accrued expenses.....       89,487    211,996      224,931       863,645       653,667     1,048,801
                          ----------  ---------  -----------   -----------   -----------  ------------
   Net cash used in
    operating
    activities.........     (638,707)  (236,525)    (577,322)   (2,914,905)   (1,971,373)   (5,775,126)
                          ----------  ---------  -----------   -----------   -----------  ------------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Purchases of property
  and equipment........     (518,638)  (352,359)    (838,364)   (2,887,243)   (1,691,993)   (5,392,075)
 Purchase of assets of
  MTS Communications...            0          0            0    (1,904,398)            0             0
 (Advance to) repayment
  from MTS
  Communications.......            0          0            0      (200,000)            0       200,000
 (Purchase) sale of
  investment, net......     (120,000)         0            0             0             0        19,400
 Purchase of
  Predecessor Company..            0          0     (900,902)            0             0             0
                          ----------  ---------  -----------   -----------   -----------  ------------
   Net cash used in
    investing
    activities.........     (638,638)  (352,359)  (1,739,266)   (4,991,641)   (1,691,993)   (5,172,675)
                          ----------  ---------  -----------   -----------   -----------  ------------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Proceeds from issuance
  of Series A preferred
  stock, net of
  offering expenses....            0          0    5,975,560        55,000        55,000             0
 Proceeds from issuance
  of Series B and B-1
  preferred stock, net
  of offering
  expenses.............            0          0            0    15,279,046    15,000,000        51,000
 Principal payments on
  capital lease
  obligations..........      (16,291)   (12,600)     (12,728)      (40,869)      (19,724)     (157,517)
 Proceeds from sale of
  member shares........            0    250,000            0             0             0             0
 Repurchase of member
  shares...............            0    (71,421)           0             0             0             0
 Borrowings under line
  of credit............            0          0            0       500,000       500,000             0
 Repayments of line of
  credit...............            0          0            0      (500,000)            0             0
 Proceeds from capital
  contributions........    1,582,569          0            0             0             0             0
 Proceeds from related
  party borrowing......      155,697          0            0             0             0             0
                          ----------  ---------  -----------   -----------   -----------  ------------
   Net cash provided by
    financing
    activities.........    1,721,975    165,979    5,962,832    15,293,177    15,535,276      (106,517)
                          ----------  ---------  -----------   -----------   -----------  ------------
NET INCREASE (DECREASE)
 IN CASH AND CASH
 EQUIVALENTS...........      444,630   (422,905)   3,646,244     7,386,631    11,871,910   (11,054,318)
CASH AND CASH
 EQUIVALENTS, beginning
 of period.............        3,096    447,726       24,821     3,671,065     3,671,065    11,057,696
                          ----------  ---------  -----------   -----------   -----------  ------------
CASH AND CASH
 EQUIVALENTS, end of
 period................   $  447,726  $  24,821  $ 3,671,065   $11,057,696   $15,542,975  $      3,378
                          ----------  ---------  -----------   -----------   -----------  ------------
SUPPLEMENTAL
 DISCLOSURES:
 Cash paid for
  interest.............   $    3,669  $   2,581  $     2,031   $    12,563   $     5,710  $     11,924
                          ==========  =========  ===========   ===========   ===========  ============
 Conversion of related
  party borrowing to
  equity...............   $  155,697  $       0  $         0   $         0   $         0  $          0
                          ==========  =========  ===========   ===========   ===========  ============
 Common stock issued in
  connection with
  predecessor company
  acquisition..........   $        0  $       0  $ 1,257,936   $         0   $         0  $          0
                          ==========  =========  ===========   ===========   ===========  ============
 Assets acquired under
  capital leases.......   $  127,256  $       0  $         0   $   670,450   $         0  $          0
                          ==========  =========  ===========   ===========   ===========  ============

        The accompanying notes are an integral part of these statements.

                          CYPRESS COMMUNICATIONS, INC.
                              (Successor Company)
                                      AND
                         CYPRESS COMMUNICATIONS, L.L.C.
                             (Predecessor Company)

                         NOTES TO FINANCIAL STATEMENTS

          DECEMBER 31, 1996, JULY 15, 1997, DECEMBER 31, 1997 AND 1998
                  AND SEPTEMBER 30, 1998 AND 1999 (UNAUDITED)

1. ORGANIZATION AND NATURE OF BUSINESS

  Cypress Communications, Inc. (the "Company" or "Successor Company") was incorporated July 15, 1997 under the laws of Delaware. The Company was formed to affect the acquisition of Cypress Communications, L.L.C. (the "Predecessor Company"). The Company provides building-centric communications services and equipment to tenants of office buildings. The Company currently serves tenants in Georgia, Massachusetts, Illinois, Texas, Colorado, Washington, D.C., Florida, Louisiana, and California.

  Cypress Communications, L.L.C. was incorporated August 16, 1995 as a limited liability company under the laws of Georgia. Prior to 1996, the Predecessor Company was a development-stage enterprise.

  As part of an agreement with an investor in the Predecessor Company (Note
  4), the Predecessor Company was required to change its legal entity status from a limited liability company to a C corporation in order to obtain additional financing from the investor. To effect this change in legal entity status, on July 15, 1997, Cypress Communications, L.L.C. was acquired by Cypress Communications, Inc. and ceased to exist as a legal entity (the "Acquisition").

  The Acquisition was completed concurrent with investments in the Successor Company that resulted in a change in control. Immediately prior to the acquisition, one stockholder of the Successor Company owned 19.37% of the Predecessor Company and, concurrently, had voting control of the Successor Company. The portion of the Predecessor Company owned by the controlling stockholder of the Successor Company at the time of the Acquisition was recorded at that stockholder's historical cost ("Predecessor Basis"); the remaining 80.63% interest in the Predecessor Company was recorded at estimated fair value.

  The Company purchased the 80.63% interest of Cypress Communications, L.L.C. as follows: exchanged 1,886,904 shares of the Company's common stock for 209,656 member shares of the Predecessor Company, purchased 137,205 member shares of the Predecessor Company for $823,230 in cash and incurred $77,672 in other cash transaction costs. Management estimated the fair value of the common shares of the Successor Company using a market-based approach that considered private transactions in the Company's stock. The value per common share at July 15, 1997, as determined by management, was $.67.

  The following table summarizes the net assets purchased by the Company in connection with its acquisition of the 80.63% of Cypress Communications, L.L.C. and the amount attributable to cost in excess of net assets acquired:

   Purchase price................................................... $2,158,838
   Net assets.......................................................    583,194
                                                                     ----------
   Cost in excess of net assets acquired............................ $1,575,644
                                                                     ==========

  The common stock portion of the acquisition of these assets has been accounted for as a noncash transaction in the statements of cash flows.

  The Company has experienced operating losses since its inception. The Company expects to continue to focus on increasing its customer base and expanding its operations. Accordingly, the Company expects that its operating expenses and capital expenditures will continue to increase significantly, all of which will have a negative impact on short-term operating results and will require significant capital. Accordingly, the Company may be required to raise additional funds through public or private financing or other arrangements, or it may have to slow its rate of expansion. There can be no assurance that any required additional funding, if needed, will be available on terms attractive to the Company or at all, which could have a material adverse effect on the Company's business, financial condition, cash flows and results of operations.

  Other Risk Factors

  The Company faces certain other risk factors including the following: growth and expansion may strain the Company's resources, dependence on key personnel, dependence on third-party suppliers of equipment and communications services, dependence on relationships with certain building owners and managers, competition from other providers of communications services, and potential disruption of services due to system failures.

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

  The accompanying financial statements are presented on the accrual basis of accounting. As a result of the Acquisition, the capital structure of, and the basis of accounting for, the Company differs from those of the Predecessor Company prior to the Acquisition. Financial data of the Company with respect to all reporting periods subsequent to July 15, 1997 (the "Successor Period") reflect the Acquisition under the purchase method of accounting. Therefore, financial data with respect to the Predecessor Company prior to the Acquisition (the "Predecessor Period") generally will not be comparable to that of the Company with respect to the items described below. Except as it relates to the Acquisition, the accounting policies of the Company are unchanged from those of the Predecessor Company.

  The Successor Period includes amortization of cost in excess of net assets acquired. Also, as a result of purchase accounting, the net book values of the property and equipment at the date of their acquisition approximated their fair values and became their new cost bases with respect to the Company. Accordingly, the depreciation of property and equipment for the Successor Period is based on the newly established cost bases of these assets. Additionally, because the Predecessor Company was not separately taxable for federal or state income tax purposes, the deferred tax consequences of temporary differences in reporting items for financial statement and income tax purposes were recognized as part of the acquisition.

  The statement of operations, stockholders' equity, and cash flows for 1997 are divided between the 6 1/2 months ended July 15, 1997 when the Predecessor Company held the controlling interest and the 5 1/2 months ended December 31, 1997 when the Successor Company held the controlling interest following the transfer of ownership discussed in Note 1.

  Interim Information

  The balance sheet as of September 30, 1999 and the statements of operations and cash flows for the nine months ended September 30, 1998 and 1999 are unaudited and have been prepared by management in accordance with rules and regulations of the Securities and Exchange Commission. In the opinion of management, the balance sheet and statements of operations and cash flows contain all necessary adjustments (consisting of only normal recurring adjustments) necessary for the fair presentation of the financial position and results of operations for the interim periods. The results of operations for the nine months ended September 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

  Accounting Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual amounts could differ from these estimates and such differences could be material.

  Revenue Recognition

  The Company's revenues include recurring charges for local access, long-distance, equipment rental, Internet, voicemail and inbound 800 charges as well as non-recurring revenues for installations and moves, adds, and changes charges, all of which are recognized as services are provided. To date, installation revenues have not exceeded the direct costs of installation. To date, revenues from moves, adds, and changes have exceeded the related direct costs by an insignificant amount. All expenses related to services provided are recognized as incurred.

  Cash and Cash Equivalents

  The Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents.

  Property and Equipment

  Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets (generally three to seven years). Leasehold improvements are depreciated over the lesser of the average lease term (or the term of the related license agreement) or the assets' useful lives. Depreciation expense was $53,808, $66,217, $112,431, and $546,521 for the year ended
  December 31, 1996, the 6 1/2 months ended July 15, 1997, the 5 1/2 months ended December 31, 1997, and the year ended December 31, 1998, respectively. Maintenance and repairs are charged to expense as incurred. Gains or losses on disposal of property and equipment are recognized in operations in the year of disposition. There were no significant gains or losses in any periods presented.

  Income Taxes

  The Predecessor Company was a limited liability company for federal and state income tax purposes. The Internal Revenue Code and applicable state statutes provide that income and expenses are not separately taxable to the limited liability company but rather accrue directly to the members. Accordingly, no provision for income taxes has been made in the statements of operations of the Predecessor Company. For the Successor Company, income taxes have been provided for using the liability method in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes."

  Intangibles

  The cost over the fair values of net assets acquired was recorded in connection with the Company's purchase of Cypress Communications, L.L.C., as discussed in Note 1, and the purchase of substantially all of the assets of MTS Communications Company, Inc. ("MTS Communications") (Note 9). These costs are being amortized using the straight-line method over five years and ten years, respectively. Tenant contracts were acquired in the MTS Communications acquisition and are being amortized using the straight-line method over three years.

  Impairment of Long-Lived Assets

  The Company reviews its long-lived assets, including property and equipment and intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset should be assessed. An impairment will be recognized when the future net cash flows estimated to be generated by the asset are insufficient to recover the current carrying value of the asset. Estimates of future cash flows are based on many factors, including current operating results, expected market trends, and competitive influences. Management believes that the long-lived assets in the accompanying financial statements are appropriately valued.

  Long-Term Investment

  The Company maintains a certificate of deposit, which is pledged under a letter of credit with a communications equipment supplier. The investment is classified as held to maturity in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

  Fair Value of Financial Instruments

  The carrying amounts reported in the balance sheet approximate the fair values for cash and capital lease obligations.

  In accordance with SFAS No. 107, "Disclosures about Fair Values of Financial Instruments," the Company has estimated the fair value of the Series A preferred stock as approximately $3.6 million and $5.8 million at December 31, 1997 and 1998, respectively. The Company has estimated the fair value of the Series B and Series B-1 preferred stock as $6.4 million and $2.8 million, respectively, at December 31, 1998. The fair value of the preferred stock is based on the estimated fair value of the Company's common stock and the number of shares of common stock into which the preferred stock converts.

  Accrued Expenses

  Accrued expenses includes the following at December 31:

                                                              1997      1998
                                                            -------- ----------
   Property and equipment additions........................ $ 62,965 $  280,900
   Compensation............................................   96,675    257,838
   Taxes...................................................   26,833    171,118
   Recurring network costs.................................    3,182    221,912
   Contracted support......................................   44,562     53,286
   Other...................................................   19,943    287,631
                                                            -------- ----------
                                                            $254,160 $1,272,685
                                                            ======== ==========

  Net Loss Per Common Share

  Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 98, for the periods prior to the Company's anticipated initial public offering (Note 10), basic net loss per share is computed using the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed using the weighted average number of shares of common stock outstanding during the period and nominal issuances of common stock and common stock equivalents, regardless of whether they are antidilutive, as well as the potential dilution of common stock equivalents, if dilutive.

  The Company has not issued common stock or common stock equivalents for consideration that management considers nominal. Additionally, potential common stock equivalents are excluded from the calculation of diluted net loss per share, as their effect is antidilutive. As such, diluted net loss per share is the same as basic net loss per share for all periods presented. Convertible redeemable preferred stock was outstanding at December 31, 1997 and 1998 and September 30, 1998 and 1999. These securities were not considered in the computation of net loss per share as the conversion is dependent upon a qualifying public offering, as defined in the preferred stock sale agreements. Net loss per share is not shown for the Predecessor Company, as it is not comparable.

3. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following at December 31:

                                                            1997        1998
                                                         ----------  ----------
   System infrastructure................................ $1,067,573  $4,650,955
   System equipment.....................................    414,634   1,583,018
   Computer and office equipment........................    144,405     495,737
   Leasehold improvements...............................     95,610     220,655
                                                         ----------  ----------
                                                          1,722,222   6,950,365
   Less accumulated depreciation and amortization.......   (112,431)   (658,952)
                                                         ----------  ----------
                                                         $1,609,791  $6,291,413
                                                         ==========  ==========

4. CAPITAL TRANSACTIONS

  Predecessor Company Amendments to Operating Agreements

  The Predecessor Company amended its operating agreements on four occasions between February 1996 and February 1997. The primary purpose of these amendments was to adjust the

  Predecessor Company's ownership to reflect additional capital investments. Significant changes to the original operating agreements included the authorization for issuance of 5,000,000 shares of the Predecessor Company's shares and the redefining of initial ownership. Ownership had initially been defined as a percentage of interest in the Predecessor Company; the second amendment to the operating agreements required the issuance of 100,000 shares that were allocated to the initial owners in proportion to their ownership. All references to shares of the Predecessor Company have been restated to give effect to the amendments of the operating agreements.

  Predecessor Company Capital Contributions

  In 1996, the Predecessor Company issued a total of 300,431 shares for capital contributions totaling $1,793,113, including cash investments of $1,582,569, debt forgiveness of $155,697, and employee services valued at $54,847. The fair value of the shares issued for employee services were recorded as compensation expense at the date of issuance.

  Of the cash investments made during 1996, the Predecessor Company issued 83,333 shares to an investment company for $500,000. Under the terms of this investment agreement, the Predecessor Company was required to first offer any additional capital financing terms to this investor until total capital contributions by this investor exceeded $3.5 million. In the event the investor exercised its rights to purchase additional shares as offered by the Predecessor Company, the Predecessor Company was required to change its legal organization to a C corporation.

  In anticipation of the above mentioned investors' participation in the financing represented by the issuance of the Successor Company's Series A preferred stock (Note 5), the Acquisition described in Note 1 was effected to satisfy the requirement to change to a C corporation.

  In February 1997, the Predecessor Company issued 41,667 shares to an investment company for $250,000.

  Predecessor Company Treasury Stock Transactions

  In February 1997, the Predecessor Company repurchased 11,904 shares outstanding for $71,421 in cash.

  Stock Option Plans

  In February 1996, the Predecessor Company adopted the 1996 Share Incentive Plan (the "Predecessor Plan"). The Predecessor Plan was intended to provide incentives to officers and key employees of the Predecessor Company. At July 15, 1997, the Predecessor Company had options for 20,000 shares outstanding with exercise prices of $5 to $6 per share based on the estimated fair market value at dates of grant. These options were converted pro rata into options, with identical terms, on the Company's common stock.

  In July 1997, the 1997 Management Option Plan (the "1997 Option Plan") was adopted by the Company. The 1997 Option Plan provides for the granting of either incentive stock options or nonqualified stock options to purchase shares of the Company's common stock to officers, directors, and key employees responsible for the direction and management of the Company. The options expire ten years after the date of grant and vest 20% upon the first anniversary of the date of grant and 5% each subsequent quarter measured from the first anniversary of the date of grant. At December 31, 1997 and 1998, 1,004,693 and 3,899,385 shares, respectively, of common stock were reserved for issuance under the 1997 Option Plan.

  Statement of Financial Accounting Standards No. 123

  A summary of the changes in the option plans is as follows:

                                                                        Weighted
                                                             Weighted   Average
                                                              Average   Exercise
                                                              Shares     Price
                                                             ---------  --------
   Balance at inception, February 1996......................       --    $ --
     Granted................................................    25,000    5.40
                                                             ---------
   Balance at December 31, 1996.............................    25,000    5.40
     Forfeited..............................................    (5,000)   5.00
                                                             ---------
   Balance at July 15, 1997.................................    20,000    5.50
                                                             =========


  ------------------------------------------------------------------------

   Conversion of Predecessor Company options................   180,000     .61
     Granted................................................ 1,536,345     .67
                                                             ---------
   Balance at December 31, 1997............................. 1,716,345     .66
     Granted................................................ 1,087,875    1.00
     Forfeited..............................................   (76,500)   1.07
                                                             ---------
   Balance at December 31, 1998............................. 2,727,720     .78
                                                             =========

  The following table summarizes information about the stock options outstanding at December 31, 1998:


                          Number of       Weighted
                           Options         Average     Weighted   Exercisable
                        Outstanding at    Remaining    Average       As of
          Exercise       December 31,    Contractual   Exercise    December
            Price            1998           Life        Price        1998
        -------------   --------------   -----------   --------   -----------
            $.56             90,000      7.25 years     $ .56        48,920
            $.67          1,815,345      8.63 years     $ .67       465,219
            $1.07           822,375      9.81 years     $1.07             0
                          ---------                                 -------
        $.56 to $1.07     2,727,720      8.95 years     $0.78       514,139
                          =========                                 =======

  The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its option plans. The Company has recorded deferred compensation of approximately $2.2 million in 1998 which represents the difference between the exercise prices per option and the fair value of the Company's common stock at the dates of grant. Deferred compensation is amortized over the vesting period of the stock options which is generally five years.

  Had compensation cost for the Company's stock-based compensation plans been determined consistent with SFAS No. 123, the Company's net loss would have been the pro forma amount indicated below. The pro forma net loss is calculated using the Black-Scholes option pricing model, with the following assumptions: risk-free interest rates of 5.28% for 1998, from 5.82% to 6.19% for 1997 and 6.09% to 6.19% for 1996, expected life of six years, dividend yield of 0%, and expected volatility of 0%. The weighted average fair value of options granted during the year ended December 31, 1996, the 5 1/2 months ended December 31, 1997, and the year ended December 31, 1998 was $.33, $.18 and $3.22 per option, respectively. No options were granted during the 6 1/2 months ended July 15, 1997.

                                             6                5
                          Year Ended  1/2 Months Ended 1/2 Months Ended  Year Ended
                         December 31,     July 15,       December 31,   December 31,
                             1996           1997             1997           1998
                         ------------ ---------------- ---------------- ------------
  Net loss, as
   reported.............  $(740,977)     $(410,555)       $(936,776)    $(3,805,460)
  Net loss, pro forma...  $(745,477)     $(416,175)       $(986,499)    $(4,037,679)
  Net loss per common
   share, as reported...                                  $    (.36)    $     (1.44)
  Net loss per common
   share, pro forma.....                                  $    (.37)    $     (1.53)

  Amendment to Certificate of Incorporation

  In September 1998, the Company filed an amended and restated certificate of incorporation (the "Certificate") which, among other things, increased the total number of authorized common stock and preferred stock to 20,594,088 and 3,703,566, respectively. Additionally, the Certificate amended the terms of the existing Series A preferred stock (Note 5) and increased the number of shares of preferred stock designated as Series A to 1,211,140. See Note 10 where further changes to the Company's capital structure subsequent to December 31, 1998 are discussed.

  Stock Split

  In May 1998, the Company's board of directors and the majority stockholders approved a 2-for-1 stock split (the "Split") with respect to each outstanding share of common stock and Series A preferred stock. The Split was effected in the form of a stock dividend that was paid in September 1998. All references to share amounts for the Successor Company have been restated to reflect the Split on a retroactive basis. See note 10 regarding an additional stock split.

5.CONVERTIBLE REDEEMABLE PREFERRED STOCK

  On July 15, 1997, the Company authorized and issued 1,200,140 shares of convertible and mandatorily redeemable preferred stock, designated as Series A, for $5 per share. On September 30, 1998, the Company issued 1,333,200 and 579,613 shares of convertible and mandatorily redeemable preferred stock, designated as Series B and Series B-1, respectively, for $8 per share. These shares are entitled to 4.5 votes per share on all matters upon which common stockholders are entitled to vote, except for the Series B-1 shares which do not have any voting rights. In October 1999, in connection with the second amended and restated stockholders' agreement, certain terms of the Series A, Series B, and Series B-1 preferred stock (the "Preferred Stock") were changed.

  The Series A and Series B and B-1 preferred stock has a redemption price of $5 and $8 per share, respectively, together with accrued and unpaid dividends thereon. Redemption is mandatory beginning October 8, 2005, at which time up to one-third of the outstanding shares may be redeemed on October 8, 2005, October 8, 2006, and October 8, 2007. In the event of any liquidation, dissolution, or winding up of the affairs of the Company, holders of Series B and Series B-1 preferred stock shall be paid the redemption price, plus all accrued dividends, before any payment to other stockholders. In the event of any liquidation, dissolution, or winding up of the affairs of the Company, holders of Series A preferred stock shall be paid the redemption price, plus all accrued dividends, before any payment to other stockholders, exclusive of any payments to be made to holders of Series B and Series B-1 preferred stock. The Preferred Stock is convertible into common stock at the discretion of the holder and automatically converts into common stock upon the completion of an initial public offering of the Company's common stock with proceeds in excess of $50,000,000 and an adjusted per share price of at least $8.44. Under these conversion terms, the Preferred Stock converts 4.5 for 1 into common stock. The holders of the Preferred Stock are entitled to receive dividends, out of the unreserved and unrestricted surplus or net profits of the Company, as declared by the board of directors. No such dividends have been declared as of December 31, 1998.

  The Company is accreting the issuance costs of the Preferred Stock, which is the difference between the redemption price and the face value of the shares, over the period from the date of sale to the initial redemption date. Such amount was $1,920 and $5,737 for the 5 1/2 months ended December 31, 1997 and the year ended December 31, 1998, respectively, and is included in interest expense in the accompanying statements of operations.

6.RELATED-PARTY TRANSACTIONS

  The Predecessor Company received advances totaling $155,697 during 1996 from a company which had the same ownership as the Predecessor Company. In March of 1996, the Predecessor Company was relieved of its obligation to repay these amounts and these advances were recorded as capital contributions.

  A portion of the proceeds from the Predecessor Company's sale of member shares was received from officers, directors, or other parties related to the Predecessor Company. A portion of the cost of the Predecessor Company's purchase of member shares was paid to officers, directors, or other parties related to the Predecessor Company.

  A portion of the proceeds from the Company's sale of Series A, Series B, and Series B-1 preferred stock (Note 5) was received from officers, directors, or other parties related to the Company. The sales were conducted concurrently with and on the same terms as those entered into with unrelated parties.

7.COMMITMENTS AND CONTINGENCIES

  Leases

  The Company is obligated under several operating and capital lease agreements, primarily for office space and equipment. Future annual minimum rental payments under these leases as of December 31, 1998 are as follows:

                                                           Operating  Capital
                                                           ---------- --------
   1999................................................... $  385,178 $283,923
   2000...................................................    396,197  261,784
   2001...................................................    411,123  181,345
   2002...................................................    411,123  109,003
   2003...................................................    404,939   28,186
   Thereafter.............................................    558,058        0
                                                           ---------- --------
                                                           $2,566,618 $864,241
                                                           ==========
   Less amount representing interest and taxes............            $149,023
                                                                      --------
   Present value of future minimum capital lease
    payments..............................................             715,218
   Less current portion...................................             192,635
                                                                      --------
   Long-term portion......................................            $522,583
                                                                      ========

  Rental expense was $35,270 for the year ended December 31, 1996, $22,219 for the 6 1/2 months ended July 15, 1997, $32,685 for the 5 1/2 months ended December 31, 1997, and $159,236 for the year ended December 31, 1998.

  In November 1999, the Company entered into an agreement to lease additional office space for seven years at a minimum of $250,000 (unaudited) per year.

  Commission Obligation

  The Company has entered into license agreements with the owners and/or management companies of several office buildings whereby the Company has the right to provide enhanced, integrated communications services. Under the terms of the agreements, the Company is generally obligated to pay a commission based on the greater of a base fee or a percentage of revenue earned in the related building or development. At December 31, 1998 and September 30, 1999, the Company's minimum obligation under these agreements is $62,500 and $125,000 (unaudited), respectively, per year for the next seven years.

  Purchase Obligation

  At December 31, 1998, the Company has contracted with a communications service provider to purchase a minimum of $50,000 of service per month through September 2000.

  At December 31, 1998, the Company has contracted with a communications service provider to purchase a minimum of $12,000 of service per month through July 15, 2000 and $11,000 per month through August 31, 2002.

  During November 1999, the Company entered into an agreement with a communications service provider to purchase a minimum of $50,000 (unaudited) of service per month for the next two years.

  Line of Credit

  The Company entered into an agreement with Silicon Valley Bank ("Silicon") on September 1, 1998 for a credit line totaling $500,000 bearing interest at Silicon's prime rate plus 1.25%. The total amount was borrowed and subsequently repaid prior to December 31, 1998. The agreement expired on April 22, 1999. Borrowings were secured by a security interest in certain of the Company's assets.

  Employee Benefit Plan

  In 1997, the Company adopted a 401(k) defined contribution plan. Participants may elect to defer 15% of compensation up to a maximum amount determined annually pursuant to Internal Revenue Service regulations.

  Legal Proceedings

  The Company is subject to legal proceedings and claims that arise in the ordinary course of business. There are no pending legal proceedings to which the Company is a party that management believes will have a material adverse effect on the financial position, results of operations, or cash flows of the Company.

8. INCOME TAXES

  On July 15, 1997, the Company recorded a deferred tax liability in the amount of $73,487 which represents the Predecessor Company's tax consequences of temporary differences in reporting items for financial statement and income tax purposes at the time of the Acquisition (Note 1). In accordance with SFAS No. 109, the portion of this deferred tax liability attributable to the ownership interest carried at Predecessor Basis was recognized as income tax expense; the remainder was treated as having been assumed and was included in the net assets acquired.

  The income tax effects of temporary differences between the carrying amount of assets and liabilities in the financial statements and their respective income tax bases, which give rise to deferred tax assets and liabilities, as of December 31 are as follows:

                                                             1997       1998
                                                           --------  ----------
   Deferred income tax assets:
    Net operating loss carryforwards...................... $448,025  $1,737,863
    Allowance for doubtful accounts.......................    3,779      30,218
    Other.................................................    3,800      14,358
                                                           --------  ----------
     Total deferred income tax assets.....................  455,604   1,782,439
   Deferred income tax liabilities:
    Depreciation.......................................... (144,838)   (191,419)
   Valuation allowance.................................... (310,766) (1,591,020)
                                                           --------  ----------
    Net deferred income taxes............................. $    --   $      --
                                                           ========  ==========

  The Company has provided a valuation allowance against its net deferred tax assets, as management has concluded that it is not more likely than not that such assets will be realized. The Company had approximately $4.6 million of federal and state net operating loss carryforwards at December 31, 1998. The net operating loss carryforwards begin to expire in the year 2017 if not previously utilized. Utilization of existing net operating loss carryforwards may be limited in future years if significant ownership changes were to occur.

  The components of the provision for income taxes are as follows:

                                                           5
                                                   1/2 Months Ended  Year Ended
                                                     December 31,    December
                                                         1997        31, 1998
                                                   ---------------- -----------
   Current........................................    $     --      $       --
   Deferred.......................................     (370,018)     (1,280,254)
   Increase in valuation allowance................      310,766       1,280,254
                                                      ---------     -----------
    Total income tax benefit......................    $ (59,252)    $       --
                                                      =========     ===========

  The differences between the federal statutory income tax rate and the Company's effective rate are as follows:

                                               5 1/2 Months Ended  Year Ended
                                                 December 31,     December 31,
                                                     1997             1998
                                              ------------------- ------------
   Federal statutory rate....................         (34)%           (34)%
   State income taxes, net of federal
    benefit..................................          (3)             (4)
   Permanent differences.....................           5               3
   Acquisition of predecessor interest.......           1              --
   Increase in valuation allowance...........          31              35
                                                      ---             ---
   Effective rate............................          -- %            -- %
                                                      ===             ===

9.ACQUISITIONS

  On December 8, 1998, the Company acquired certain assets of MTS Communications, a provider of building-centric communications services in California, for total consideration of $2,574,848 consisting of $1,904,398 in cash and the assumption of certain capital lease obligations with a fair value of $670,450 (the "MTS Acquisition"). The acquisition was accounted for as a purchase and the results of operations of MTS Communications have been included since the date of acquisition in the accompanying statements of operations. The purchase price was allocated as follows:

   Property and equipment........................................... $2,060,000
   Tenant contracts.................................................    430,000
   Cost in excess of net assets acquired............................     84,848
                                                                     ----------
                                                                     $2,574,848
                                                                     ==========

  Prior to the MTS Acquisition, the Company advanced $200,000 to MTS Communications in the form of a secured 8% promissory note to fund working capital requirements of MTS Communications. The note was due March 8, 1999 and was repaid in full.

  As discussed in Note 1, the Company acquired the Predecessor Company on July 15, 1997. The following unaudited pro forma results of operations for the year ended December 31, 1997 and 1998 assumes that the acquisition of the Predecessor Company and the MTS Acquisition occurred on January 1, 1997. The pro forma information is presented for informational purposes only and may not be indicative of the actual results had the acquisition occurred on the assumed date, nor is the information necessarily indicative of future results of operations.

                                                         1997         1998
                                                      -----------  -----------
                                                            (unaudited)
   Revenues.......................................... $ 2,325,428  $ 4,485,236
                                                      ===========  ===========
   Net loss.......................................... $(2,040,315) $(4,189,754)
                                                      ===========  ===========
   Net loss per common share......................... $      (.77) $     (1.58)
                                                      ===========  ===========

10.EVENTS SUBSEQUENT TO YEAR-END (UNAUDITED)

  Changes in Capital Structure

  In October 1999, the Company increased the authorized number of shares of its common stock and preferred stock to 49,023,324 and 7,687,704, respectively. In October 1999, the Company designated an additional
  6,375 shares as Series B preferred stock and designated 3,977,763 shares as Series C preferred stock. In December 1999, the Company increased the authorized number of its common stock and preferred stock to 58,620,758 and 7,920,467, respectively. Additionally, in December 1999, the Company designated an additional 232,763 shares as Series C preferred stock.

  The Series C preferred stock has a redemption price of $19 per share, together with accrued and unpaid dividends thereon. Redemption of the Series C preferred stock is mandatory beginning October 8, 2005, at which time up to one-third of the outstanding shares are to be redeemed on each of the sixth, seventh, and eighth anniversaries of October 8, 1999. In the event of any liquidation, dissolution, or winding up of the affairs of the Company, holders of Series C preferred stock shall be paid the redemption price, plus all accrued dividends, before any payment to other stockholders. The Series C preferred stock is convertible into common stock at the discretion of the holder. The Series C preferred stock automatically converts into common stock upon the completion of an initial public offering of the Company's common stock with proceeds in excess of $50,000,000 and an adjusted per share price of at least $8.44. Under these conversion terms, the Series C preferred stock converts 4.5 for 1 into common stock.

  Sale of Preferred Stock

  In February 1999, the Company sold 6,375 shares of its Series B preferred stock to two employees of the Company for $8 per share for total proceeds of $51,000.

  In October 1999, the Company completed the sale of 2,819,868 shares of its Series C preferred stock to existing and new third party investors for $19 per share for total proceeds of approximately $53.6 million.

  In November 1999 and December 1999, the Company completed the sale of 1,157,895 and 184,211 shares, respectively, of its Series C preferred stock to certain property owners and operators for $19 per share for total proceeds of $25.5 million.

  In accordance with EITF 98-5, the Company will record a charge in the quarter ending December 31, 1999 of approximately $79.1 million to reflect the beneficial conversion features related to the shares of Series C preferred stock.

  Stock Option Grants

  For the period from January 1, 1999 through October 7, 1999, the Company granted 1,620,000 common stock options to employees with an exercise price of $1.78 per share. For the period from October 8, 1999 through December 2, 1999, the Company granted 1,791,000 common stock options to employees with an exercise price of $2.53 per share. For the period from December 3, 1999 through December 31, 1999, the Company granted 90,000 common stock options to employees with exercise prices which will be equal to the initial public offering price.

  During the year ended December 31, 1999, the Company will record deferred compensation expense of approximately $26.3 million for the difference between the exercise prices of options granted to employees and fair market value at the dates of grant. Deferred compensation will be amortized over the applicable vesting period, which is generally five years.

  In December 1999, the Company granted 25,655 options to purchase common stock, with an exercise price of $2.53 per share, to two consultants for prior services. The options vested immediately and the consultants exercised these options prior to December 31, 1999. The Company will record an expense of approximately $300,000 related to this grant.

  Warrants

  In November and December 1999, the Company entered into master license agreements and stock warrant agreements with several property owners and operators. Under the terms of these agreements, the Company issued warrants to purchase up to an aggregate of 11,144,658 shares of the Company's common stock at an exercise price of $4.22 per share. The exact number of shares of common stock underlying the warrants, which is based on the gross leasable area of the building set forth in the master license agreements, will not be determined until the completion of due diligence and the finalization of the building schedules. The Company expects that the actual number of shares underlying these warrants will not be adjusted significantly. The measurement date for valuing the warrants will be the date(s) on which the property owners or operators effectively complete their performance requirements.

  Accounting for License Inducements

  Management estimates that the aggregate amount of license inducements expense related to current license agreements will approximate $150 million and will be amortized over the terms of the applicable license agreements, which are expected to be 10 years. The actual expense related to license inducements may differ from management's estimate depending on the ultimate valuation of the Company's stock and such difference may be material.

  Investment in SiteConnect, Inc.

  In November 1999, the Company signed a binding letter of intent (the "Agreement") to acquire 254,125 shares of common stock, representing less than 20%, of SiteConnect, Inc. ("SiteConnect"), a Seattle-based provider of communications services, for consideration of 281,250 shares of the Company's common stock. The Agreement contains an option for the Company to purchase the remaining outstanding common stock of SiteConnect for approximately $5 million. The option is exercisable at any time prior to the first anniversary of the closing date of the initial investment. The option is payable in common stock of the Company valued at the per share price as sold in the Company's proposed initial public offering.

  Proposed Initial Public Offering

  The Company is in the process of registering shares of its common stock with the Securities and Exchange Commission. There can be no assurance that this offering will be completed.

  2000 Stock Option Plan

  On December 21, 1999, the Company's board of directors adopted the 2000 stock option plan (the "2000 Plan") which was approved subsequently by the stockholders on December 23, 1999. All officers, directors, and key persons are eligible to participate in the plan, subject to the discretion of a committee appointed by the board of directors. The board of directors reserved a combined 11.7 million shares for issuance under the 1997 Plan and the 2000 Plan.

  Shareholder Rights Plan

  In December 1999, the Company approved a stockholder rights plan. This plan entitles the stockholders to rights to acquire additional shares of the Company's common stock when a third party acquires 15% of the Company's common stock or commences or announces its intent to commence a tender offer for at least 15% of the Company's common stock. This plan could delay, deter or prevent a change of control.

  Employee Stock Purchase Plan

  In December 1999, the board of directors and stockholders approved an employee stock purchase plan. Up to 900,000 shares of common stock may be issued under this plan.

  Stock Split

  In January 2000, a committee appointed by the Company's board of directors approved a preliminary 4.5-for-1 stock split with respect to its outstanding common stock. This stock split will be effected in the form of a stock dividend and will be made in connection with the Company's proposed initial public offering. All shares of common stock and per share amounts in the accompanying financial statements have been retroactively adjusted to reflect this split.

  Pro Forma Stockholders' Equity and Loss Per Share

  Simultaneous with the Company's initial public offering and pursuant to the contractual agreements with the preferred stockholders, all shares of the Company's Series A, Series B, Series B-1, and Series C preferred stock will be converted into 14,086,476 shares of common stock. Pro forma stockholders' equity at September 30, 1999 after giving effect to the conversion of the Series A, Series B and Series B-1 preferred stock would be $10,687,324. Had the conversion of the Series A and Series B preferred stock occurred at the of time of the sale of the preferred stock, net loss per share would have been $(.38) for the year ended December 31, 1998 and $(.54) for the nine months ended September 30, 1999.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To MTS Communications Company, Inc.:

   We have audited the accompanying statements of operations of MTS COMMUNICATIONS COMPANY, INC. (a California S Corporation) for the year ended December 31, 1997 and for the period from January 1, 1998 to December 7, 1998 and the related statements of stockholders' equity (deficit) and cash flows. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of MTS Communications Company, Inc. for the year ended December 31, 1997 and for the period from January 1, 1998 to December 7, 1998 in conformity with generally accepted accounting principles.

                                             ARTHUR ANDERSEN LLP

Atlanta, Georgia
November 29, 1999

                        MTS COMMUNICATIONS COMPANY, INC.

                            STATEMENTS OF OPERATIONS

                                                                    January 1,
                                                        Year Ended   1998 to
                                                       December 31,  December
                                                           1997      7, 1998
                                                       ------------ ----------
OPERATING REVENUES....................................  $1,616,026  $1,933,794
                                                        ----------  ----------
OPERATING EXPENSES:
  Cost of services....................................     690,631     756,646
  Selling and marketing...............................     108,703     103,422
  General and administrative..........................   1,127,314     940,769
  Depreciation and amortization.......................     154,187     193,271
                                                        ----------  ----------
    Total operating expenses..........................   2,080,835   1,994,108
                                                        ----------  ----------
    Operating loss....................................    (464,809)    (60,314)
INTEREST EXPENSE, net.................................     (63,785)   (184,813)
                                                        ----------  ----------
NET LOSS..............................................  $ (528,594) $ (245,127)
                                                        ==========  ==========



        The accompanying notes are an integral part of these statements.

                        MTS COMMUNICATIONS COMPANY, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                      Common Stock
                                    ----------------
                                                                      Total
                                                                  Stockholders'
                                                     Accumulated     Equity
                                    Shares   Amount    Deficit      (Deficit)
                                    ------- -------- -----------  -------------
BALANCE, December 31, 1996......... 200,000 $450,000 $  (355,841)  $   94,159
  Transfer of equity interests
   (Note 5)........................       0  264,000           0      264,000
  Net loss.........................       0        0    (528,594)    (528,594)
                                    ------- -------- -----------   ----------
BALANCE, December 31, 1997......... 200,000  714,000    (884,435)    (170,435)
  Net loss.........................       0        0    (245,127)    (245,127)
                                    ------- -------- -----------   ----------
BALANCE, December 7, 1998.......... 200,000 $714,000 $(1,129,562)  $ (415,562)
                                    ======= ======== ===========   ==========




        The accompanying notes are an integral part of these statements.

                        MTS COMMUNICATIONS COMPANY, INC.

                            STATEMENTS OF CASH FLOWS

                                                    Year Ended  January 1, 1998
                                                   December 31, to December 7,
                                                       1997          1998
                                                   ------------ ---------------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss........................................  $(528,594)     $(245,127)
  Adjustments to reconcile net loss to net cash
   provided by (used in) operating activities:
    Depreciation and amortization.................    154,187        193,271
    Amortization of debt discount.................      8,000         88,000
    Noncash compensation expense..................    168,000              0
    Changes in operating assets and liabilities:
      Accounts receivable.........................    (13,682)      (212,440)
      Interest receivable.........................    (16,511)       (17,160)
      Other assets................................    (14,096)        (6,340)
      Accounts payable............................    (27,241)        58,911
      Accrued interest............................     14,383         14,582
      Unearned revenue............................     11,147        (18,089)
      Accrued expenses............................    302,488         49,010
                                                    ---------      ---------
        Total adjustments.........................    586,675        149,745
                                                    ---------      ---------
        Net cash provided by (used in) operating
         activities...............................     58,081       (95,382)
                                                    ---------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.............    (93,161)       (50,266)
  Loans to employees..............................    (44,151)       (20,000)
  Collection on employee loans receivable.........          0         12,000
                                                    ---------      ---------
        Net cash used in investing activities.....   (137,312)       (58,266)
                                                    ---------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on debt and short-term
   borrowings.....................................   (185,959)      (277,206)
  Proceeds from the issuance of debt and short-
   term borrowings................................    395,147        549,228
  Principal payments on capital lease
   obligations....................................   (110,279)      (138,345)
                                                    ---------      ---------
        Net cash provided by financing
         activities...............................     98,909        133,677
                                                    ---------      ---------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS......................................     19,678       (19,971)
CASH AND CASH EQUIVALENTS, beginning of period....        293         19,971
                                                    ---------      ---------
CASH AND CASH EQUIVALENTS, end of period..........  $  19,971      $       0
                                                    =========      =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for interest..........  $  51,914      $  59,852
                                                    =========      =========
  Property and equipment acquired under capital
   lease..........................................  $ 200,031      $ 365,180
                                                    =========      =========
  Property and equipment acquired under issuance
   of note payable................................  $       0      $  85,000
                                                    =========      =========


        The accompanying notes are an integral part of these statements.

                        MTS COMMUNICATIONS COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS

                    For the Year Ended December 31, 1997 and
            for the Period from January 1, 1998 to December 7, 1998

1. NATURE OF BUSINESS

  MTS Communications Company, Inc. ("MTS Communications," or the "Company") provides building-centric communications services in the greater Los Angeles, California, area. The Company was incorporated as an S corporation in California on April 20, 1992. On December 8, 1998, Cypress
  Communications, Inc. acquired certain assets of the Company (Note 6).

2. SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

  The accompanying financial statements are prepared on the accrual basis of accounting.

  Accounting Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual amounts could differ from these estimates.

  Revenue recognition

  Revenues are recognized in the month in which services are provided. Recurring charges for future access services are billed one month in advance and are recorded as unearned revenue until the month the service is provided. Revenues include installation fees. To date, the revenues from installations have not exceeded the related direct costs by a significant amount. All expenses related to services provided are recognized as incurred.

  Cash Equivalents

  The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

  Depreciation expense

  Depreciation is computed using the straight-line method over the estimated useful lives of the assets (three to seven years). Leasehold improvements are depreciated over the lesser of the lease term or the assets' useful lives. Maintenance and repairs are charged to expense as incurred. Gains or losses on disposal of property and equipment are recognized in operations in the year of disposition.

  Income Taxes

  The Company is an S corporation and is treated as a partnership for federal and state income tax purposes. The taxable income or loss of the Company is attributed directly to its shareholders.

                        MTS COMMUNICATIONS COMPANY, INC.

  Accordingly, no provision for any federal or state income taxes has been made in the accompanying statements of operations.

  Sources of Supply

  All of the Company's network components are manufactured by large, recognized telecommunications manufacturers who distribute their products through multiple distribution channels. The Company currently uses only one supplier for many components of its telecommunication systems in order to receive more favorable terms and conditions. If the supplier is unable to meet the Company's needs as it expands its systems infrastructure, then delays and increased costs in the expansion could result while the Company arranged alternative suppliers, which would adversely affect operating results.

3.RELATED-PARTY TRANSACTIONS

  For the year ended December 31, 1997 and the period from January 1, 1998 to December 7, 1998, the Company received advances of $171,147 and $214,228 from several employees and affiliates of the Company to fund working capital requirements. Of these amounts, $118,239 and $212,026 were repaid during the year ended December 31, 1997 and the period from January 1, 1998 to December 7, 1998.

  For the year ended December 31, 1997 and the period from January 1, 1998 to December 7, 1998, the Company made loans of $44,151 and $20,000 to two of the Company's officers. Of these amounts, $12,000 was repaid during the period from January 1, 1998 to December 7, 1998.

4.COMMITMENTS AND CONTINGENCIES

  Leases

  The Company is obligated under several operating and capital lease agreements, primarily for network equipment and office space. Future annual minimum rental payments under these leases as of December 7, 1998 are as follows:

                                                             Operating  Capital
                                                             ---------- --------
      1999.................................................. $  162,881 $228,261
      2000..................................................    169,396  196,549
      2001..................................................    176,172  135,233
      2002..................................................    183,219   94,921
      2003..................................................    190,547   32,976
      Thereafter............................................    147,155        0
                                                             ---------- --------
                                                             $1,029,370 $687,940
                                                             ========== ========

  Rent expense was $148,633 for the year ended December 31, 1997 and $145,037 for the period from January 1, 1998 to December 7, 1998.

                        MTS COMMUNICATIONS COMPANY, INC.

  Legal Proceedings

  The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. In the opinion of management, the amount or ultimate liability with respect to these actions will not materially affect the Company's financial position, cash flows or results of operations.

5. CAPITAL TRANSACTIONS

  On December 15, 1997, the principal stockholder of the Company transferred an aggregate 45,833 shares of the Company's common stock to the Company's other two stockholders in consideration for services provided to MTS Communications. These transactions were accounted for in the accompanying financial statements in accordance with the Securities and Exchange Commission Staff Accounting Bulletin No. 79. The first stockholder received 16,666 shares (or 8% additional equity interest) in consideration for guaranteeing a line of credit on behalf of MTS Communications. The fair value of these shares was recorded as debt issuance costs in the amount of $96,000 related to the line of credit based on the estimated fair value of these shares at the date of issuance. The discount was amortized to interest expense over the term of the line of credit, which was one year. The second stockholder received 29,167 shares (or 14% additional equity interest) in consideration for services to the Company. The estimated fair value of these shares at the date of issuance was recorded as compensation expense in the amount of $168,000 in the accompanying statements of operations for the year ended December 31, 1997.

6.ACQUISITION OF THE COMPANY

  On December 8, 1998, certain assets of the Company were acquired by Cypress Communications, Inc. ("Cypress"), a provider of building-centric communications services, for total consideration of $2,574,848.

7.SUBSEQUENT EVENTS

  In September 1999, an arbitrator ordered MTS Communications to pay approximately $100,000 to a third party for disputed services received by the Company in connection with its acquisition by Cypress. The Company intends to petition the California Superior Court to vacate the arbitration award. The Company has not accrued any liability related to this claim.

                       UNAUDITED PRO FORMA FINANCIAL DATA

   As discussed in Note 9 to the financial statements of Cypress
Communications, Inc. (the "Company"), on December 8, 1998, the Company purchased substantially all of the assets of MTS Communications for total consideration valued at $2,574,848.

   The pro forma adjustments to the statements of operations for the year ended December 31, 1998 reflect the acquisition of MTS Communications as if the acquisition occurred on January 1, 1998.

   The pro forma financial information does not purport to represent what the Company's results of operations would have been if this acquisition would have occurred on January 1, 1998, nor does it purport to indicate the future results of operations of the Company. The pro forma adjustments are based on currently available information and certain assumptions that management believes to be reasonable.

                          CYPRESS COMMUNICATIONS, INC.

                       PRO FORMA STATEMENT OF OPERATIONS

                      For the Year ended December 31, 1998

                                                     Pro Forma
                            Cypress       MTS      Adjustments(a)  Pro Forma
                          -----------  ----------  -------------- -----------
Revenues                  $ 2,417,816  $2,067,420    $     --     $ 4,485,236
Operating Expenses:
  Cost of services.......   1,539,846     890,272          --       2,430,118
  Sales and marketing....   1,470,107     103,422          --       1,573,529
  General and
   administrative........   2,436,221     940,769          --       3,376,990
  Depreciation and
   amortization..........     891,788     193,271      139,167      1,224,226
                          -----------  ----------    ---------    -----------
    Total operating
     expenses............   6,337,962   2,127,734      139,167      8,604,863
                          -----------  ----------    ---------    -----------
Operating loss...........  (3,920,146)    (60,314)    (139,167)    (4,119,627)
Interest income
 (expense), net..........     232,279    (184,813)                     47,466
                          -----------  ----------    ---------    -----------
Loss before income
 taxes...................  (3,687,867)   (245,127)    (139,167)    (4,072,161)
Income tax benefit.......         --          --           --             --
                          -----------  ----------    ---------    -----------
Net loss................. $(3,687,867)                            $(4,072,161)
                          ===========                             ===========


Net loss per common
 share:
  Basic and diluted...... $     (1.40)                            $     (1.54)
                          ===========                             ===========
Weighted average number
 of common
 shares outstanding:
  Basic and diluted......   2,636,906                               2,636,906
                          ===========                             ===========

--------
(a) Reflects additional amortization of intangibles related to goodwill of $84,848 and tenant contracts valued at $430,000 recorded in connection with the acquisition of MTS Communications and being amortized over ten years and three years, respectively.

            REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS AS TO SCHEDULES

   After the 4.5 for one stock split of the outstanding shares of common stock discussed in Note 10 to Cypress Communications, Inc.'s financial statements is effected, we expect to be in a position to render the following audit report.

ARTHUR ANDERSEN LLP

Atlanta, Georgia
November 24, 1999

   We have audited, in accordance with generally accepted auditing standards, the financial statements of CYPRESS COMMUNICATIONS, INC. and CYPRESS COMMUNICATIONS, L.L.C. included in this Form S-1 and have issued our report thereon dated November 24, 1999. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules listed in the index are the responsibility of the Companies' management and are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                          CYPRESS COMMUNICATIONS, INC.
                                      AND
                         CYPRESS COMMUNICATIONS, L.L.C

                                   SCHEDULES

   Allowance for Doubtful Accounts:

                                       Beg.   Charged to Writeoffs/   Ending
                                     Balance   expense   Recoveries  Balance
                                     -------- ---------- ---------- ----------
   For the Year Ended December 31,
    1996............................ $      0 $        0    $ 0     $        0
   For the 6 1/2 months ended July
    15, 1997........................ $      0 $        0    $ 0     $        0
   For the 5 1/2 ended December 31,
    1997............................ $      0 $    9,945    $ 0     $    9,945
   For the Year Ended December 31,
    1998............................ $  9,945 $   69,575    $ 0     $   79,520

   Deferred Tax Asset Valuation Allowance:

                                       Beg.   Charged to              Ending
                                     Balance   expense   Reversals   Balance
                                     -------- ---------- ---------- ----------
   For the 5 1/2 ended December 31,
    1997............................ $      0 $  310,766     $0     $  310,766
   For the Year Ended December 31,
    1998............................ $310,766 $1,280,254     $0     $1,591,020

                               INSIDE BACK COVER

[Graphic illustration of the Registrant's In-Building Network]

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Prospective investors may rely only on the information contained in this pro-spectus. Neither Cypress Communications, Inc. nor any underwriter has autho-rized anyone to provide prospective investors with different or additional in-formation. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where such offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this pro-spectus or any sale of these securities.

                             --------------------

                               TABLE OF CONTENTS

                             --------------------

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   6
Use of Proceeds..........................................................  17
Dividend Policy..........................................................  17
Capitalization...........................................................  18
Dilution.................................................................  20
Selected Financial Data..................................................  21
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  23
Business.................................................................  31
Management...............................................................  50
Principal Stockholders...................................................  60
Certain Relationships and Related Transactions...........................  63
Description of Capital Stock.............................................  66
Shares Eligible for Future Sale..........................................  72
Underwriting.............................................................  74
Legal Matters............................................................  77
Experts..................................................................  77
Additional Information...................................................  77
Where You Can Find Additional Information................................  77
Index to Financial Statements............................................ F-1

                               ----------------

Until     , 2000 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                          [CYPRESS LOGO APPEARS HERE]

                               10,000,000 Shares

                                 Common Stock

                                --------------

                                  PROSPECTUS

                                --------------

                           Bear, Stearns & Co. Inc.

                         Donaldson, Lufkin & Jenrette

                              J.C. Bradford & Co.


                                      , 2000

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the estimated expenses payable by us in connection with the offering (excluding underwriting discounts and commissions):

   Nature of Expense                                                   Amount
   -----------------                                                 ----------
   SEC Registration Fee............................................. $   48,576
   NASD Filing Fee..................................................     18,900
   Nasdaq National Market Listing Fee...............................     95,000
   Accounting Fees and Expenses.....................................    550,000
   Legal Fees and Expenses..........................................    900,000
   Director and Officer Insurance Expenses..........................    250,000
   Printing Expenses................................................    300,000
   Blue Sky Qualification Fees and Expenses.........................      7,500
   Transfer Agent's Fee.............................................      5,500
   Miscellaneous....................................................    224,524
     TOTAL.......................................................... $2,400,000
                                                                     ==========

   The amounts set forth above, except for the Securities and Exchange Commission, National Association of Securities Dealers, Inc. and Nasdaq National Market fees, are in each case estimated.

Item 14. Indemnification of Directors and Officers

   In accordance with Section 145 of the Delaware General Corporation Law,
Article VII of our second amended and restated certificate of incorporation provides that no director of Cypress be personally liable to Cypress or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to Cypress or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or
(4) for any transaction from which the director derived an improper personal benefit. In addition, our second amended and restated certificate of incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

   Article V of our amended and restated by-laws provides for indemnification by Cypress of its officers and certain non-officer employees under certain circumstances against expenses, including attorneys fees, judgments, fines and amounts paid in settlement, reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer or employee of Cypress if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Cypress, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful.

   We have also entered into indemnification agreements with each of our directors and certain of our executive officers. These agreements provide that we indemnify each of our directors and such officers to the fullest extent permitted under law and our by-laws, and provide for the advancement of expenses to each director and each such officer. We have also obtained directors and officers insurance against certain liabilities.

** Confidential treatment requested as to these exhibits.

Item 15. Recent Sales of Unregistered Securities

   Since its formation on July 15, 1997, Cypress Communications, Inc. has sold or issued the following securities that were not registered under the Securities Act of 1933, as amended (the "Securities Act"). No underwriters were used in connection with these sales and issuances.

  (1) On July 15, 1997, Cypress issued an aggregate of 2,636,906 shares of common stock to The Centennial Funds, Alta Communications, ITC Services, R. Stanley Allen, Ward C. Bourdeaux, Jr., Michael Moh and Andrew Purinton in connection with a reorganization in consideration for the membership interests of the predecessor company. The sale and issuance of these securities was exempt from registration under the Securities Act pursuant to Section 4(2) thereof, on the basis that the transaction did not involve a public offering.

  (2) On July 15, 1997, Cypress issued an aggregate of 1,200,140 shares of series A preferred stock to The Centennial Funds, Alta Communications,
      R. Stanley Allen, Ward C. Bourdeaux, Jr., John L. Thompson and Mark H. Dunaway for an aggregate consideration of $6,000,700. The sale and issuance of these securities was exempt from registration under the Securities Act pursuant to Section 4(2) thereof, on the basis that the transaction did not involve a public offering.

  (3) On March 9, 1998, Cypress issued 11,000 shares of series A preferred stock to Mark A. Graves for consideration of $55,000. The sale and issuance of these securities was exempt from registration under the Securities Act pursuant to Section 4(2) thereof, on the basis that the transaction did not involve a public offering.

  (4) On September 30, 1998, Cypress issued an aggregate of 1,333,200 shares of series B preferred stock to The Centennial Funds, Alta Communications, Beacon Capital Partners, R. Stanley Allen, Ward C. Bourdeaux, Jr., Mark A. Graves, Michael Moh, John L. Thompson and Andrew Purinton for an aggregate consideration of $10,665,600. The sale and issuance of these securities was exempt from registration under the Securities Act pursuant to Section 4(2) thereof, on the basis that the transaction did not involve a public offering.

  (5) On September 30, 1998, Cypress issued 579,613 shares of series B-1 preferred stock to Beacon Capital Partners for consideration of $4,636,904. The sale and issuance of these securities was exempt from registration under the Securities Act pursuant to Section 4(2) thereof, on the basis that the transaction did not involve a public offering.

  (6) On February 1, 1999, Cypress issued an aggregate of 6,375 shares of series B preferred stock to Barry L. Boniface and George J. Cisler for an aggregate consideration of $51,000. The sale and issuance of these securities was exempt from registration under the Securities Act pursuant to Section 4(2) thereof, on the basis that the transaction did not involve a public offering.

  (7) On October 8, 1999, Cypress issued an aggregate of 2,819,868 shares of series C preferred stock to The Centennial Funds, Alta Communications, Beacon Capital Partners, Nassau

      Capital, Gramercy Communications Partners, Latona Cycom, AEW Partners, Vornado, R. Stanley Allen, Ward C. Bourdeaux, Jr., Mark A. Graves, Barry L. Boniface, Michael Moh and John L. Thompson for an aggregate consideration of $53,577,492. The sale and issuance of these securities was exempt from registration under the Securities Act pursuant to
      Section 4(2) thereof, on the basis that the transaction did not involve a public offering.

  (8) On November 23, 1999, Cypress issued an aggregate of 1,157,895 shares of series C preferred stock to Brookfield International, Boston Properties, Shorenstein and Cornerstone Properties for an aggregate consideration of $22,000,000. The sale and issuance of these securities was exempt from registration under the Securities Act pursuant to
      Section 4(2) thereof, on the basis that the transaction did not involve a public offering.

  (9) On December 2, 1999, Cypress issued 184,211 shares of series C preferred stock to Vornado for consideration of $3,500,000. The sale and issuance of these securities was exempt from registration under the Securities Act pursuant to Section 4(2) thereof, on the basis that the transaction did not involve a public offering.

  (10) On July 15, 1997, Cypress issued stock options to purchase 90,000 shares of common stock to an employee with an exercise price of $.56 per share pursuant to a stock option plan. The sale and issuance of these securities was exempt from registration under the Securities Act pursuant to Rule 701 promulgated thereunder, on the basis that these options were offered and sold pursuant to a written compensatory benefit plan.

  (11) From July 15, 1997 to June 1, 1998, Cypress issued stock options to purchase an aggregate of 1,815,345 shares of common stock to employees with an exercise price of $.67 per share pursuant to stock option plans. The sales and issuances of these securities were exempt from registration under the Securities Act pursuant to Rule 701 promulgated thereunder, on the basis that these options were offered and sold pursuant to a written compensatory benefit plan.

  (12) From October 1, 1998 to October 7, 1999, Cypress issued stock options to purchase an aggregate of 2,518,875 shares of common stock to employees with an exercise price of $1.07 per share pursuant to stock option plans. The sales and issuances of these securities were exempt from registration under the Securities Act pursuant to Rule 701 promulgated thereunder, on the basis that these options were offered and sold pursuant to a written compensatory benefit plan.

  (13) From October 11, 1999 to December 2, 1999, Cypress issued stock options to purchase an aggregate of 1,791,000 shares of common stock to employees with an exercise price of $2.53 per share pursuant to stock option plans. The sales and issuances of these securities were exempt from registration under the Securities Act pursuant to Rule 701 promulgated thereunder, on the basis that these options were offered and sold pursuant to a written compensatory benefit plan.

  (14) On November 23, 1999, Cypress issued warrants to purchase up to an aggregate of 2,745,321 shares of common stock to Aetna Life Insurance Company, AEW Partners III, L.P., Alaska State Pension Investment Board, Brookfield Properties, Inc., McCord Development, Inc., The Milwaukee Employees' Retirement System, Principal Office

      Investors, LLC, Tower Realty Management Corporation and Westbrook Fund III Acquisitions, L.L.C. with an exercise price of $4.22 per share pursuant to stock warrant agreements. The sale and issuance of these securities was exempt from registration under the Securities Act pursuant to Section 4(2) thereof, on the basis that the transaction did not involve a public offering.

  (15) On November 30, 1999, Cypress issued warrants to purchase up to an aggregate of 1,033,229 shares of common stock to Mezzanine Investors Partners, SJ Plaza, LLC, Transwestern Investment Company LLC, TrizecHahn Office Properties, Inc. and 101 Park, LLC with an exercise price of $4.22 per share pursuant to stock warrant agreements. The sale and issuance of these securities was exempt from registration under the Securities Act pursuant to Section 4(2) thereof, on the basis that the transaction did not involve a public offering.

  (16) On December 1, 1999, Cypress issued warrants to purchase up to an aggregate of 4,074,576 shares of common stock to Lend Lease Real Estate Investments, Inc. and Vornado Communications, L.L.C. with an exercise price of $4.22 per share pursuant to stock warrant agreements. The sale and issuance of these securities was exempt from registration under the Securities Act pursuant to Section 4(2) thereof, on the basis that the transaction did not involve a public offering.

  (17) On December 2, 1999, Cypress issued warrants to purchase up to an aggregate of 3,291,536 shares of common stock to Boston Properties Limited Partnership, Cornerstone Properties Limited Partnership, Cousins Properties Incorporated and Shorenstein Company, L.P. with an exercise price of $4.22 per share pursuant to stock warrant agreements. The sale and issuance of these securities was exempt from registration under the Securities Act pursuant to Section 4(2) thereof, on the basis that the transaction did not involve a public offering.

Item 16. Exhibits and Financial Statement Schedules

   (a)  Exhibits

       1.1  Form of Underwriting Agreement.
     **3.1  Amended and Restated Certificate of Incorporation.
     **3.2  First Certificate of Amendment to the Amended and Restated
            Certificate of Incorporation.
     **3.3  Second Certificate of Amendment to the Amended and Restated
            Certificate of Incorporation.
     **3.4  Third Certificate of Amendment to the Amended and Restated
            Certificate of Incorporation.
     **3.5  Fourth Certificate of Amendment to the Amended and Restated
            Certificate of Incorporation.
       3.6  Form of Fifth Certificate of Amendment to the Amended and Restated
            Certificate of Incorporation.
       3.7  Form of Second Amended and Restated Certificate of Incorporation.
       3.8  Form of Amended and Restated Bylaws.
       4.1 Specimen certificate for shares of common stock, $.001 par value per share.
     **4.2  Form of Shareholder Rights Agreement.
       5.1 Opinion of Goodwin, Procter & Hoar llp as to the legality of the securities being offered.
    **10.1  1997 Management Option Plan.
    **10.2  Form of 2000 Stock Option and Incentive Plan.
    **10.3  Form of Employee Stock Purchase Plan.
    **10.4  Third Amended and Restated Stockholders Agreement.
    **10.5  First Amendment to the Third Amended and Restated Stockholders
            Agreement.
    **10.6  Second Amendment to the Third Amended and Restated Stockholders
            Agreement.
      10.7  Form of Master Communications License Transaction Agreement.
      10.8  Form of Stock Warrant Agreement.
    **10.9  Series A Preferred Stock Purchase Agreement, by and among Cypress
            Communications, Inc. and the purchasers thereto, dated as of July
            15, 1997.
    **10.10 Series B and B-1 Preferred Stock Purchase Agreement, by and among
            Cypress Communications, Inc. and the purchasers thereto, dated as of September 30, 1998.
    **10.11 Series C and C-1 Preferred Stock Purchase Agreement, by and among
            Cypress Communications, Inc. and the purchasers thereto, dated as of October 8, 1999.
    **10.12 Series C Preferred Stock Purchase Agreement, by and among Cypress
            Communications, Inc. and the purchasers thereto, dated as of November 23, 1999.
    **10.13 Series C Preferred Stock Purchase Agreement, by and among Cypress
            Communications, Inc. and the purchasers thereto, dated as of December 1, 1999.
    **10.14 Series C Preferred Stock Purchase Agreement, by and among Cypress
            Communications, Inc. and the purchasers thereto, dated as of December 2, 1999.
    **10.15 Binding Summary of Terms of Stock Purchase Agreement, by and among
            Cypress Communications, Inc., SiteConnect, Inc. and the shareholders of SiteConnect, Inc., and the amendments thereto.
      10.16 Form of Indemnification Agreement.
      10.17 Form of Executive Officer Severance Plan.
      23.1 Consent of Goodwin, Procter & Hoar llp (included in Exhibit 5.1 hereto).
      23.2  Consent of Arthur Andersen LLP.
    **24.1 Powers of Attorney (contained on the signature page to this registration statement).
    **27.1  Financial Data Schedule.

  --------
  * To be filed by amendment to this registration statement.
  ** Previously filed.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, Georgia, on February 4, 2000.

                                          CYPRESS COMMUNICATIONS, INC.

                                          By: /s/ R. Stanley Allen
                                            -----------------------------------
                                               R. Stanley Allen
                                            Chief Executive Officer


   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


              Signature                         Title                Date

        /s/ R. Stanley Allen            Chief Executive       February 4, 2000
-------------------------------------    Officer and
          R. Stanley Allen               Director (Principal
                                         Executive Officer)

                  *                     President, Chief      February 4, 2000
-------------------------------------    Operating Officer
           Mark A. Graves                and Secretary

                  *                     Executive Vice        February 4, 2000
-------------------------------------    President and
       Ward C. Bourdeaux, Jr.            Director

                  *                     Chief Financial       February 4, 2000
-------------------------------------    Officer (Principal
          Barry L. Boniface              Financial and
                                         Accounting Officer)

                  *                     Director              February 4, 2000
-------------------------------------
           William P. Egan

                  *                     Director              February 4, 2000
-------------------------------------
         Laurence Grafstein

                  *                     Director              February 4, 2000
-------------------------------------
           Randall A. Hack

                  *                     Director              February 4, 2000
-------------------------------------
           John C. Halsted

                  *                     Director              February 4, 2000
-------------------------------------
          Jeffrey H. Schutz

               *                        Director              February 4, 2000
-------------------------------------
            P. Eric Yopes

        /s/ R. Stanley Allen
*By: ________________________________
          R. Stanley Allen
          Attorney-in-Fact

                                 EXHIBIT INDEX

       1.1  Form of Underwriting Agreement.
     **3.1  Amended and Restated Certificate of Incorporation.
     **3.2  First Certificate of Amendment to the Amended and Restated
            Certificate of Incorporation.
     **3.3  Second Certificate of Amendment to the Amended and Restated
            Certificate of Incorporation.
     **3.4  Third Certificate of Amendment to the Amended and Restated
            Certificate of Incorporation.
     **3.5  Fourth Certificate of Amendment to the Amended and Restated
            Certificate of Incorporation.
       3.6  Form of Fifth Certificate of Amendment to the Amended and Restated
            Certificate of Incorporation.
       3.7  Form of Second Amended and Restated Certificate of Incorporation.
       3.8  Form of Amended and Restated Bylaws.
       4.1 Specimen certificate for shares of common stock, $.001 par value per share.
     **4.2  Form of Shareholder Rights Agreement.
       5.1 Opinion of Goodwin, Procter & Hoar llp as to the legality of the securities being offered.
    **10.1  1997 Management Option Plan.
    **10.2  Form of 2000 Stock Option and Incentive Plan.
    **10.3  Form of Employee Stock Purchase Plan.
    **10.4  Third Amended and Restated Stockholders Agreement.
    **10.5  First Amendment to the Third Amended and Restated Stockholders
            Agreement.
    **10.6  Second Amendment to the Third Amended and Restated Stockholders
            Agreement.
      10.7  Form of Master Communications License Transaction Agreement.
      10.8  Form of Stock Warrant Agreement.
    **10.9  Series A Preferred Stock Purchase Agreement, by and among Cypress
            Communications, Inc. and the purchasers thereto, dated as of July
            15, 1997.
    **10.10 Series B and B-1 Preferred Stock Purchase Agreement, by and among
            Cypress Communications, Inc. and the purchasers thereto, dated as of September 30, 1998.
    **10.11 Series C and C-1 Preferred Stock Purchase Agreement, by and among
            Cypress Communications, Inc. and the purchasers thereto, dated as of October 8, 1999.
    **10.12 Series C Preferred Stock Purchase Agreement, by and among Cypress
            Communications, Inc. and the purchasers thereto, dated as of November 23, 1999.
    **10.13 Series C Preferred Stock Purchase Agreement, by and among Cypress
            Communications, Inc. and the purchasers thereto, dated as of December 1, 1999.
    **10.14 Series C Preferred Stock Purchase Agreement, by and among Cypress
            Communications, Inc. and the purchasers thereto, dated as of December 2, 1999.
    **10.15 Binding Summary of Terms of Stock Purchase Agreement, by and among
            Cypress Communications, Inc., SiteConnect, Inc. and the shareholders of SiteConnect, Inc., and the amendments thereto.
      10.16 Form of Indemnification Agreement.
      10.17 Form of Executive Officer Severance Plan.
      23.1 Consent of Goodwin, Procter & Hoar llp (included in Exhibit 5.1 hereto).
      23.2  Consent of Arthur Andersen LLP.
    **24.1 Powers of Attorney (contained on the signature page to this registration statement).
    **27.1  Financial Data Schedule.

  --------
  * To be filed by amendment to this registration statement.
  ** Previously filed.